As filed with the Securities and Exchange Commission on March 23, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FelCor Lodging Limited Partnership
FelCor Lodging Trust Incorporated
FelCor/CSS Holdings, L.P.
FelCor/St. Paul Holdings, L.P.
FelCor Canada Co.
FelCor Hotel Asset Company, L.L.C.
FelCor Lodging Company, L.L.C.
FelCor Lodging Holding Company, L.L.C.
FelCor Omaha Hotel Company, L.L.C.
FelCor Pennsylvania Company, L.L.C.
FelCor TRS Borrower 1, L.P.
FelCor TRS Borrower 4, L.L.C.
FelCor TRS Guarantor, L.P.
FelCor TRS Holdings, L.P.
FHAC Texas Holdings, L.P.
Myrtle Beach Hotels, L.L.C.
(Exact name of co-registrant as specified in its charter)

Delaware	7011	75-2564994
Maryland	(Primary Standard Industrial	72-2541756
Delaware	Classification Code Number)	75-2620463
Delaware		75-2624292
Nova Scotia, Canada		75-2773637
Delaware		75-2770156
Delaware		75-2773626
Delaware		75-2773621
Delaware		75-2769826
Delaware		75-2769827
Delaware		20-3526128
Delaware		20-3900525
Delaware		20-3526186
Delaware		75-2916176
Texas		75-2797670
Delaware		04-3699821
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)

Jonathan H. Yellen, Esq.
Executive Vice President and General Counsel
545 E. John Carpenter Frwy., Suite 1300	545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062	Irving, Texas 75062
(972) 444-4900	(972) 444-4900
(Address, including zip code and telephone number,	(Name, address, including zip code, and telephone number,
including area code, of registrant’s principal	including area code, of agent for service)
executive offices)

Copies to:
Robert W. Dockery, Esq.
Jenkens & Gilchrist,
a Professional Corporation
1445 Ross Avenue, Suite 3700
Dallas, Texas 75202
(214) 855-4500
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount Being	Offering Price	Aggregate Offering	Amount of
Securities Being Registered	Registered	Per Unit	Price(1)	Registration Fee
Senior Secured Floating Rate Notes Due 2011	$215,000,000	100%	$215,000,000	$6,600.50
Guarantees of Senior Notes(2)	$215,000,000	100%	$215,000,000	(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933.

(2)	The following co-registrants have each guaranteed the Notes issued by FelCor Lodging Limited Partnership that are being registered hereby: FelCor Lodging Trust Incorporated, FelCor/CSS Holdings, L.P., FelCor Hotel Asset Company, L.L.C., FelCor Pennsylvania Company, L.L.C., FelCor Lodging Holding Company, L.L.C., FHAC Texas Holdings, L.P., FelCor Canada Co., FelCor Omaha Hotel Company, L.L.C., FelCor TRS Holdings, L.P., Myrtle Beach Hotels, L.L.C., FelCor TRS Borrower 1, L.P., FelCor TRS Guarantor, L.P., FelCor Lodging Company, L.L.C., FelCor TRS Borrower 4, L.L.C., FelCor/St. Paul Holdings, L.P.

(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable with respect to the guarantees of the Notes being registered.

FelCor Lodging Limited Partnership
Offer to Exchange
All Outstanding Senior Secured Floating Rate Notes Due 2011
($215,000,000 Aggregate Principal Amount Outstanding)
For Registered Senior Secured Floating Rate Notes due 2011
We are offering to exchange all $215 million aggregate principal amount of our outstanding Senior Secured Floating Rate Notes due 2011, or old notes, for $215 million aggregate principal amount of our registered Senior Secured Floating Rate Notes due 2011, or new notes. The old notes and new notes are collectively referred to as the notes. The old notes were issued on October 31, 2006. The terms of the new notes are identical to the terms of the old notes, except that the new notes are registered under the Securities Act of 1933 and, therefore, are freely transferable, subject to certain conditions.
You should consider the following:
•	Investing in the notes involves material risks. See “Risk Factors” beginning on page 15 of this prospectus.

•	Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on [___], 2007, unless we extend the offer.

•	You should also carefully review the procedures for tendering the old notes beginning on page 30 of this prospectus.

•	If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

•	No public market currently exists for the notes. We do not intend to list the new notes on any securities exchange and, therefore, no active public market for them is anticipated.
Information about the notes:
•	The notes will mature on December 1, 2011.

•	We will pay interest on the notes semi-annually on June 1 and December 1 of each year, commencing on June 1, 2007, at the rate per year equal to six-month LIBOR (as defined in the notes), plus 1.875%. Interest on the new notes will be reset semi-annually.

•	We may redeem the notes on or after December 1, 2007, at certain rates set forth on page 54 of this prospectus.

•	We also have the option on or prior to December 1, 2009, to redeem up to 35% of the original aggregate principal amount of the notes with the net proceeds of certain equity offerings.

•	The new notes will be our senior obligations and will rank equally with our other existing and future senior debt, including $300 million of our existing senior notes and line of credit outstanding as of December 31, 2006, senior to any future subordinated debt and effectively subordinated to $855 million of our mortgage and capitalized lease debt, to the extent of the value of the underlying assets. The notes will be structurally subordinated and effectively rank junior to any liabilities of our subsidiaries that do not guarantee the notes.

•	The notes are fully and unconditionally guaranteed on an unsecured senior basis, jointly and severally, by FelCor Lodging Trust Incorporated and by certain of our and its subsidiaries. The guarantees will be senior unsecured obligations of each guarantor and will rank equally with their other existing and future senior unsecured debt, including guarantees of our existing senior notes and our line of credit, senior to their future subordinated debt and effectively subordinated to any of their debt that is secured by their assets, to the extent of the value of the assets pledged as security.

•	The notes will be secured by a pledge of the limited partner interests in FelCor LP owned directly or indirectly by FelCor. The notes will not be secured by any other assets of FelCor LP or FelCor, including FelCor’s general partner interest in FelCor LP. These limited partner interests have also been pledged to secure, on an equal and ratable basis, our existing senior notes and our line of credit facility, and may secure other indebtedness ranking equal in right of payment with the notes that we may incur in the future.

•	If we undergo a change of control or sell certain of our assets, we may be required to offer to purchase the notes from you.
Each broker-dealer that receives the new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for the old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or trading activities. We have agreed that, for a period of 180 days after the expiration date of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.” Broker-dealers who acquired old notes directly from us and not as a result of market-making activities or other trading activities may not participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell the old notes, unless an applicable exemption is available.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March [__], 2007.

     We obtained market data and certain other industry data and forecasts used throughout this prospectus from internal analysis and market research, publicly available information and industry publications.
     Industry publications generally state that they obtain their information from sources they believe to be reliable, but they do not guarantee the accuracy and completeness of such information. Similarly, while we believe that the internal analysis and market research, industry data and forecasts are reliable, we have not independently verified such data, and neither we nor the initial purchaser make any representation as to the accuracy of such information.

     This prospectus contains registered trademarks owned or licensed by companies other than us, including but not limited to Candlewood Suites®, Conrad®, Crowne Plaza®, Disneyland®, Doubletree®, Doubletree Guest Suites®, Embassy Suites Hotels®, Four Points® by Sheraton, Hampton Inn®, Hilton®, Hilton Garden Inn®, Hilton Suites®, Holiday Inn®, Holiday Inn & Suites®, Holiday Inn Express®, Holiday Inn Express & Suites®, Holiday Inn Select®, Homewood Suites® by Hilton, Hotel Indigo®, InterContinental®, Priority Club®, Le Méridien®, Sheraton®, Sheraton Suites®, St. Regis®, Staybridge Suites®, The Luxury Collection®, W Hotels®, Walt Disney World® and Westin®.

FORWARD-LOOKING STATEMENTS
     The information contained in this prospectus and the documents incorporated by reference in this prospectus include forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “anticipates,” “may,” “will,” “should,” “seeks,” or other variations of these terms (including their use in the negative), or by discussions of strategies, plans or intentions. A number of factors could cause results to differ materially from those anticipated by these forward-looking statements. Among these factors are:
•	general economic and lodging industry conditions, including the anticipated continued economic growth, the realization of anticipated job growth, the impact of U.S. military involvement in the Middle East and elsewhere, future acts of terrorism, potential outbreak of pandemic diseases affecting the travel industry, the impact of high fuel costs, increased security precautions, and/or the bankruptcy of additional major air carriers may have on our revenues and receivables;

•	our overall debt levels and our ability to obtain new financing and service debt;

•	our inability to retain earnings;

•	our liquidity and capital expenditures;

•	our growth strategy and acquisition activities;

•	our inability to sell the hotels currently marketed for sale at anticipated prices; and

•	competitive conditions in the lodging industry.
In addition, these forward-looking statements are necessarily dependent upon assumptions and estimates that may prove to be incorrect. Accordingly, while we believe that the plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. The information contained in this prospectus, including “Risk Factors,” and in the other documents incorporated by referenced in this prospectus identifies important factors that could cause these differences.
WHERE YOU CAN FIND MORE INFORMATION
     Both FelCor and FelCor LP file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. FelCor’s SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of FelCor’s public filings at the New York Stock Exchange, you should call (212) 656-5060.
     We “incorporate by reference” into this prospectus the information that FelCor and FelCor LP file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. FelCor and/or FelCor LP have filed the following documents with the SEC that are incorporated by reference in this prospectus:
     (1) Annual Report on Form 10-K for the fiscal year ended December 31, 2006;
     (2) Current Report on Form 8-K filed January 5, 2007;
     (3) Current Report on Form 8-K filed February 6, 2007;
     (4) Current Report on Form 8-K filed February 22, 2007*;
     (5) Current Report on Form 8-K filed March 5, 2007; and

i

     (6) all documents subsequently filed by either FelCor or FelCor LP with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, prior to the termination of this offering.
     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address: FelCor Lodging Trust Incorporated, 545 East John Carpenter Freeway, Suite 1300, Irving, Texas 75062, Attention: Investor Relations, telephone (972) 444-4900, or by e-mail at information@felcor.com.

*	This report was furnished to the SEC under Item 2.02, Results of Operations and Financial Condition. Pursuant to General Instruction B(2) and B(6) of Form 8-K, this report submitted under Item 2.02 is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and is not subject to the liabilities of that section. We are not incorporating by reference in this prospectus this report for purposes of Section 18 of the Exchange Act, and we will not incorporate by reference those portions of any future reports filed on Form 8-K into any filing under the Securities Act or the Exchange Act, or into this prospectus, that are not deemed to be “filed” for purposes of Section 18 of the Exchange Act.

ii

SUMMARY
     You should read the following summary together with the more detailed information regarding our company, the notes, the exchange offer, and the financial statements and notes thereto appearing elsewhere in this prospectus or incorporated herein by reference. Unless the context otherwise indicates, the words “we,” “our,” “ours,” “us” and the “Company” refer to FelCor Lodging Trust Incorporated, or FelCor, FelCor Lodging Limited Partnership, or FelCor LP, and their respective subsidiaries, collectively.
FelCor and FelCor LP
     FelCor Lodging Trust Incorporated, or FelCor, is a Maryland corporation operating as a real estate investment trust, or REIT. We are the sole general partner of, and the owner of a greater than 97% partnership interest in, FelCor Lodging Limited Partnership, or FelCor LP, through which we held ownership interests in 99 hotels with approximately 28,000 rooms and suites at December 31, 2006. All of our operations are conducted solely through FelCor LP, which is the issuer of the notes, or its subsidiaries.
     At December 31, 2006, we owned a 100% interest in 72 hotels, a 90% or greater interest in entities owning five hotels, a 75% interest in an entity owning one hotel, a 60% interest in an entity owning two hotels and a 50% interest in entities owning 19 hotels. As the result of our ownership interests in the operating lessees of 94 of these hotels, we include their operating revenues and expenses in our consolidated statements of operations. The operations of 83 of these consolidated hotels were included in continuing operations at December 31, 2006, and 11 hotels were designated as held for sale and included in discontinued operations. The operating revenues and expenses of the remaining five hotels were reported on the equity method, four hotels were operated by 50% owned lessees and one hotel, in which we had a 50% ownership interest, was operated without a lease.
     Our principal and executive offices are located at 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062 and our telephone number is (972) 444-4900, and our website is www.felcor.com.
The Properties
     The following table includes descriptive information about the 83 consolidated hotel properties included in continuing operations as of December 31, 2006:

Number of
Properties
Hilton Brands:
Embassy Suites Hotels	47
Doubletree and Doubletree Guest Suites	7
Hilton and Hilton Suites	2
InterContinental Hotels Brands:
Holiday Inn-branded	17
Crowne Plaza	1
Starwood Brands:
Sheraton and Sheraton Suites	8
Westin	1

Total Hotels	83

Business Strategy
     Our long-term strategic plan is to own a diversified portfolio of upscale, full service hotels flagged under leading brands, increase shareholder value and increase return on invested capital by maximizing the use of our real estate and enhancing cash flow. We continually examine our portfolio to address issues of market supply and concentration of risk. In order to achieve our strategic objectives, we have identified four goals:
▪	Portfolio Repositioning, which includes the selling of non-strategic hotels;

▪	Debt Reduction, which includes reducing the amount and cost of our debt and increasing our financial flexibility;

▪	Internal Growth, which includes a comprehensive renovation of our portfolio of core hotels, exploring redevelopment opportunities and modifying our asset management approach; and

▪	External Growth, which includes considering hotel acquisitions that will improve the overall quality of our portfolio.
     See “Business and Properties – Business Strategy.”
Strategic Relationships
     We benefit from our brand-owner and manager alliances with Hilton Hotels Corporation (Embassy Suites Hotels, Hilton and Doubletree), InterContinental Hotels Group PLC (Holiday Inn) and Starwood Hotels & Resorts Worldwide, Inc. (Sheraton and Westin). These relationships enable us to work effectively with our managers to maximize Hotel EBITDA margins and operating cash flow from our hotels. See “Business and Properties – Strategic Relationships.”
Recent Capital Transactions
     In 2007, through March 22, 2007, we sold three non-strategic hotels for gross proceeds of $65 million leaving eight non-strategic hotels. We have hard contracts of sale on three of these hotels and the remainder are under contract subject to the buyer’s due diligence.
The Exchange Offer
     On October 31, 2006, we completed a private offering of $215 million principal amount of our senior secured floating rate notes due 2011, or the old notes. We entered into a registration rights agreement with the initial purchaser in the private offering of the old notes in which we agreed, among other things, to deliver to you this prospectus and to complete this exchange offer within 180 days following October 31, 2006. You are entitled to exchange in this exchange offer the old notes that you hold for registered new notes with substantially identical terms. If this exchange offer is not completed on or prior to April 29, 2007, then the annual interest rate on the old notes will increase by 0.5% until it is completed or, under certain circumstances, until a resale registration statement with respect to the old notes is declared effective by the SEC. You should read the discussion under the headings “— Description of New Notes” and “Description of the Notes and Guarantees” for further information regarding the new notes.
     The following summarizes the terms of the exchange offer. You should read the discussion under the heading “The Exchange Offer” for further information regarding this exchange offer and resale of the new notes.

Securities to be Exchanged	On October 31, 2006, we issued $215 million principal amount of old notes to the initial purchaser in transactions exempt from the registration requirements of the Securities Act. The terms of the new notes and the old notes are substantially identical in all material respects, except that the new notes will be freely transferable by the holders, except as otherwise provided in this prospectus. The new notes will bear a different CUSIP number from the old notes. See “Description of the Notes and Guarantees.”

The Exchange Offer	We will exchange new notes for old notes, in an equal principal amount and in minimum increments of $1,000. As of the date of this prospectus, old notes representing $215 million aggregate principal amount are outstanding.

By tendering old notes in the exchange offer, you will represent to us that, among other things:

• the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person or entity receiving the new notes;

• neither you nor any person or entity receiving the related new notes is engaging in, or intends to engage in, a distribution of the new notes;

• neither you nor any person or entity receiving the related new notes has an arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•     neither you nor any person or entity receiving the related new notes is an “affiliate,” as defined under Rule 405 promulgated under the Securities Act, of FelCor LP, FelCor or any of the subsidiary guarantors; and

• you are not acting on behalf of any person who could not truthfully make those statements.

We will accept for exchange any and all old notes that are properly tendered, and not withdrawn, in the exchange offer prior to the expiration date. The new notes will be delivered promptly following the expiration date. See “The Exchange Offer — Terms of the Exchange Offer.”

Transferability of New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to certain third parties unrelated to us, we believe that new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by their holders, other than any holder that is an “affiliate” of FelCor LP, FelCor or certain of their subsidiaries within the meaning of Rule 405 under the Securities Act or a broker-dealer who purchased old notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act, without compliance with the registration and prospectus delivery requirements of the Securities Act, if the new notes are acquired in the ordinary course of the holders’ business and the holders have no arrangement with any person to engage in a distribution of new notes.

The SEC, however, has not considered this exchange offer through a no-action letter, and we cannot be sure that the staff of the SEC would make a similar determination with respect to this exchange offer. Furthermore, each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage or participate in, a distribution of new notes. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of such new notes. Broker-dealers who acquired old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in order to resell the old notes, unless an exemption is available.

Registration Rights Agreement	FelCor LP sold the old notes on October 31, 2006 in a private placement in reliance on Section 4(2) of the Securities Act. The old notes were immediately resold by the initial purchaser in reliance on Rule 144A under the Securities Act. In connection with the sale, we entered into a registration rights agreement with the initial purchaser requiring us to make the exchange offer. See “The Exchange Offer — Purpose and Effect.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on [___, 2007], or a later date and time if we extend it.

Withdrawal	Old notes tendered by you pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any old notes not accepted for exchange for any reason will be returned to you, without expense, promptly after the expiration or termination of the exchange offer.

Interest on the New Notes and the Old Notes	Interest on the old notes and the new notes will accrue from October 31, 2006.

Conditions of the Exchange Offer	The exchange offer is subject to certain customary conditions, including the offer’s compliance with applicable laws, rules, regulations and the orders of any court or regulatory authority. See “The Exchange Offer — Conditions of the Exchange Offer.”

Procedures for Tendering Old Notes	All of the old notes are currently held through The Depository Trust company, or DTC. A holder who wishes to tender old notes in the exchange offer must transmit to the exchange agent an agent’s message, transmitted by a book-entry transfer at the DTC, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the old notes into the exchange agent’s account at the DTC, under the procedures for book-entry transfers described in “The Exchange Offer—Procedures for Tendering Old Notes.”

Old notes must be tendered by electronic transmission of acceptance through DTC’s Automated Tender Offer Program, which we refer to as ATOP, procedures for transfer. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities. See “The Exchange Offer—Terms of the Exchange Offer.”

Exchange Agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer.

Federal Income Tax Considerations	We believe that the exchange of old notes for new notes pursuant to the exchange offer will not constitute a sale or an exchange for federal income tax purposes. See “United States Federal Income Tax Considerations.”

Effect of Not Tendering	Old notes that are not exchanged for new notes pursuant to the exchange offer continue to be subject to the existing restrictions upon transfer. We will have no further obligation to provide for the registration of the old notes under the Securities Act.

Description of New Notes

Issuer	FelCor Lodging Limited Partnership.

Securities Offered	$215 million aggregate principal amount of our senior secured floating rate notes due 2011.

Maturity	December 1, 2011.

Interest Rate	The new notes will bear interest at a rate per year equal to six-month LIBOR (as defined in the notes), plus 1.875%. Interest on the notes will be reset semiannually.

Interest Payment Dates	Interest will be payable in cash on June 1 and December 1, beginning on June 1, 2007.

Optional Redemption	We cannot redeem the new notes until December 1, 2007, except as described below in connection with certain equity offerings. At any time on or after December 1, 2007, we may redeem some or all of the new notes at the following redemption prices (expressed as a percentage of principal amount) if redeemed during the 12-month period commencing December 1 of the years indicated below, in each case plus accrued and unpaid interest, if any, to the redemption date:

Year	Redemption Price
2007	101%
2008 and thereafter	100%

Optional Redemption After Equity Offerings	At any time on or prior to December 1, 2009, we may elect to redeem up to 35% of the outstanding notes, including new notes, with funds that we raise in one or more equity offerings, as long as:

• we pay 100% of the face amount of the notes redeemed plus the then applicable interest rate on the notes, together with accrued and unpaid interest, if any, to the redemption date;

• we redeem the notes within 90 days of completing the equity offering; and

• at least 65% of the aggregate principal amount of the notes remain outstanding afterwards.

Change of Control	Upon a change of control, we will be required to make an offer to repurchase the notes not previously called for redemption at 101% of the principal amount plus accrued and unpaid interest to the repurchase date. At the time of any change of control, we may not have available, or be able to raise, sufficient funds to effect the repurchase.

Guarantees	The new notes will be unconditionally guaranteed on an unsecured senior basis, jointly and severally, by FelCor and by each of our subsidiaries that guarantees any of our other senior debt.

Security	The notes will be secured by a pledge of the limited partner interests in FelCor LP owned directly or indirectly by FelCor. The notes will not be secured by any other assets of FelCor LP or FelCor, including FelCor’s general partner interest in FelCor LP. These limited partner interests have also been pledged to secure, on an equal and ratable basis, our existing senior notes and our line of credit facility, and may secure other indebtedness ranking equal in right of payment with the notes that we may incur in the future. FelCor and FelCor LP will be prohibited from pledging or permitting to be pledged its general partner interest in FelCor LP or any equity interests in FelCor LP’s subsidiary guarantors. In addition, FelCor will grant the collateral agent for the pledged interests an option to purchase, on behalf of the holders of the notes and the holders of the other debt secured by the pledged interests, the general partner interest in FelCor LP owned by FelCor for an exercise price of $1.00. The option will be exercisable only if there is an event of default under the notes that results in the foreclosure on the limited partner interests that secure the notes.

Ranking	The new notes will be our senior obligations. As to right to payments, the new notes will rank equally with our aggregate $300 million of existing senior notes and line of credit outstanding as of December 31, 2006, and any future senior debt. The new notes will be senior to any future subordinated debt and effectively subordinated to any of our debt that is secured by mortgaged assets, to the extent of the value of the mortgaged assets. The new notes will be structurally subordinated and effectively rank junior to any liabilities of our subsidiaries that do not guarantee the notes. The guarantees of the new notes will be senior unsecured obligations of each guarantor and will rank equally with the other existing and future senior unsecured debt of each guarantor, including their guarantees of our existing senior notes, senior to their future subordinated debt and effectively subordinated to any of their debt that is secured by their assets, to the extent of the value of the assets pledged as security. As of December 31, 2006, we and our consolidated subsidiaries had approximately $855 million of mortgage and capitalized lease debt that was effectively senior to the notes to the extent of the value of the underlying assets. The new notes will not be secured by the assets securing that debt. As of December 31, 2006, our non-guarantor subsidiaries had no other unsecured debt.

Covenants	The indenture governing the old notes and the new notes restricts our ability and the ability of our restricted subsidiaries to:

• incur additional debt if our consolidated debt exceeds 60% of our adjusted total assets, or if our interest coverage ratio, computed in accordance with the indenture, would exceed 2.0 to 1;

• incur additional secured debt and subsidiary debt if our consolidated subsidiary debt and secured debt exceeds 45% of our adjusted total returns;

• make certain distributions, investments and other restricted payments;

• limit the ability of restricted subsidiaries to make payments to us;

• issue or sell stock of restricted subsidiaries;

• enter into transactions with affiliates;

• create liens, including, but not limited to, pledges on the equity interests in our subsidiary guarantors;

•     sell assets, except for sales of assets in the ordinary course of our business, sales of assets valued at less than $1 million, and sales of assets for at least their fair market value, where the net cash proceeds are applied to reinvest in other property or to permanently reduce our debt;

• enter into certain sale-leaseback transactions; and

• with respect to FelCor LP and FelCor, consolidate, merge or sell all or substantially all of their assets.

We are not currently prohibited from borrowing additional funds by reason of the covenants restricting our ability to incur debt. Furthermore, notwithstanding these limitations, we may be able to borrow up to the greater of $125 million or 1.5 times our consolidated EBITDA for the trailing four quarters under our line of credit, and we may borrow to refinance or refund existing debt, provided that the funds borrowed rank pari passu with or subordinate to the debt being refinanced or refunded. These covenants are subject to a number of other limitations and exceptions.

Risk Factors
     You should carefully consider all of the information set forth under the caption “Risk Factors” beginning on page 15 before investing in the new notes. Among the most significant of these risk factors are:
•	if you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will be limited;

•	future terrorist activities and United States military involvement in the Middle East and elsewhere may adversely affect, and create uncertainty in, our business;

•	there are significant risks associated with our planned renovation and redevelopment projects, which could adversely affect our financial condition, results of operations or cash flows from these projects;

•	we are subject to the risks of real estate ownership, which could increase our costs of operations;

•	we are subject to the risks inherent in the hospitality industry, which include, among others, risks relating to an increase in competition from new hotel development, reductions in business and leisure travel as a result of new terrorist attacks or the high costs and inconveniences of travel, reduced coverages and increased costs of insurance, regional or local economic, seismic or weather conditions, possible adverse effects of management franchise and license agreement requirements, and brand concentration; and

•	as a REIT, we are subject to specific tax laws and regulations, the violation of which could subject us to significant tax liabilities.

Summary Historical Consolidated Financial Information
     The following tables set forth summary historical consolidated financial information for FelCor LP and FelCor. The summary historical information is presented as of and for the years ended December 31, 2006, 2005 and 2004. We derived the summary historical financial information for the years ended December 31, 2006, 2005 and 2004 from our consolidated financial statements and the notes thereto. Certain reclassifications have been made to previously reported amounts in accordance with the discontinued operations reporting requirements of Statement of Financial Accounting Standards 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144) to conform to current year presentation with no effect to previously reported net income (loss), shareholders’ equity or partners’ capital.
     You should read the following in conjunction with “Selected Historical Consolidated Financial Information” and the consolidated financial statements and the notes thereto included elsewhere in this prospectus or incorporated herein by reference.
FelCor Lodging Limited Partnership

	Year Ended December 31,
	2006	2005	2004
	(in thousands, except per unit and ratio data)
Statement of Operations Data:(1)
Total revenues	$991,038	$914,655	$842,612
Income (loss) from continuing operations(2)	7,941	(19,817)	(84,044)

Diluted earnings per unit:(1)
Loss from continuing operations applicable to common unitholders	$(0.49)	$(1.06)	$(1.92)

Other Data:
Cash distributions declared per common unit(3)	$0.80	$0.15	$—
Funds From Operations (4)	93,451	(191,139)	(30,608)
EBITDA(4)	300,460	12,475	184,950
Hotel EBITDA(4)	292,419	252,810	223,187
Hotel EBITDA Margin(4)	29.5%	27.7%	26.6%
Cash flows provided by operating activities	147,700	111,482	33,281
Ratio of earnings to fixed charges (5)	(6a )	(6b )	(6c )

Balance Sheet Data (at end of period):
Total assets	$2,583,249	$2,920,263	$3,318,191
Total debt, net of discount	1,369,153	1,675,280	1,767,122

FelCor Lodging Trust Incorporated

	Year Ended December 31,
	2006	2005	2004
	(in thousands, except per share data)
Statement of Operations Data:(1)
Total revenues	$991,038	$914,655	$842,612
Income (loss) from continuing operations(2)	8,565	(16,916)	(78,376)

Diluted earnings per share:(1)
Loss from continuing operations applicable to common stockholders	$(0.50)	$(1.06)	$(1.92)

Other Data:
Cash distributions declared per common share(3)	$0.80	$0.15	$—
Funds From Operations (4)	93,451	(191,139)	(30,608)
EBITDA(4)	300,460	12,475	184,950
Hotel EBITDA(4)	292,419	252,810	223,187
Hotel EBITDA Margin(4)	29.5%	27.7%	26.6%
Cash flows provided by operating activities	147,700	111,482	33,281
Ratio of earnings to fixed charges(5)	(6a )	(6b )	(6c )

Balance Sheet Data (at end of period):
Total assets	$2,583,249	$2,920,263	$3,318,191
Total debt, net of discount	1,369,153	1,675,280	1,767,122

(1)	All years prior to 2006 have been adjusted to reflect those hotels disposed in 2006 or prior periods and hotels classified as held for sale as of December 31, 2006 as discontinued operations.

(2)	Included in income (loss) from continuing operations are the following amounts (in thousands):

	Year Ended December 31,
	2006	2005	2004
Charge-off of deferred debt costs	$(3,562)	$(1,448)	$(6,960)
Loss on early extinguishment of debt	(12,471)	(4,037)	(44,216)
Abandoned projects	(33)	(265)	—
Gain on swap termination	1,715	—	1,005
Gain (loss) on sale of assets	(92)	469	—

(3)	Commencing with the fourth quarter 2005, we reinstituted a common dividend. We had declared a quarterly common dividend on our common stock from our inception through 2002, but as a result of the uncertain geopolitical environment and soft business climate, together with the decline in Hotel EBITDA margins resulting from continued declines in our portfolio’s average daily rate, our board of directors suspended the payment of dividends on our common stock in 2003 and 2004. We have, however, continued to pay the full accrued dividends on our outstanding preferred stock.

(4)	Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measurements of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company’s operations. These supplemental measures, including Funds From Operations, or FFO, Earnings Before Interest, Taxes, Depreciation, and Amortization, or EBITDA, Hotel EBITDA, and Hotel EBITDA margin are not measures of operating performance under GAAP. However, we consider these non-GAAP measures to be supplemental measures of a REIT’s performance and should be considered along with, but not as an alternative to, net income as a measure of our operating performance.

The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income or loss (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with standards established by

NAREIT. This may not be comparable to FFO reported by other companies that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

EBITDA is a commonly used measure of performance in many industries. We define EBITDA as net income or loss (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.

Hotel EBITDA and Hotel EBITDA margin are commonly used measures of performance in the hotel industry and give investors a more complete understanding of the operating results over which our individual hotels and operating managers have direct control. We believe that Hotel EBITDA and Hotel EBITDA margin is useful to investors by providing greater transparency with respect to two significant measures used by us in our financial and operational decision-making. Additionally, using these measures facilitates comparisons with other hotel REITs and hotel owners. We present Hotel EBITDA and Hotel EBITDA margin by eliminating corporate-level expenses, depreciation and expenses related to our capital structure. We eliminate corporate-level costs and expenses because we believe property-level results provide investors with supplemental information into the ongoing operational performance of our hotels and the effectiveness of management in running our business on a property-level basis. We eliminate depreciation and amortization because, even though depreciation and amortization are property-level expenses, we do not believe that these non-cash expenses, which are based on historical cost accounting for real estate assets, and implicitly assume that the value of real estate assets diminishes predictably over time, accurately reflect an adjustment in the value of our assets. To enhance the comparability of our hotel-level operating results with other hotel REITs and hotel owners, we are now disclosing Hotel EBITDA and Hotel EBITDA margin rather than the hotel operating profit and hotel operating margin previously disclosed. The purpose of the change is to remove any distortion created by unconsolidated entities and to reflect hotel-level operations as if they were fully consolidated. To reflect this, we eliminate consolidated percentage rent paid to unconsolidated entities, which is effectively eliminated by minority interest expense and equity in income from unconsolidated subsidiaries, and include the cost of unconsolidated taxes, insurance and lease expense, to reflect the entire operating costs applicable to our hotels.

Our management and board of directors use FFO, EBITDA, Hotel EBITDA, and Hotel EBITDA margin to evaluate the performance of our hotels and to facilitate comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital intensive companies. We use Hotel EBITDA and Hotel EBITDA margin in evaluating hotel-land performance and the operating efficiency of our hotel managers.

The use of these non-GAAP financial measures has certain limitations. FFO, EBITDA, Hotel EBITDA, and Hotel EBITDA margin as presented by us, may not be comparable to FFO, EBITDA, Hotel EBITDA, and Hotel EBITDA margin as calculated by other real estate companies. These measures do not reflect certain expenses for that we incurred and will incur, such as depreciation, interest and capital expenditures. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the most comparable GAAP financial measures, and our consolidated statement of operations and cash flows, include interest expense, capital expenditures and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. Neither should FFO or EBITDA be considered as measures of our liquidity or indicative of funds available for our cash needs, including our ability to make cash distributions or service our debt. FFO, EBITDA, Hotel EBITDA, and Hotel EBITDA margin reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

The computation of FFO and EBITDA for FelCor LP and FelCor yields the same result. The following tables detail the computation of FFO and EBITDA for FelCor LP (in thousands).

	Year Ended December 31,
	2006	2005	2004
Net income (loss)	$51,324	$(265,292)	$(106,808)
Issuance costs of redeemed preferred units	—	(6,522)	—
Preferred distributions	(38,713)	(39,408)	(35,130)

Net income (loss) applicable to common unitholders	12,611	(311,222)	(141,938)
Depreciation from continuing operations	94,579	84,448	78,116
Depreciation from unconsolidated entities and discontinued operations	26,911	47,759	52,636
Gain on sale of hotels, net of income tax	(40,650)	(12,124)	(19,422)

FFO	$93,451	$(191,139)	$(30,608)

	Year Ended December 31,
	2006	2005	2004
Net income (loss)	$51,324	$(265,292)	$(106,808)
Depreciation from continuing operations	94,579	84,448	78,116
Depreciation from unconsolidated entities and discontinued operations	26,911	47,759	52,636
Interest expense	114,909	125,707	138,872
Interest expense from unconsolidated entities and discontinued operations	7,657	16,949	19,189
Amortization expense	5,080	2,904	2,945

EBITDA	$300,460	$12,475	$184,950

Consistent with SEC guidance, FFO has not been adjusted for the following amounts included in net income (loss) applicable to common unitholders (in thousands):

	Year Ended December 31,
	2006	2005	2004
Impairment loss	$(16,474)	$(266,751)	$(38,289)
Minority interest share of impairment loss	927	8,976	—
Charge-off of deferred debt costs	(3,624)	(2,659)	(6,960)
Gain (loss) on early extinguishment of debt	(13,848)	(8,641)	(44,216)
Gain (loss) on swap termination	1,715	—	1,005
Asset disposition costs	—	(1,300)	(4,900)
Abandoned projects	(112)	(265)	—
Issuance costs of redeemed preferred units	—	(6,522)	—

Consistent with SEC guidance on non-GAAP financial measures, EBITDA has not been adjusted for the following amounts included in net income (loss) (in thousands):

	Year Ended December 31,
	2006	2005	2004
Impairment loss	$(16,474)	$(266,751)	$(38,289)
Minority interest share of impairment loss	927	8,976	—
Charge-off of deferred debt costs	(3,624)	(2,659)	(6,960)
Gain (loss) on early extinguishment of debt	(13,848)	(8,641)	(44,216)
Gain on swap termination	1,715	—	1,005
Asset disposition costs	—	(1,300)	(4,900)
Abandoned projects	(112)	(265)	—
Gain on sale of hotels, net of tax	40,650	12,124	19,422
EBITDA and Hotel EBITDA Margin
(dollars in thousands)

	Year Ended December 31,
	2006	2005	2004
Continuing Operations
Total revenue	$991,038	$914,655	$842,612
Retail space rental and other revenue	(79)	(1,506)	(2,196)

Hotel revenue	990,959	913,149	840,416
Hotel operating expenses	(698,540)	(660,339)	(617,229)

Hotel EBITDA	$292,419	$252,810	$223,187

Hotel EBITDA margin(1)	29.5%	27.7%	26.6%
(1) Hotel EBITDA as a percentage of hotel revenue.
Hotel Operating Expense Composition
(dollars in thousands)

	Year Ended December 31,
	2006	2005	2004
Continuing Operations
Hotel departmental expenses:
Room	$199,283	$187,872	$178,146
Food and beverage	97,012	93,136	90,715
Other operating departments	23,436	22,446	21,758
Other property related costs:
Administrative and general	87,451	82,607	76,898
Marketing and advertising	81,113	76,151	71,099
Repairs and maintenance	52,710	50,011	46,063
Energy	49,027	46,857	41,144
Taxes, insurance and lease expense	57,271	56,044	48,742

Total other property related costs	647,303	615,124	574,565
Management and franchise fees	51,237	45,215	42,664

Hotel operating expenses	$698,540	$660,339	$617,229

Reconciliation of total operating expense to hotel operating expense:
Total operating expenses	$871,241	$812,885	$755,892
Unconsolidated taxes, insurance and lease expense	6,273	5,881	5,900
Consolidated hotel lease expense	(61,054)	(54,689)	(49,414)
Abandoned projects	(33)	(265)	—
Corporate expenses	(23,308)	(19,025)	(17,033)
Depreciation	(94,579)	(84,448)	(78,116)

Hotel operating expenses	$698,540	$660,339	$617,229

Reconciliation of Net Income (Loss) to Hotel EBITDA
(in thousands)

	Year Ended December 31,
	2006	2005	2004
Net income (loss)	$51,045	$(251,615)	$(100,127)
Discontinued operations	(42,480)	234,699	21,751
Equity in income from unconsolidated entities	(11,537)	(10,169)	(17,121)
Minority interests	(2,508)	(4,310)	(6,223)
Consolidated hotel lease expense	61,054	54,689	49,414
Unconsolidated taxes, insurance and lease expense	(6,273)	(5,881)	(5,900)
Interest expense, net	110,867	121,668	136,144
Hurricane loss	—	6,481	2,125
Loss on early extinguishment of debt	12,471	4,037	44,216
Charge-off of deferred financing costs	3,562	1,448	6,960
Gain on swap termination	(1,715)	—	(1,005)
Corporate expenses	23,308	19,025	17,033
Depreciation	94,579	84,448	78,116
Retail space rental and other revenue	(79)	(1,506)	(2,196)
Abandoned projects	33	265	—
Gain on sale of assets	92	(469)	—

Hotel EBITDA	$292,419	$252,810	$223,187

Reconciliation of Ratio of Operating Income to Total Revenues to Hotel EBITDA Margin

	Year Ended December 31,
	2006	2005	2004
Ratio of operating income to total revenues	12.1	11.1%	10.3%
Retail space rental and other revenue	—	(0.2)	(0.3)
Unconsolidated taxes, insurance and lease expense	(0.7)	(0.5)	(0.6)
Consolidated lease expense	6.2	6.0	5.9
Corporate expenses	2.4	2.1	2.0
Depreciation	9.5	9.2	9.3

Hotel EBITDA margin	29.5%	27.7%	26.6%

(5)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs.

(6a)	For the year ended December 31, 2006, fixed charges exceeded earnings, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $5 million greater to have achieved a coverage ratio of 1:1.

(6b)	For the year ended December 31, 2005, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $31 million greater to have achieved a coverage ratio of 1:1.

(6c)	For the year ended December 31, 2004, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $90 million greater to have achieved a coverage ratio of 1:1.

RISK FACTORS
     An investment in the new notes involves a significant degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus, in evaluating the exchange offer.
Risks Relating to the Notes
If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will be limited.
     We will only issue new notes in exchange for old notes that are timely received by the exchange agent. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes properly or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes. If you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such new notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there may be only a small amount of old notes outstanding.
Your collateral will be diluted by our existing senior notes and our line of credit and may be diluted by future issuances of senior secured notes.
     The terms of our line of credit and the indentures governing our existing senior notes will require that lenders of the line of credit and the holders of those notes receive the benefit of the collateral pledged to secure the notes. The limited partner interests in FelCor LP pledged to secure the new notes have also been pledged, on an equal and ratable basis, to secure our existing senior notes and our line of credit. The indenture governing the new notes permits us to issue additional notes of the same series as the new notes, subject to satisfaction of additional conditions. Any additional notes issued under the indenture may be secured by the same collateral as the new notes and other indebtedness that we may issue in the future could be secured by the same collateral. The result of the pledge of the collateral to secure our existing senior notes, our line of credit, any future issuances of senior secured notes and any other future indebtedness that is secured by the same collateral would be that each noteholder’s proportionate interest in the collateral would be diluted.
The collateral securing the new notes may be inadequate to satisfy payments on the new notes.
     The new notes will be secured by a pledge of all of the limited partner interests in FelCor LP owned directly and indirectly by FelCor. The value of and your ability to foreclose on this collateral in the event of an acceleration of the new notes will depend on market and economic conditions, the availability of buyers and other factors beyond our control. There is currently no established trading market for the equity interests of FelCor LP. Furthermore, the sale of all of the collateral would constitute a change in control of FelCor LP under the terms of our existing senior notes, our line of credit and certain of our mortgage debt. In that event, the holders of our existing senior notes and the lenders under our line of credit and that mortgage debt could opt to accelerate the indebtedness represented by those instruments or facilities. As a result, the ability to dispose of the collateral could be adversely affected, and the value of the collateral to you may be diminished. In addition, the proceeds of any sale of the collateral following a default by us may not be sufficient to satisfy any amounts due on the new notes. If the proceeds are not sufficient to repay all amounts due on the new notes, then you, to the extent not repaid from those proceeds, will have only an unsecured claim against FelCor LP, FelCor and the subsidiary guarantors.

The trustee under the indenture may be unable to foreclose on the collateral, or exercise associated rights, and pay you any amount due on the new notes.
     Under the indenture governing the new notes, if an event of default occurs, including defaults in payment of interest or principal on the new notes when due at maturity or otherwise, the trustee may accelerate the new notes and, among other things, the collateral agent appointed under the indenture may initiate proceedings to foreclose on the collateral securing the new notes and exercise associated rights. The right of the collateral agent to repossess and dispose of the collateral after the occurrence of an event of default is likely to be significantly impaired by applicable U.S. bankruptcy laws if a bankruptcy proceeding were to be commenced involving FelCor and FelCor LP prior to the trustee’s disposition of the collateral. For example, under applicable U.S. bankruptcy laws, a secured creditor is prohibited from repossessing and selling its collateral from a debtor in a bankruptcy case without bankruptcy court approval. Under any of these circumstances, you may not be fully compensated for your investment in the new notes in the event of a default by FelCor LP.
The new notes are effectively junior to certain of our and our subsidiaries’ existing debt.
     The new notes are secured only by a pledge of the limited partner interests in FelCor LP owned directly or indirectly by FelCor and will rank equally, as to right to payment, with our existing and future senior debt. The new notes will be effectively subordinated to all of our and our consolidated subsidiaries’ mortgage and capitalized lease debt and to all other debt of our non-guarantor subsidiaries. As of December 31, 2006, we and our consolidated subsidiaries had approximately $855 million of mortgage and capitalized lease debt that was effectively senior to the notes to the extent of the value of the underlying assets. As of December 31, 2006, our non-guarantor subsidiaries had no other unsecured debt.
Under certain circumstances, courts may void the subsidiary guarantees of the new notes or the pledge of the limited partner interests in FelCor LP under fraudulent transfer laws, which would render the guarantees unenforceable by you.
     Federal and state fraudulent conveyance laws allow courts, under specific circumstances, to void guarantees or pledges of assets and require noteholders to return payments received from guarantors in the event of the bankruptcy or other financial difficulty of the subsidiary guarantor or require the rescission of a prior foreclosure of a pledge. Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee of the new notes or the pledge of the limited partner interests could be voided, or claims in respect of a guarantee or the pledge could be subordinated to all other debt of the guarantor, if, among other things, at the time the guarantor incurred the debt evidenced by its guarantee or the pledgor provided its pledge, the guarantor:
•	received less than reasonably equivalent value or fair consideration for the pledge or the incurrence of such guarantee; and

•	was insolvent or was rendered insolvent by reason of such incurrence or pledge; or

•	was engaged in a business or transaction for which the guarantor’s or pledgor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed (or reasonably should have believed) that it would incur, debts beyond its ability to pay such debts as they mature.
     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.
     The measure of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor of the new notes or a pledgor of the limited partner interests would be considered insolvent if:
•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; or

•	it could not pay its debts as they become due.
     A court is likely to find that a guarantor of the new notes or a pledgor of the limited partner interests did not receive fair consideration or reasonably equivalent value for its guarantee or pledge to the extent that its liability under the guarantee or the value of the pledged interests is greater than the direct benefit it received from the issuance of notes. By its terms, each guarantee of the new notes will limit the liability of the guarantor to the maximum amount that it can pay without the guarantee being deemed a fraudulent transfer. A court may not give effect to this limitation on liability. In that event, a court may find that the issuance of the guarantee rendered the subsidiary guarantor insolvent. If a court avoids the guarantee or the pledge or holds it unenforceable, you will cease to have a claim against the guarantor or a security interest in the limited partner interests. If the limitation on liability is effective, the amount that the guarantor is found to have guaranteed might be so low that there will not be sufficient funds to pay the new notes in full.
     In addition, any transfer of the general partner interests of FelCor in FelCor LP for $1.00 consideration after foreclosure by the collateral agent would be subject to similar risks as described above.
We may be unable to raise the funds necessary to finance the change of control repurchase provision required by the indenture governing the new notes.
     Upon certain events constituting a change of control, as that term is defined in the indenture governing the new notes, we will be required to make an offer in cash to repurchase all or any part of each holder’s notes at a price equal to 101% of the principal thereof, plus accrued and unpaid interest, if any, to the date of repurchase. The source of funds for any such repurchase would be our available cash or cash generated from operations or other sources, including borrowings, sales of equity, sales of assets or funds provided by a controlling person or entity. We cannot assure you that sufficient funds will be available at the time of any change of control event to repurchase all tendered notes pursuant to this requirement. Our failure to offer to repurchase notes, or to repurchase notes tendered, following a change of control will result in a default under the indenture governing the new notes, which could lead to a cross-default under our senior debt facilities and under the terms of our other debt. In addition, our senior debt facilities effectively prohibit us from making any such required repurchases. Prior to repurchasing the notes after a change of control event, we must either repay outstanding debt under our senior debt facilities or obtain the consent of the lenders under that facility. If we do not obtain the required consents or repay our outstanding debt under our senior debt facilities, we would remain effectively prohibited from offering to repurchase the new notes. See “Description of the Notes—Repurchase of Notes upon a Change of Control.” A change of control is generally defined to mean either the acquisition by a person or group of voting control of more than 35% of our common stock or a change in a majority of the Board of Directors without the approval of at least a majority of the Board. See “Description of the Notes and Guarantees — Certain Definitions.”
No active public trading market will exist for the new notes, which could limit your ability to sell the new notes.
     The new notes will be a new issue of securities for which there is currently no market. We do not intend to list the new notes on any securities exchange. Although the new notes may be traded in the over-the-counter market and we expect the new notes to be eligible for trading in The PORTAL Market, we cannot assure you that an active trading market for the notes will exist. The initial purchaser of the old notes, Merrill Lynch, Inc., has advised us that it intends to make a market in the new notes in the over-the-counter market. It, however, is not obligated to do so and may discontinue market-making at any time without notice.
     The liquidity of any market for the new notes will depend upon various factors, including:
•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes;

•	the overall market for high yield securities;

•	our financial performance and prospects; and

•	the prospects for companies in our industry generally.
     Accordingly, we cannot assure you that an active trading market will develop for the new notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates and other factors including those listed above.
     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. Any market for the new notes may be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the new notes.
Risks Relating to Our Business
We have substantial financial leverage.
     At December 31, 2006, our consolidated debt of $1.4 billion represented 42% of our total market capitalization. The decline in our revenues and cash flow from operations during 2001, 2002 and 2003, adversely affected our public debt ratings and future declines in revenues and cash flow may have a similar impact, and may limit our access to additional debt. Our senior notes currently are rated Ba3 by Moody’s Investors Service, and B+ by Standard & Poor’s, which are considered below investment grade. Historically, we have incurred debt for acquisitions and to fund our renovation, redevelopment and rebranding programs. While we are currently using proceeds from the sale of non-strategic hotels, limitations upon our access to additional debt could adversely affect our ability to fund these programs in the future.
     We had increases in RevPAR for the past three years, but if RevPAR worsens, it could result in an adverse impact on our results of operations and reduce our ability to pay dividends and service our debt.
     Our financial leverage could have important consequences. For example, it could:
•	limit our ability to obtain additional financing for working capital, renovation, redevelopment and rebranding plans, acquisitions, debt service requirements and other purposes;

•	require us to agree to additional restrictions and limitations on our business operations and capital structure to obtain financing;

•	increase our vulnerability to adverse economic and industry conditions, and to interest rate fluctuations;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for capital expenditures, future business opportunities, paying dividends or other purposes;

•	limit our flexibility to make, or react to, changes in our business and our industry; and

•	place us at a competitive disadvantage, compared to our competitors that have less debt.
Our debt agreements will allow us to incur additional debt, which, if incurred, could exacerbate the other risks described herein.
     We may be able to incur substantial debt in the future. Although the instruments governing our indebtedness contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the risks described above would intensify.
     In January 2006, we established a $125 million unsecured line of credit. This line of credit has certain restrictive covenants, such as a leverage ratio, fixed charge coverage ratio, an unencumbered leverage ratio and a maximum payout ratio. The covenants under our line of credit would have allowed us to incur, at December 31, 2006, an additional $501 million of debt of which a maximum of $252 million could be unsecured debt. Under the restrictions and limitations contained in the indentures governing our existing senior notes, at December 31, 2006, we could have incurred approximately $1.2 billion of additional secured indebtedness assuming the additional debt was borrowed at 7.3% annual interest rate and invested in hotels with an 85% loan to value generating annual Hotel EBITDA equal to 7.5% of their cost.
We have restrictive debt covenants that could adversely affect our ability to finance our operations or engage in other business activities.
     The agreements governing our line of credit and the indentures governing our outstanding senior notes contain various restrictive covenants and incurrence tests, including, among others, provisions that can restrict our ability to:
•	incur any additional indebtedness if our consolidated debt exceeds 60% of our adjusted total assets, or if our interest coverage ratio, computed in accordance with the indenture, would exceed 2.0 to 1;

•	incur additional secured debt and subsidiary debt if our consolidated subsidiary debt and secured debt exceeds 45% of our adjusted total assets;

•	make common or preferred distributions;

•	make investments;

•	engage in transactions with affiliates;

•	incur liens;

•	merge or consolidate with another person;

•	dispose of all or substantially all of our assets; and

•	permit limitations on the ability of our subsidiaries to make payments to us.
     The indenture governing the notes will also have a restriction on our ability to pledge the equity interests in our subsidiary guarantors. These restrictions may adversely affect our ability to finance our operations or engage in other business activities that may be in our best interest.
     Under the terms of the indenture governing one series of our outstanding senior notes, we are prohibited from repurchasing any of our capital stock, whether common or preferred, subject to certain exceptions, so long as our debt-to-EBITDA ratio, as defined in the indenture, exceeds 4.85 to 1. Although at December 31, 2006, our debt-to-EBITDA ratio is below that threshold, a decline in our EBITDA, or an increase in our debt, could raise that ratio above the 4.85 to 1 threshold. Accordingly, we may be prohibited from purchasing any of our capital stock, except as permitted under limited exceptions, such as from the proceeds of a substantially concurrent issuance of other capital stock.
     If actual operating results are significantly below our current expectations, as reflected in our public guidance, or if interest rates increase significantly more than we expect, we may be unable to continue to satisfy the incurrence test under the indentures governing our senior notes. In such an event, we may be prohibited from incurring additional indebtedness, except to repay or refinance maturing debt with debt of similar priority in the capital structure, and may be prohibited from, among other things, paying distributions on our preferred or common stock, except to the extent necessary to satisfy the REIT qualification requirement that we distribute currently at least 90% of our taxable income.
     Our $125 million unsecured line of credit has certain restrictive covenants, such as a leverage ratio, fixed charge coverage ratio, an unencumbered leverage ratio and a maximum payout ratio. A breach of any of these covenants and limitations under our line of credit could require that we repay some or all amounts outstanding under our line of credit.

     Our failure to timely satisfy any judgment or recourse indebtedness, if in the amount of $10 million or more, could result in the acceleration of our unsecured recourse indebtedness. We may not be able to refinance or repay our debt in full under those circumstances.
     Future terrorist activities and United States military involvement in the Middle East and elsewhere may result in reduced business and leisure travel, which would decrease our revenues.
     The terrorist attacks of September 11, 2001, caused a significant disruption in travel-related businesses in the United States. Consistent with the rest of the lodging industry, we experienced substantial declines in occupancy and average daily revenue, or ADR, due to a decline in both business and leisure travel in 2001 and the continued decline in business travel in 2002 and 2003. While the lodging industry experienced strong growth in 2005 and 2006, another act of terrorism in the United States, protracted or expanded United States military involvement in the War on Terrorism, heightened “Threat Levels,” contractions in the airline industry, or increased security precautions making air travel more difficult could result in decreases in travel and our revenues. The factors described above, as well as other political or economic events, may adversely affect the lodging industry, including us, as a result of reduced public travel.
There are significant risks associated with our planned renovation and redevelopment projects, which could adversely affect our financial condition, results of operations or cash flows from these projects.
     Our ongoing and future renovation projects entail significant risks. Renovation and redevelopment activity requires us to obtain qualified contractors and subcontractors, the availability of which may be uncertain. Renovation and redevelopment projects are subject to cost overruns and delays caused by events outside of our control or, in certain cases, our contractors’ control, such as shortages of materials or skilled labor, unforeseen engineering or environmental problems, work stoppages, unanticipated cost increases and unavailability of construction materials. Renovation and redevelopment staffing problems or difficulties in obtaining any of the requisite materials, licenses, permits and authorizations from governmental or regulatory authorities, construction defects or non-compliance with construction or brand specifications, could increase the total cost, delay completion and adversely affect the operations of our hotels beyond our expectations. We may rely on few key vendors or contractors at renovation and redevelopment projects; the failure of any of these key vendors or contractors could materially increase the total cost and/or delay completion and adversely affect the operations of our hotels beyond our expectations.
We are subject to the risks of real estate ownership, which could increase our costs of operations.
     General Risks. Our investments in hotels are subject to the numerous risks generally associated with owning real estate, including among others:
•	adverse changes in general or local economic or real estate market conditions;

•	changes in zoning laws;

•	increases in supply or competition;

•	changes in traffic patterns and neighborhood characteristics;

•	increases in assessed valuation and real estate tax rates;

•	increases in the cost of property insurance;

•	increases in the cost of wood, steel, concrete and other building materials, which increase the cost of renovations, expansions and new construction;

•	costly governmental regulations and fiscal policies;

•	the potential for uninsured or underinsured property losses;

•	the potential that we are unable to meet all requirements under the Americans with Disabilities Act;

•	the impact of environmental laws and regulations; and

•	other circumstances beyond our control.
Moreover, real estate investments are relatively illiquid, and we may not be able to adjust our portfolio in a timely manner to respond to changes in economic and other conditions.
     Compliance with environmental laws may adversely affect our financial condition. Owners of real estate are subject to numerous federal, state, local and foreign environmental laws and regulations. Under these laws and regulations, a current or former owner of real estate may be liable for the costs of remediating hazardous substances found on its property, whether or not it was responsible for their presence. In addition, if an owner of real property arranges for the disposal of hazardous substances at another site, it may also be liable for the costs of remediating the disposal site, even if it did not own or operate the disposal site. That liability may be imposed without regard to fault or the legality of a party’s conduct and may, in certain circumstances, be joint and several. A property owner may also be liable to third parties for personal injuries or property damage sustained as a result of its release of hazardous or toxic substances, including asbestos-containing materials, into the environment. Environmental laws and regulations may require us to incur substantial expenses and limit the use of our properties. We could have substantial liability for a failure to comply with applicable environmental laws and regulations, which may be enforced by the government or, in certain instances, by private parties. The existence of hazardous substances on a property can also adversely affect the value of, and the owner’s ability to use, sell or borrow against, the property.
     We cannot provide assurances that future or amended laws or regulations, or more stringent interpretations or enforcement of existing environmental requirements, will not impose any material environmental liability, or that the environmental condition or liability relating to the hotels will not be affected by new information or changed circumstances, by the condition of properties in the vicinity of such hotels, such as the presence of leaking underground storage tanks, or by the actions of unrelated third parties.
     Compliance with the Americans with Disabilities Act may adversely affect our financial condition. Under the Americans with Disabilities Act of 1990, all public accommodations, including hotels, are required to meet certain federal requirements for access and use by disabled persons. Various state and local jurisdictions have also adopted requirements relating to the accessibility of buildings to disabled persons. We believe that our hotels substantially comply with the requirements of the Americans with Disabilities Act and other applicable laws. However, a determination that the hotels are not in compliance with these laws could result in liability for both governmental fines and payments to private parties. If we were required to make unanticipated major modifications to our hotels to comply with the requirements of the Americans with Disabilities Act and other similar laws, it could adversely affect our ability to make distributions to our stockholders and to pay our obligations.
We will encounter industry-related risks that may adversely affect our business.
     We are subject to the risks of hotel operations. We own the lessees of our hotels; consequently, we are subject to the risk of fluctuating hotel operating expenses at our hotels, including, but not limited to:
•	wage and benefit costs, including hotels that employ unionized labor;

•	repair and maintenance expenses;

•	gas and electricity costs;

•	insurance costs, including casualty, health, general liability and workers compensation; and

•	other operating expenses.
     In addition, we are subject to the risks of a decline in Hotel EBITDA margins, which occurs when hotel operating expenses increase disproportionately to revenues. These operating expenses and Hotel EBITDA margins are within the control of our third party managers, over which we have limited control, resulting in an increased risk of volatility in our results of operations.

     An economic slowdown can have a significant adverse effect on our RevPAR performance and results of operations. Unless current economic growth continues, the effects of a slowdown on our financial condition could be material. A sharp reduction in business travel can cause RevPAR to decline. Decreased occupancy can lead to declining room rates, as hotels compete more aggressively for guests. Both factors have a significant adverse effect on RevPAR, Hotel EBITDA margins and results of operations. If the current economic growth stalls, or if the lodging industry fails to benefit from economic growth for a protracted period of time, or if the markets in which we have significant concentrations should fail to participate in the economic growth, it could have a material adverse effect on our operations, earnings and financial condition.
     Investing in hotel assets involves special risks. We have invested in hotel-related assets, and our hotels are subject to all of the risks common to the hotel industry. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms, and generally include:
•	competition from other hotels;

•	construction of more hotel rooms in a particular area than needed to meet demand;

•	current high, and any further increases in, energy costs and other travel expenses;

•	other events, such as terrorist acts or war that reduce business and leisure travel;

•	adverse effects of declines in general and local economic activity;

•	fluctuations in our revenue caused by the seasonal nature of the hotel industry;

•	an outbreak of a pandemic disease affecting the travel industry;

•	a downturn in the hotel industry; and

•	risks generally associated with the ownership of hotels and real estate, as discussed below.
     We have embarked on a strategy to improve our customer mix. Part of our current strategy is to increase the ADR at our hotels by changing the customer mix. We plan to accomplish this through renovation and redevelopment of our hotels and not renewing some of the lower ADR contracts, which many of our hotels have relied on to generate income. If we are unable to replace at least a portion of these lower ADR contracts with other higher ADR business it could have a materially adverse effect on our earnings and cash flow.
     We could face increased competition. Each of our hotels competes with other hotels in its geographic area. A number of additional hotel rooms have been, or may be, built in a number of the geographic areas in which our hotels are located, which could adversely affect both occupancy and rates in those markets. A significant increase in the supply of midprice, upscale and upper upscale hotel rooms and suites, if demand fails to increase at least proportionately, could have a material adverse effect on our business, financial condition and results of operations.
     We face reduced coverages and increased costs of insurance. Our property insurance has a $100,000 all risk deductible, and a deductible of 5% of insured value for named windstorm coverage and California earthquake coverage. Costs for our property insurance has increased significantly. Substantial uninsured or not fully-insured losses would have a material adverse impact on our operating results, cash flows and financial condition. Additional catastrophic losses, such as the losses caused by hurricanes in 2005, could make the cost of insuring against these types of losses prohibitively expensive or difficult to find. In an effort to keep our cost of insurance within reasonable limits, we have purchased reduced limits for property, wind and earthquake insurance and only purchased terrorism insurance for those hotels that are secured by mortgage debt, as required by our lenders. We have established a self-insured retention of $250,000 per occurrence for general liability insurance with regard to 67 of our hotels. The remainder of our hotels participate in general liability programs sponsored by our managers, with no deductible.
     We have geographic concentrations that may create risks from regional or local economic, seismic or weather conditions. At December 31, 2006, approximately 48% of our hotel rooms were located in, and 45% of our 2006 Hotel EBITDA was generated from, three states: California, Florida and Texas. Additionally, at December 31, 2006,

we had concentrations in six major metropolitan areas, South Florida, the San Francisco Bay area, Atlanta, the Los Angeles area, Dallas and Orlando, which together represented approximately 35% of our Hotel EBITDA for the year ended December 31, 2006. Therefore, adverse economic, seismic or weather conditions in these states or metropolitan areas will have a greater adverse effect on us than on the industry as a whole.
     We had nine hotels at February 25, 2007, that we intend to sell in 2007. We may be unable to sell these hotels at acceptable prices, or at all, within the proposed time frame. If we are unable to sell these hotels at anticipated prices, we may realize additional losses upon sale. Even if we are successful in selling these hotels as contemplated, if we fail to reinvest the net proceeds in a manner that will generate returns equal to, or better than, the hotels sold, our results of operations will be adversely affected.
     We are subject to possible adverse effects of management franchise and license agreement requirements. All of our hotels are operated under existing management franchise or license agreements with nationally recognized hotel companies. Each agreement requires that the licensed hotel be maintained and operated in accordance with specific standards and restrictions in order to maintain uniformity within the brand. Compliance with these standards, and changes in these standards, could require us to incur significant expenses or capital expenditures, which could adversely affect our results of operations and ability to pay dividends to our stockholders and service on our indebtedness.
     We are subject to the risks of brand concentration. We are subject to the potential risks associated with the concentration of our hotels under a limited number of brands. A negative public image or other adverse event that becomes associated with the brand could adversely affect hotels operated under that brand. The following table reflects the percentage of Hotel EBITDA from our consolidated portfolio of 83 hotels included in continuing operations as of December 31, 2006, generated by hotels operated under each of the indicated brands during the year ended December 31, 2006:

		% of 2006
		Hotel
	Hotels	EBITDA
Embassy Suites Hotels	47	57%
Holiday Inn-branded hotels	17	18
Starwood-branded hotels	9	15
Doubletree-branded hotels	7	7
Hilton-branded hotels	2	2
Other	1	1
     Should any of these brands suffer a significant decline in popularity with the traveling public, it could adversely affect our revenues and profitability.
     The lodging business is seasonal in nature. Generally, hotel revenues for our hotel portfolio are greater in the second and third calendar quarters than in the first and fourth calendar quarters, although this may not be true for hotels in major tourist destinations. Revenues for hotels in tourist areas generally are substantially greater during tourist season than other times of the year. We expect that seasonal variations in revenue at our hotels will cause quarterly fluctuations in our revenues.
As a REIT, FelCor is subject to specific tax laws and regulations, the violation of which could subject us to significant tax liabilities.
     The federal income tax laws governing REITs are complex. FelCor has operated, and intends to continue to operate, in a manner that is intended to enable it to qualify as a REIT under the federal income tax laws. The REIT qualification requirements are extremely complicated, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, we cannot be certain that FelCor has been, or will continue to be, successful in operating so as to qualify as a REIT. At any time, new laws, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT.

     Failure to make required distributions would subject FelCor to tax. Each year, a REIT must pay out to its stockholders at least 90% of its taxable income, other than any net capital gain. To the extent that FelCor satisfies the 90% distribution requirement, but distributes less than 100% of its taxable income, it will be subject to federal corporate income tax on its undistributed taxable income. In addition, it will be subject to a 4% nondeductible tax if the actual amount paid out to its stockholders in a calendar year is less than the minimum amount specified under federal tax laws. FelCor’s only source of funds to make such distributions comes from distributions from FelCor LP. Accordingly, we may be required to borrow money or sell assets to enable FelCor to pay out enough taxable income to satisfy the distribution requirements and to avoid corporate income tax and the 4% tax in a particular year.
     Failure to qualify as a REIT would subject FelCor to federal income tax. If FelCor fails to qualify as a REIT in any taxable year, it would be subject to federal income tax at regular corporate rates on its taxable income for any such taxable year for which the statute of limitations remains open. We might need to borrow money or sell hotels in order to obtain the funds necessary to pay any such tax. If FelCor ceases to be a REIT, it no longer would be required to distribute most of its taxable income to its stockholders. Unless its failure to qualify as a REIT was excused under federal income tax laws, it could not re-elect REIT status until the fifth calendar year following the year in which it failed to qualify.
     A sale of assets acquired from Bristol Hotel Company, or Bristol, within ten years after the merger may result in FelCor incurring corporate income tax. If we sell any asset acquired from Bristol within ten years after our 1998 merger with Bristol, and FelCor recognizes a taxable gain on the sale, it will be taxed at the highest corporate rate on an amount equal to the lesser of
•	the amount of gain recognized at the time of the sale; or

•	the amount of gain that FelCor would have recognized if it had sold the asset at the time of the Bristol merger for its then fair market value.
     The sales of Bristol hotels that have been made to date have not resulted in any material amount of tax liability to FelCor. If we are successful in selling the hotels that we have designated as non-strategic, the majority of which are Bristol hotels, FelCor could incur corporate income tax with respect to the related built in gain. At the current time, FelCor believes that it will be able to avoid any substantial built in gain tax on these sales through offsetting built in losses, like kind exchanges and other tax planning strategies.
     We lack control over the management and operations of our hotels. Because federal income tax laws restrict REITs and their subsidiaries from operating hotels, we do not manage our hotels. Instead, we are dependent on the ability of independent third-party managers to operate our hotels pursuant to management agreements. As a result, we are unable to directly implement strategic business decisions for the operation and marketing of our hotels, such as decisions with respect to the setting of room rates, the salary and benefits provided to hotel employees, the conduct of food and beverage operations and similar matters. While our taxable REIT subsidiaries monitor the third-party manager’s performance, we have limited specific recourse under our management agreements if we believe the third-party managers are not performing adequately. Failure by our third-party managers to fully perform the duties agreed to in our management agreements could adversely affect our results of operations. In addition, our third-party managers or their affiliates manage hotels that compete with our hotels, which may result in conflicts of interest. As a result, our third-party managers may have in the past made and may in the future make decisions regarding competing lodging facilities that are not or would not be in our best interests.
We depend on external sources of capital for future growth, and we may be unable to access capital when necessary.
     Unlike subchapter C corporations, our ability to reduce our debt and finance our growth largely must be funded by external sources of capital because we are required to distribute to our stockholders at least 90% of our taxable income (other than net capital gains) in order to qualify as a REIT, including taxable income we recognize for federal income tax purposes but with regard to which we do not receive corresponding cash. Our ability to access the external capital we require could be hampered by a number of factors, many of which are outside our control, including declining general market conditions, unfavorable market perception of our growth potential, decreases in our current and estimated future earnings, excessive cash distributions or decreases in the market price of our common stock. In addition, our ability to access additional capital may also be limited by the terms of our existing indebtedness, which among other things, restrict our incurrence of debt and the payment of distributions. The effect of any of these factors, individually or in combination, could prevent us obtaining the external capital we require on terms that are acceptable to us, or at all, and the failure to obtain necessary capital could have a material adverse effect on our ability to finance our future growth.
We own, and may acquire, interests in hotel joint ventures with third parties that expose us to some risk of additional liabilities or capital requirements.
     We own, through our subsidiaries, interests in several real estate joint ventures with third parties. Joint ventures that are not consolidated into our financial statements owned a total of 19 hotels, in which we had an aggregate investment of $112 million, at December 31, 2006. The operations of 14 of these hotels are included in our consolidated results of operations due to our majority ownership of the lessees of these hotels. None of our directors or officers hold any interest in any of these ventures. Our joint venture partners are affiliates of Hilton with respect to 12 hotels, affiliates of Starwood with respect to one hotel, and private entities or individuals with respect to six hotels. The ventures and hotels were subject to non-recourse mortgage loans aggregating $197 million at December 31, 2006.
     The personal liability of our subsidiaries under existing non-recourse loans secured by the hotels of our joint ventures is generally limited to the guaranty of the borrowing ventures’ personal obligations to pay for the lender’s losses caused by misconduct, fraud or misappropriation of funds by the ventures and other typical exceptions from the non-recourse covenants in the mortgages, such as those relating to environmental liability. We may invest in other ventures in the future that own hotels and have recourse or non-recourse debt financing. If a venture defaults under its mortgage loan, the lender may accelerate the loan and demand payment in full before taking action to foreclose on the hotel. As a partner or member in any of these ventures, our subsidiary may be exposed to liability for claims asserted against the venture, and the venture may not have sufficient assets or insurance to discharge the liability.
     Our subsidiaries may not legally be able to control decisions being made regarding these ventures and their hotels. In addition, the hotels in a venture may perform at levels below expectations, resulting in the potential for insolvency of the venture unless the partners or members provide additional funds. In some ventures, the partners or members may elect to make additional capital contributions. We may be faced with the choice of losing our investment in a venture or investing additional capital in it with no guaranty of receiving a return on that investment.
Existing circumstances may result in two of our directors having interests that may conflict with our interests.
     Adverse tax consequences to affiliates upon a sale of certain hotels. Thomas J. Corcoran, Jr., our Chairman of the Board of Directors, and Robert A. Mathewson, a director, may incur additional tax liability if we sell our investments in six hotels that we acquired in July 1994 from partnerships in which they were investors. Consequently, our interests could differ from Messrs. Corcoran’s and Mathewson’s interests in the event that we consider a sale of any of these hotels. Decisions regarding a sale of any of these six hotels must be approved by a majority of our independent directors.
     Conflicts of interest. A director who has a conflict of interest with respect to an issue presented to our board will have no legal obligation to abstain from voting upon that issue. We do not have provisions in our bylaws or charter that require an interested director to abstain from voting upon an issue, and we do not expect to add provisions in our charter and bylaws to this effect. Although each director has a duty of loyalty to us, there is a risk that, should an interested director vote upon an issue in which he or one of his affiliates has an interest, his vote may reflect a bias that could be contrary to our best interests. In addition, even if an interested director abstains from voting, the director’s participation in the meeting and discussion of an issue in which he has, or companies with which he is associated have, an interest could influence the votes of other directors regarding the issue.

Departure of key personnel would deprive us of the institutional knowledge, expertise and leadership they provide.
     Our executive management includes the President and Chief Executive Officer, Richard A. Smith, and four Executive Vice Presidents. The persons in these positions generally possess institutional knowledge about our organization and the hospitality or real estate industries, have significant expertise in their fields, and possess leadership skills that are important to our operations. The loss of any of our senior executive officers could adversely affect our ability to execute our business strategy.

THE EXCHANGE OFFER
Purpose and Effect
     FelCor LP sold the old notes on October 31, 2006 to the initial purchaser, Merrill Lynch & Co., pursuant to a purchase agreement. The initial purchaser subsequently resold the old notes under Rule 144A under the Securities Act. As part of the offering of the old notes, we entered into a registration rights agreement with the initial purchaser for the benefit of the holders of the old notes. The registration rights agreement requires, unless an exchange offer is not permitted by applicable law or SEC policy, that we
•	use our best efforts to cause the registration statement to become effective and to have the exchange offer consummated within 180 days following October 31, 2006; and

•	upon effectiveness of the registration statement, commence the exchange offer and keep the exchange offer open for at least 20 business days.
     Except as provided below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the new notes will terminate. A copy of the registration rights agreement has been filed with the SEC as an exhibit to a registration statement, of which this prospectus constitutes a part, and we encourage you to read the agreement in its entirety. In the event that the exchange offer is not consummated on or prior to April 29, 2007, the annual interest rate on the old notes will increase by 0.5% until it has been completed or, under certain circumstances, until a resale registration statement with respect to the old notes is declared effective by the SEC. Following the completion of the exchange offer, except as set forth in the paragraph immediately below, holders of old notes not tendered will not have any further registration rights and those old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be significantly limited upon consummation of the exchange offer.
     Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of resales of the old notes. See “Description of the Notes and Guarantees — Registration Rights.”
Transferability of New Notes
     Based on an interpretation by the SEC’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is an “affiliate” of FelCor, FelCor LP or the subsidiary guarantors within the meaning of Rule 405 promulgated under the Securities Act, or a broker-dealer who purchased old notes directly from FelCor LP to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of business of the holder and the holder does not have an arrangement or understanding with any person to participate in the distribution of such new notes. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
     In order to participate in the exchange offer, you must represent to us, among other things, that (i) you or any other person or entity acquiring the new notes pursuant to the exchange offer are acquiring them in the ordinary course of business, (ii) neither you nor any person or entity receiving the new notes is engaging in, or intends to engage in, a distribution of the new notes, (iii) neither you nor any person or entity receiving the new notes has an arrangement or understanding with any person to participate in the distribution of the new notes, (iv) neither you nor any person or entity receiving the new notes is an “affiliate,” as defined under Rule 405 promulgated under the Securities Act, of FelCor LP, FelCor or the subsidiary guarantors, and (v) you are not acting on behalf of any person or entity who would not truthfully make these statements. You will be deemed to make such representations by tendering Old Notes in the exchange offer.

     Broker-dealers who acquired old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the SEC staff’s interpretations discussed above or participate in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in order to sell the old notes, unless an exemption is available. Any broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See “Plan of Distribution.”
     You will be deemed to acknowledge and agree to the foregoing by tendering old notes in the exchange offer.
Consequences of Failure to Exchange Old Notes
Following the completion of the exchange offer, old notes that are not exchanged for new notes will continue to be subject to restrictions on transfer, and we will have no further obligation to provide for the registration of the old notes under the Securities Act. Accordingly, those old notes may be resold only pursuant to an effective registration statement or in a transaction exempt from registration under the Securities Act.
In each case, the old notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.
Terms of the Exchange Offer
     Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange any and all old notes that are validly tendered on or prior to 5:00 p.m. New York City time, on the expiration date. We will exchange new notes for old notes, in an equal principal amount and in minimum increments of $1,000. Holders who have tendered their old notes may withdraw their tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to the terms and provisions of the registration rights agreement. See “— Conditions of the Exchange Offer.”
     Old notes may be tendered only in multiples of $1,000. Subject to the foregoing, holders of old notes may tender less than the aggregate principal amount represented by the old notes they hold, provided that they appropriately indicated this fact when they tendered old notes.
     The form and terms of the new notes are substantially the same as the form and terms of the old notes, except that the new notes have been registered under the Securities Act and will not bear legends restricting their transfer. The new notes will evidence the same debt as the old notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the old notes were issued.
     As of the date of this prospectus, $215 million aggregate principal amount of the old notes is outstanding, and DTC’s nominee Cede & Co. was the only registered holder of the old notes. Only a holder of the old notes, or such holder’s legal representative or attorney-in-fact, may participate in the exchange offer. We will not fix a record date for determining holders of the old notes entitled to participate in the exchange offer. We believe that, as of the date of this prospectus, no such holder is our affiliate, as defined in Rule 405 under the Securities Act.
     We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes and for the purpose of receiving the new notes from us.
     If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus or otherwise, unaccepted old notes will be returned, without expense, to the tendering holder promptly after the expiration date.
     Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, assuming no further transfer of the old notes is made, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Fees and Expenses” and “— Transfer Taxes.”
Expiration Date; Extensions; Amendments
     The expiration date shall be [___, 2007], at 5:00 p.m., New York City time, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended, but will not be later than [___, 2007].
     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.
     We reserve the right, in our sole discretion:
•	to delay accepting any old notes;

•	extend the exchange offer;

•	if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied, to terminate the exchange offer, and

•	to amend the terms of the exchange offer in any manner;
in each case by giving oral or written notice of such delay, extension, termination or amendment to the exchange agent.
     If we amend the exchange offer in a manner we determine to constitute a material change, we will promptly disclose such amendments by means of a prospectus supplement that we will distribute to the registered holders of the old notes. Modification of the exchange offer, including, but not limited to:
•	extension of the period during which the exchange offer is open; and

•	satisfaction of the conditions set forth below under “— Conditions of the Exchange Offer,”
will generally require that the exchange offer be extended, if necessary, so that following a modification, at least five business days remain before expiration of the exchange offer.
Conditions of the Exchange Offer
     Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if, at any time before the acceptance of those old notes for exchange or the exchange of the new notes for those old notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction, or any stop order is threatened or in effect with respect to the registration statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act of 1939. We are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.
     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights is not a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
     If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and we will extend the exchange offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to 10 business day period.
     All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer.
Accrued Interest
     The new notes will bear interest at a rate equal to six-month LIBOR (as defined in the notes), plus 1.875% per annum, which interest will accrue from October 31, 2006, or from the most recent interest payment date with respect to the old notes to which interest was paid or duly provided for. See “Description of the Notes and Guarantees — General.”
Procedures for Tendering Old Notes
     The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their old notes to the exchange agent in accordance with ATOP procedures for such a transfer.
     If you are a DTC participant that has old notes credited to your DTC account also by book-entry and which are held of record by DTC’s nominee, you may tender your old notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with old notes credited to their accounts. If you are not a DTC participant, you may tender our old notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.
     A holder who wishes to tender old notes in the exchange offer must cause to be transmitted to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the old notes into the exchange agent’s account at DTC through ATOP under the procedure for book-entry transfers described herein along with a properly transmitted agent’s message, on or before the expiration date.
     The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and that we may enforce the agreement against the participant. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under “— Exchange Agent; Assistance.”
     The tender by a holder that is not withdrawn before the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus. Only a registered holder of old notes may tender the old notes in the exchange offer. If you wish to tender old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf.
     All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. However, to the extent we waive any conditions of tender with respect to one tender of old notes, we will waive that condition for all tenders as well. Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time period we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give you notification of defects or irregularities with respect to tenders of your old notes. Tenders of old notes involving any defects or irregularities will not be deemed to have been made until the defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived within the time period we determine will be returned by the exchange agent to the DTC participant who delivered such old notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.
     In addition, we reserve the right, in our sole discretion, to purchase or make offers to purchase any old notes that remain outstanding after the expiration date or, as set forth under “— Conditions of the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.
     By tendering old notes in the exchange offer, you represent to us that, among other things: (i) the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person or entity receiving the new notes, whether or not such person or entity is the registered holder, (ii) neither you nor any person or entity receiving the related new notes is engaging in, or intends to engage in, a distribution of the new notes, (iii) neither you nor any person receiving the related new notes has an arrangement or understanding with any person or entity to participate in the distribution of the new notes, (iv) neither you nor any person or entity receiving the related new notes is an “affiliate,” as defined under Rule 405 of the Securities Act, of FelCor, FelCor LP or any of the subsidiary guarantors, and (v) you are not acting on behalf of any person or entity who could not truthfully make these statements.
     Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.”
Book-Entry Transfer
     The exchange agent will establish an account with respect to the old notes at the DTC for purposes of the exchange offer within two business days after the date of this prospectus. Holders must tender their old notes by book-entry transfer to the exchange agent’s account at DTC through ATOP by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures. DTC will then verify the acceptance, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. Delivery of the agent’s message by DTC to the exchange agent will satisfy the terms of the exchange offer in lieu of execution and delivery of a letter of transmittal by the participant identified in the agent’s message. Accordingly, a letter of transmittal need not be completed by a holder tendering through ATOP.
     In all cases, we will issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:
•	timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.
     If we do not accept any tendered old notes for any reason set forth in the terms of the exchange offer, we will credit the non-exchanged old notes to your account maintained with DTC.
Acceptance of Old Notes for Exchange; Delivery of New Notes
     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept any and all old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The new notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the old notes. For purposes of the exchange offer, we shall be deemed to have accepted validly tendered old notes, when, as and if we have given oral or written notice thereof to the exchange agent.

Withdrawal Rights
     Holders may withdraw tenders of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For the withdrawal to be effective, the holder must cause to be transmitted to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the old notes out of the exchange agent’s account at DTC under the procedure for book-entry transfers described herein along with a properly transmitted agent’s message on or before the expiration date.
     We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices. Our determination will be final and binding on all parties. The old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. The old notes will be credited to an account maintained with DTC for the old notes. Properly withdrawn old notes may be retendered by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time on or prior to the expiration date.
The Exchange Agent; Assistance
     U.S. Bank National Association is the exchange agent. You should direct any questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent as follows:
U.S. Bank National Association
Attention: Specialized Finance Department
60 Livingston Ave.
EP-MN-WS3C
St. Paul, Minnesota 55107-2292
Telephone: (800) 934-6802
Facsimile: (651) 495-8158
Fees and Expenses
     We will bear all expenses incident to the consummation of the exchange offer and compliance with the registration rights agreement, including, without limitation: (1) all registration and filing fees, including fees and expenses of compliance with state securities or Blue Sky laws; (2) printing expenses, including expenses of printing certificates for the new notes in a form eligible for deposit with DTC, and of printing prospectuses; (3) messenger, telephone and delivery expenses; (4) fees and disbursements of our counsel; (5) fees and disbursements of independent certified public accountants; (6) rating agency fees; (7) our internal expenses, including all salaries and expenses of our officers and employees performing legal or accounting duties; and (8) fees and expenses, if any, incurred in connection with the listing of the new notes on a securities exchange.
     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.
Transfer Taxes
     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.
Accounting Treatment
     We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize expenses of the exchange offer over the term of the new notes.

USE OF PROCEEDS
     We will not receive any proceeds from the exchange offer. In consideration for issuing the new notes, we will receive outstanding old notes in like original principal amount. All old notes received in the exchange offer will be cancelled. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the issuance of the old notes.
     Gross proceeds from the issuance and sale of the old notes were $215 million. The net proceeds from the issuances of the old notes were approximately $214 million, after deducting fees and certain offering expenses. All of the net proceeds, together with available cash, were used to fund our offers to purchase $290 million in aggregate principal amount of our senior floating rate notes due 2011.
CAPITALIZATION
     The following table sets forth the capitalization of FelCor LP at December 31, 2006.
     For additional information, see “Selected Historical Consolidated Financial Information” and our consolidated financial statements incorporated by reference herein.

December 31, 2006
(In thousands)
Short-term debt:
Current portion of mortgage, construction and capital lease debt	$71,336

Long-term debt:
Line of Credit	—
8 1/2% senior notes due 2011(1)	298,911
Senior secured floating rate notes due 2011	215,000
Mortgage, construction and capital lease debt	783,906

Total long-term debt	1,297,817
Redeemable units at redemption value	29,593
Preferred units	478,774
Common partners’ capital	514,202

Total capitalization	$2,391,722

(1)	Amount is shown net of approximately $1.1 million in aggregate unamortized discount.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
     The following tables set forth selected historical consolidated financial information for FelCor LP and FelCor. The selected historical information is presented as of and for the years ended December 31, 2006, 2005, 2004, 2003 and 2002. We derived the historical consolidated financial information for the years ended December 31, 2006, 2005, 2004, 2003 and 2002 from our consolidated financial statements and the notes thereto, audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. Certain reclassifications have been made to previously reported amounts in accordance with the discontinued operations reporting requirements of SFAS 144 to conform to current year presentation with no effect to previously reported net income (loss), shareholders’ equity or partners’ capital.
     You should read the following in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus or incorporated herein by reference.
FelCor Lodging Limited Partnership

	Year Ended December 31,
	2006		2005	2004	2003	2002
	(in thousands, except per unit and ratio data)
Statement of Operations Data:(1)
Total revenues	$991,038		$914,655	$842,612	$786,883	$815,366
Income (loss) from continuing operations(2)	7,941		(19,817)	(84,044)	(79,152)	(62,150)

Diluted earnings per share: (1)
Loss from continuing operations applicable to common unitholders	$(0.49)		$(1.06)	$(1.92)	$(1.71)	$(1.43)

Other Data:
Cash distributions declared per common unit(3)	$0.80		$0.15	$—	$—	$0.60
Funds From Operations (4)	93,451		(191,139)	(30,608)	(207,462)	(60,018)
EBITDA(4)	300,460		12,475	184,950	(532)	150,024
Cash flows provided by operating activities	147,700		111,482	33,281	52,914	106,037
Ratio of earnings to fixed charges (5)	(6a	)	(6b )	(6c )	(6d )	(6e )

Balance Sheet Data (at end of period):
Total assets	$2,583,249		$2,920,263	$3,318,191	$3,590,893	$3,780,363
Total debt, net of discount	1,369,153		1,675,280	1,767,122	2,037,355	1,877,134

FelCor Lodging Trust Incorporated

	Year Ended December 31,
	2006		2005	2004	2003	2002
Statement of Operations Data:(1)
Total revenues	$991,038		$914,655	$842,612	$786,883	$815,366
Income (loss) from continuing operations(2)	8,565		(16,916)	(78,376)	(73,564)	(55,331)

Diluted earnings per share:
Net loss from continuing operations applicable to common stockholders	$(0.50)		$(1.06)	$(1.92)	$(1.71)	$(1.51)

Other Data:
Cash distributions declared per common share(3)	$0.80		$0.15	$—	$—	$0.60
Funds From Operations (4)	93,451		(191,139)	(30,608)	(207,462)	(60,018)
EBITDA(4)	300,460		12,475	184,950	(532)	150,024
Cash flows provided by operating activities	147,700		111,482	33,281	52,914	106,037
Ratio of earnings to fixed charges(5)	(6a	)	(6b )	(6c )	(6d )	(6e )

Balance Sheet Data (at end of period):
Total assets	$2,583,249		$2,920,263	$3,318,191	$3,590,893	$3,780,363
Total debt, net of discount	1,369,153		1,675,280	1,767,122	2,037,355	1,877,134

(1)	All years prior to 2006 have been adjusted to reflect those hotels disposed in 2006 or prior periods or classified as held for sale as of December 31, 2006 as discontinued operations.

(2)	Included in income (loss) from continuing operations are the following amounts (in thousands):

	Year Ended December 31,
	2006	2005	2004	2003	2002
Charge-off of deferred debt costs	$(3,562)	$(1,448)	$(6,960)	$(2,834)	$(3,222)
Loss on early extinguishment of debt	(12,471)	(4,037)	(44,216)	—	—
Abandoned projects	(33)	(265)	—	—	(1,663)
Gain on swap termination	1,715	—	1,005	—	—
Gain (loss) on sale of assets	(92)	469	—	106	773
(3)	Commencing with the fourth quarter 2005, we reinstituted a common dividend. We had declared a quarterly common dividend on our common stock from our inception through 2002, but as a result of the uncertain geopolitical environment and soft business climate, together with the decline in Hotel EBITDA margins resulting from continued declines in our portfolio’s average daily rate, our board of directors suspended the payment of dividends on our common stock in 2003 and 2004. We have, however, continued to pay the full accrued dividends on our outstanding preferred stock.

(4)	Substantially all of our non-current assets consist of real estate. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider supplemental measurements of performance, which are not measures of operating performance under GAAP, to be helpful in evaluating a real estate company’s operations. These supplemental measures, including Funds From Operations, or FFO, and Earnings Before Interest, Taxes, Depreciation, and Amortization, or EBITDA, are not measures of operating performance under GAAP. However, we consider these non-GAAP measures to be supplemental measures of a REIT’s performance and should be considered along with, but not as an alternative to, net income as a measure of our operating performance.

The White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income or loss (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with standards established by

NAREIT. This may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.
EBITDA is a commonly used measure of performance in many industries. We define EBITDA as net income or loss (computed in accordance with GAAP) plus interest expenses, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect EBITDA on the same basis.
Our management and board of directors use FFO and EBITDA to evaluate the performance of our hotels and to facilitate comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital intensive companies.
The use of these non-GAAP financial measures has certain limitations. FFO and EBITDA, as presented by us, may not be comparable to FFO and EBITDA as calculated by other real estate companies. These measures do not reflect certain expenses for that we incurred and will incur, such as depreciation, interest and capital expenditures. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our reconciliations to the most comparable GAAP financial measures, and our consolidated statement of operations and cash flows, include interest expense, capital expenditures and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures.
These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. Neither should FFO or EBITDA be considered as measures of our liquidity or indicative of funds available for our cash needs, including our ability to make cash distributions or service our debt. FFO and EBITDA reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
The computation of FFO and EBITDA for FelCor LP and FelCor yields the same result. The following tables detail the computation of FFO and EBITDA for FelCor LP (in thousands).

	Year Ended December 31,
	2006	2005	2004	2003	2002
Net income (loss)	$51,324	$(265,292)	$(106,808)	$(327,921)	$(192,298)
Issuance costs of redeemed preferred units	—	(6,522)	—	—	—
Preferred distributions	(38,713)	(39,408)	(35,130)	(26,908)	(26,292)

Net income (loss) applicable to common unitholders	12,611	(311,222)	(141,938)	354,829)	(218,590)
Depreciation from continuing operations	94,579	84,448	78,116	76,288	81,381
Depreciation from unconsolidated entities and discontinued operations	26,911	47,759	52,636	73,747	83,052
Gain on sale of hotels, net of income tax	(40,650)	(12,124)	(19,422)	(2,668)	(5,861)

FFO	$93,451	$(191,139)	$(30,608)	$(207,462)	$(60,018)

	Year Ended December 31,
	2006	2005	2004	2003	2002
Net income (loss)	$51,324	$(265,292)	$(106,808)	$(327,921)	$(192,298)
Depreciation from continuing operations	94,579	84,448	78,116	76,288	81,381
Depreciation from unconsolidated entities and discontinued operations	26,911	47,759	52,636	73,747	83,052
Interest expense	114,909	125,707	138,872	156,327	155,942
Interest expense from unconsolidated entities and discontinued operations	7,657	16,949	19,189	18,817	19,859
Amortization expense	5,080	2,904	2,945	2,210	2,088

EBITDA	$300,460	$12,475	$184,950	$(532)	$150,024

Consistent with SEC guidance, FFO has not been adjusted for the following amounts included in net income (loss) applicable to common unitholders (in thousands):

	Year Ended December 31,
	2006	2005	2004	2003	2002
Impairment loss	$(16,474)	$(266,751)	$(38,289)	$(245,509)	$(157,505)
Minority interest share of impairment loss	927	8,976	—	1,770	—
Charge-off of deferred debt costs	(3,624)	(2,659)	(6,960)	(2,834)	(3,222)
Gain (loss) on early extinguishment of debt	(13,848)	(8,641)	(44,216)	1,611	—
Gain from swap termination	1,715	—	1,005	—	—
Asset disposition costs	—	(1,300)	(4,900)	—	—
Abandoned projects	(112)	(265)	—	—	(1,663)
Issuance costs of redeemed preferred units	—	(6,522)	—	—	—
Consistent with SEC guidance on non-GAAP financial measures, EBITDA has not been adjusted for the following amounts included in net income (loss) (in thousands):

	Year Ended December 31,
	2006	2005	2004	2003	2002
Impairment loss	$(16,474)	$(266,751)	$(38,289)	$(245,509)	$(157,505)
Minority interest share of impairment loss	927	8,976	—	1,770	—
Charge-off of deferred debt costs	(3,624)	(2,659)	(6,960)	(2,834)	(3,222)
Gain (loss) on early extinguishment of debt	(13,848)	(8,641)	(44,216)	1,611	—
Gain (loss) from swap termination	1,715	—	1,005	—	—
Asset disposition costs	—	(1,300)	(4,900)	—	—
Abandoned projects	(112)	(265)	—	—	(1,663)
Gain on sale of hotels, net of income tax	40,650	12,124	19,422	2,668	5,861

(5)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations plus fixed charges, excluding capitalized interest, and fixed charges consist of interest, whether expensed or capitalized, and amortization of loan costs.

(6a)	For the year ended December 31, 2006, fixed charges exceeded earnings, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $5 million greater to have achieved a coverage ratio of 1:1.

(6b)	For the year ended December 31, 2005, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $31 million greater to have achieved a coverage ratio of 1:1.

(6c)	For the year ended December 31, 2004, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $90 million greater to have achieved a coverage ratio of 1:1.

(6d)	For the year ended December 31, 2003, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $79 million greater to have achieved a coverage ratio of 1:1.

(6e)	For the year ended December 31, 2002, we incurred a loss from continuing operations, which resulted in a coverage ratio of less than 1:1. Our earnings would have had to have been $49 million greater to have achieved a coverage ratio of 1:1.

BUSINESS AND PROPERTIES
     FelCor Lodging Trust Incorporated, or FelCor, is a Maryland corporation operating as a real estate investment trust, or REIT. We are the sole general partner of, and the owner of a greater than 97% partnership interest in, FelCor Lodging Limited Partnership, or FelCor LP, through which we held ownership interests in 99 hotels with approximately 28,000 rooms and suites at December 31, 2006. All of our operations are conducted solely through FelCor LP, which is the issuer of the notes, or its subsidiaires. When used in this prospectus, “we” and “our” refer to FelCor and its consolidated subsidiaries, unless otherwise indicated.
     At December 31, 2006, we owned a 100% interest in 72 hotels, a 90% or greater interest in entities owning five hotels, a 75% interest in an entity owning one hotel, a 60% interest in an entity owning two hotels and a 50% interest in entities owning 19 hotels. As the result of our ownership interests in the operating lessees of 94 of these hotels, we include their operating revenues and expenses in our consolidated statements of operations. The operations of 83 of these consolidated hotels were included in continuing operations at December 31, 2006, and 11 hotels were designated as held for sale and included in discontinued operations. The operating revenues and expenses of the remaining five hotels were reported on the equity method, four hotels were operated by 50% owned lessees and one hotel, in which we had a 50% ownership interest, was operated without a lease.
     Our hotels included in continuing operations at December 31, 2006 were located in the United States (23 states) and Canada, with concentrations in major metropolitan and resort areas. We own the largest number of Embassy Suites Hotels and Doubletree Guest Suites hotels.
     Our business is conducted in one reportable segment, which is hospitality. During 2006, we derived 97% of our revenues from hotels located within the United States and the balance from our Canadian hotels.
     We seek to increase operating cash flow through aggressive asset management and the competitive positioning of our hotels. We also seek to maintain a sound and flexible capital structure, and to reposition our portfolio through the sale of non-strategic hotels, investment in capital expenditures at our existing hotels that we expect to provide a high return on investment, redevelopment of existing assets to enhance their return on investment and investment in high quality hotels in major urban and resort markets with high growth potential.
Developments During 2006
     We completed 2006 with a 7.8% increase in our hotel revenue per available room, or RevPAR, compared to 2005. This was the third year of RevPAR increases following a three-year decline in RevPAR. The fundamentals of the lodging industry appear to be strong, as evidenced by the national trend of increased RevPAR and increases in average daily room rates, or ADR, which is responsible for the increase in RevPAR in the current year. The increase in ADR was also a major factor in a 182 basis point increase in our Hotel Earnings Before Interest, Taxes, Depreciation and Amortization margin, or Hotel EBITDA margin, for our hotels in continuing operations. Hotel EBITDA margin is a commonly used non-GAAP measure described in more detail and reconciled to GAAP measures in the “Non-GAAP Financial Measures” section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 7 of our 2006 Annual Report on Form 10-K incorporated herein by reference.
     We completed amendments to our management agreements with InterContinental Hotels Group PLC, or IHG, in January 2006. This enabled us to start the process of selling 42 non-strategic hotels, of which 30 were operated under management agreements with IHG. These non-strategic hotels were generally located in slower growth markets with low barriers to entry and required capital investments not meeting our return criteria. During 2006, we sold 31 of these non-strategic hotels, leaving 11 non-strategic hotels at December 31, 2006, which we expect to sell in early 2007. The 31 hotels sold in 2006 provided gross proceeds of $514 million, which were used to pay down debt of approximately $356 million and invested in capital improvements at many of our core hotels.
     In 2006, we embarked on a three-year capital improvement program, affecting our entire core portfolio, designed to enhance our competitive position. During 2006, we spent $179 million on capital expenditures, of this, approximately $48 million related to capital items committed in 2005 and $131 million related to our three-year capital improvement program. We expect to spend approximately $225 million in 2007, and at the completion of this renovation program in 2008, we will have made major capital investments aggregating approximately $430 million.
     As a result of the strong economy and the related impact on the travel and lodging industries, and our lower secured debt levels, Standard & Poor’s raised its ratings on our senior unsecured debt twice in 2006 from B- to B and from B to B+, and in 2006 Moody’s Investor Services raised our debt ratings from B1 to Ba3. As a result of the Moody’s upgrade in April 2006, the interest rate applicable to $300 million of our senior unsecured debt maturing in 2011 decreased from 9.0% to 8.5%, reducing our annualized interest expense by $1.5 million.
     During 2006, we paid down debt of approximately $356 million, refinanced another $465 million of debt and reduced interest rates by 0.5% on $300 million of senior debt. The combined effect of these actions will result in reducing our annual interest expense by $38 million and lowering our weighted average cost of debt by 55 basis points.
     In December 2005, we resumed paying a common dividend with a $0.15 per share dividend, which was also paid in the first quarter of 2006. For the second and third quarters of 2006, our Board of Directors increased the dividend to $0.20 per share, and in the fourth quarter it was increased once again to $0.25 per share.
Management Changes
     In February 2006, we announced the appointment of Thomas J. Corcoran, Jr. as Chairman of the Board, Richard A. Smith as President and Chief Executive Officer and Andrew J. Welch as Executive Vice President and Chief Financial Officer. Mr. Corcoran co-founded FelCor in 1991 with Hervey Feldman and has served as President and Chief Executive Officer since our formation. Mr. Smith joined FelCor in 2004 as Executive Vice President and Chief Financial Officer. Mr. Welch was most recently Senior Vice President and Treasurer for FelCor. In March 2006, we announced the appointment of Troy A. Pentecost as Executive Vice President and Director of Asset Management, replacing Jack Eslick. Mr. Pentecost was formerly with Remington Hotel Corporation. In June 2006, we announced the appointment of Jonathan H. Yellen as Executive Vice President, General Counsel and Secretary, replacing Lawrence D. Robinson, who retired. Mr. Yellen was formerly a partner with Damon & Morey LLP in Buffalo, New York.
Board of Director Changes
     In February 2006, concurrent with Mr. Corcoran’s appointment as Chairman of the Board, we announced that Donald J. McNamara resigned his position as Chairman of the Board, but remained on our Board of Directors, and that Michael D. Rose retired from our Board of Directors. Mr. Rose’s position on the Board of Directors was filled by Mr. Smith. In May 2006, we announced that Richard O. Jacobson retired from our Board of Directors. In July 2006, we announced the appointment of Robert F. Cotter to our Board of Directors, filling the position created by Mr. Jacobson’s retirement. Mr. Cotter was most recently President and Chief Operating Officer for Starwood Hotels and Resorts Worldwide, Inc., prior to his retirement in December 2005.
Recent Developments
     In 2007, through March 22, 2007, we sold three non-strategic hotels for gross proceeds of $65 million leaving eight non-strategic hotels. We have hard contracts of sale on three of these hotels and the remainder are under contract subject to the buyer’s due diligence.
     In February 2007, we announced the retirement of Mr. McNamara from our Board of Directors and the appointment of Thomas C. Hendrick to succeed Mr. McNamara. Mr. Hendrick currently serves as the Executive Vice President of Acquisitions and Development for the Kor Group.
The Industry
     The lodging industry experienced strong growth in 2006, maintaining the momentum generated in the prior two years. According to Smith Travel Research, or STR, a leading provider of industry data, RevPAR increased 7.5% in

2006. The increase in RevPAR was driven by a significant improvement in average daily rate, or ADR, which went from $90.95 in 2005 to $97.31 in 2006, a U.S. record high.
     Supply growth continued to be held in check increasing 0.6% in 2006. This is well below the long-term historical average of 2.1% from 1989 to 2005. Supply growth is a key leading indicator of the performance for existing lodging real estate. Demand growth in 2006 increased 1.1% slightly exceeding the growth in supply. As a result, the U.S. occupancy rate increased to 63.4% in 2006.
     Economists are predicting that the economy will continue to grow in 2007. Macroeconomic Advisers, a well regarded private research group, forecasts Real Gross Domestic Product, or GDP, adjusted for inflation, to grow 2.6% in 2007 and 3.2% in 2008. The continued strength of the U.S. economy should continue to drive both leisure and business travel demand. With moderate supply growth, the lodging industry should perform well over the next two years. STR projects the 2007 occupancy rate to be 62.9%, a slight drop compared to 2006. At the same time, ADR is expected to grow by 6.5%, resulting in a forecasted RevPAR increase of 5.8%. PricewaterhouseCoopers, or PwC, another leading source of lodging data, in its 2007 Americas Lodging Investment Summit Presentation, which is available on its website (www.pwc.com), predicts that the U.S. RevPAR will increase by 5.8% in both 2007 and 2008. PwC also predicts that lodging industry profits, measured in income before income taxes, will increase by 8.5% and reach $27.4 billion by 2008. However, these predicted growth rates are not uniform across the country and assume that no major external event such an act of terrorism or natural disaster affect the U.S. economy and the travel and lodging industries.
     STR classifies hotel chains into six distinct categories: Luxury, Upper Upscale, Upscale, Midscale with Food & Beverage, Midscale without Food & Beverage, and Economy. We own properties in the Upper Upscale (including Doubletree Guest Suites, Doubletree, Embassy Suites Hotels, Sheraton and Westin hotels), Upscale (Crowne Plaza), and Midscale with Food & Beverage (Holiday Inn) categories, from which we derived all of our Hotel EBITDA in 2006. More than 80% of our Hotel EBITDA in 2006 was derived from upper upscale all-suite hotels.
     STR also categorizes hotels based upon their relative market positions, as measured by ADR, as Luxury, Upscale, Midprice, Economy and Budget. The following table contains information with respect to average occupancy (determined by dividing occupied rooms by available rooms), ADR and RevPAR for our hotels, as well as all Upscale U.S. hotels, all Midprice U.S. hotels and all U.S. hotels, as reported by STR, for the periods indicated:

	Year Ended December 31,
	2006	2005	2004	2003	2002
Number of FelCor Hotels	83	125	142	159	183
Occupancy:
FelCor hotels (1)	72.6%	69.3%	65.5%	62.4%	62.1%
All Upscale U.S. hotels (2)	65.5	65.2	63.0	60.8	60.8
All Midprice U.S. hotels (3)	61.0	61.0	59.4	57.2	56.8
All U.S. hotels	63.4	63.1	61.3	59.2	59.0
ADR:
FelCor hotels (1)	$125.93	$107.18	$99.07	$94.92	$96.84
All Upscale U.S. hotels (2)	107.37	101.60	94.05	90.55	90.47
All Midprice U.S. hotels (3)	78.12	73.96	69.81	67.54	67.96
All U.S. hotels	97.31	90.95	86.20	82.92	82.83
RevPAR:
FelCor hotels (1)	$91.49	$74.29	$64.91	$59.19	$60.16
All Upscale U.S. hotels (2)	70.31	66.21	59.26	55.06	55.02
All Midprice U.S. hotels (3)	47.66	45.12	41.47	38.60	38.58
All U.S. hotels	61.69	57.39	52.88	49.07	48.87

(1)	Information is based on historical presentations.

(2)	This category includes hotels in the “upscale price level,” defined as hotels with ADRs in the 70th to 85th percentiles in their respective markets.

(3)	This category includes hotels in the “midprice level,” defined as hotels with ADRs in the 40th to 70th percentiles in their respective markets.

Business Strategy
     Our long-term strategic plan is to own a diversified portfolio of upscale, full service hotels flagged under leading brands, increase shareholder value and increase return on invested capital by maximizing the use of our real estate and enhancing cash flow. We continually examine our portfolio to address issues of market supply and concentration of risk. In order to achieve our strategic objectives, we have identified four goals:
     Portfolio Repositioning. The completion of the amendments to the management agreements with IHG in January 2006, enabled us to start the process of selling 42 non-strategic hotels, of which 30 were operated under management contracts with IHG, and use the proceeds, along with excess cash, to reduce debt and embark on an internal growth program to complete a comprehensive renovation of our core hotel portfolio and invest in redevelopment opportunities.
     At December 31, 2006, we had 11 remaining non-strategic hotels identified as held for sale in slower growth markets with lower barriers to entry and that required capital investments not meeting our return criteria. These 11 non-strategic hotels have been designated as held for sale and included in discontinued operations. We expect to sell substantially all of our 11 non-strategic hotels in the first part of 2007 for aggregate gross proceeds of approximately $185 million to $190 million.
     In 2006, we sold 31 non-strategic hotels for aggregate gross proceeds of approximately $514 million. In 2007, through March 22, 2007, we sold three non-strategic hotels for gross proceeds of $64.7 million and had three hotels with hard contracts for sale.
     Debt Reduction. As part of the repositioning strategy, since September 30, 2005, when we began our disposition program, we reduced our debt by $400 million in the aggregate using proceeds from non-strategic hotel sales and excess cash on hand. For the year ended December 31, 2006, our consolidated debt to EBITDA ratio was approximately 4.7x, compared to more than 8x for the year ended December 31, 2003, and we believe this ratio will continue to decrease as we continue to improve our operating performance and reduce debt. In addition, we will continue to look for additional opportunities to reduce our cost of debt and increase our flexibility on an economically sound basis.
     Internal Growth. Our internal growth is driven by the following factors:
•	Comprehensive Renovation of our Portfolio of Core Hotels. We have implemented a long-term capital plan for each core hotel to enhance our portfolio’s competitive position. We plan to spend approximately $430 million in capital from 2006 to 2008, of which $131 million was spent during 2006, approximately $225 million will be spent in 2007 and the remainder will be spent during 2008.

•	Redevelopment Opportunities. We have currently identified opportunities at 14 core hotels to add significant value through the maximization of our real estate (for example, adding meeting space, guest rooms and/or spas, utilizing excess land at beach-front properties for condominium developments and re-branding opportunities) and added earnings growth. We plan to use approximately $150 million of the proceeds from selling non-strategic hotels to fund redevelopment projects.

•	Modified Asset Management Approach. We seek to improve the competitive position of our core hotels through aggressive asset management and strong relationships with our brand-owner managers. During 2006, we completed changes to our asset management approach. While REIT requirements prohibit us from directly managing our hotels, we are taking a more intensive approach to asset management. Through the selling of non-strategic hotels and the hiring of additional asset managers, our asset managers have more time to dedicate to each hotel. In addition, we are taking a more active role in working closely with our brand-owner managers to actively monitor and review hotel operations. We strongly urge our brand-owner managers to implement best practices in expense and revenue management at our hotels, and we strive to influence brand strategy on marketing and revenue enhancement programs. See “Business – Strategic Relationships.”

     External Growth. We regularly consider hotel acquisitions that will improve the overall quality of our portfolio, further diversify our portfolio by market and customer type, and/or improve future EBITDA growth. However, we take a highly disciplined approach to any acquisitions, which must meet strict criteria, including minimum rates of return. Moreover, we believe our reduced debt levels will ensure that we will have sufficient borrowing capacity to fund acquisitions when opportunities arise. We expect acquisitions of hotels will be restricted to high quality hotels in major urban and resort markets with high barriers to entry and high growth potential.
Strategic Relationships
     We benefit from our brand-owner and manager alliances with Hilton Hotels Corporation (Embassy Suites Hotels, Hilton and Doubletree), InterContinental Hotels Group PLC (Holiday Inn) and Starwood Hotels & Resorts Worldwide, Inc. (Sheraton and Westin). These relationships enable us to work effectively with our managers to maximize Hotel EBITDA margins and operating cash flow from our hotels.
•	Hilton Hotels Corporation (www.hiltonworldwide.com) is recognized internationally as a preeminent hospitality company. Hilton develops, owns, manages or franchises more than 2,300 hotels, resorts and vacation ownership properties. Its portfolio includes many of the world’s best known and most highly regarded hotel brands, including Hilton, Hilton Garden Inn, Doubletree, Embassy Suites Hotels, Conrad, Hampton Inn and Homewood Suites by Hilton, among others. Subsidiaries of Hilton managed 54 of our hotels at December 31, 2006. Hilton is a 50% partner in joint ventures with us in the ownership of 12 hotels and the management of residential condominiums, and is the holder of a 10% equity interest in certain of our consolidated subsidiaries owning four hotels.
•	InterContinental Hotels Group PLC (www.ichotelsgroup.com) of the United Kingdom is the world’s largest hotel company by number of rooms. IHG owns, manages, leases or franchises, through various subsidiaries, more than 3,600 hotels and 540,000 guest rooms in nearly 100 countries and territories around the world. IHG owns a portfolio of well recognized and respected hotel brands including InterContinental Hotels & Resorts, Crowne Plaza Hotels & Resorts, Holiday Inn, Holiday Inn Express, Hotel Indigo, Staybridge Suites, Candlewood Suites, and also manages the world’s largest hotel loyalty program, Priority Club Rewards, with more than 30 million members worldwide. At December 31, 2006, subsidiaries of IHG managed 21 of our hotels.
•	Starwood Hotels & Resorts Worldwide, Inc. (www.starwoodhotels.com) is one of the leading hotel and leisure companies in the world with more than 860 properties and 264,000 rooms in 95 countries. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchisor of hotels and resorts including: St. Regis, The Luxury Collection, Le Méridien, Sheraton, Westin, Four Points by Sheraton and W brands. Subsidiaries of Starwood managed seven of our hotels at December 31, 2006. Starwood is a 40% joint venture partner with us in the ownership of two hotels and a 50% joint venture partner with us in the ownership of one hotel.
Hotel Brands
     A key part of our business strategy is to have our hotels managed by some of the nation’s most recognized and respected hotel brand owners. We maintain relationships with our brand owners, who also manage substantially all of our hotels. The following table illustrates the distribution of our hotels among our premier brands at December 31, 2006.
Brand Distribution

			% of	% of 2006
Brand	Hotels	Rooms	Total Rooms	Hotel EBITDA
Embassy Suites Hotels	47	12,130	51	57
Holiday Inn-branded	17	6,301	26	18
Starwood-branded	9	3,217	13	15
Doubletree-branded	7	1,471	6	7
Hilton-branded	2	559	2	2
Other	1	403	2	1

     Embassy Suites Hotels
     Embassy Suites Hotels is the nation’s largest brand of upscale, all-suite hotels with more total suites than any of its competitors. Created in 1983, Embassy Suites Hotels was a pioneer in the all-suite concept and today is a market share leader with more than 180 locations in the United States, Canada and Latin America. Embassy Suites Hotels, part of the Hilton family of hotels, maintains a commanding presence in this segment in terms of system size, geographic distribution, brand-name recognition and operating performance. Each Embassy Suites Hotel features spacious two-room suites featuring a separate living area, private bedroom, a mini-kitchen and other convenient, value-added guest services and amenities.
     Doubletree and Doubletree Guest Suites Hotels
     Doubletree hotels and Doubletree Guest Suites are a growing collection of upscale accommodations in more than 150 gateway cities, metropolitan areas and vacation destinations throughout the United States, Canada and Latin America. As part of the Hilton family, in addition to the advantages of the award winning Hilton HHonors guest program, these brands offer comfortable accommodations, meeting facilities, exceptional dining options, health and fitness facilities, state-of-the art technology, and other amenities and services to both business and leisure travelers.
     Holiday Inn Hotels
     The Holiday Inn brand is one of the most widely recognized lodging brands in the world, with nearly 1,500 properties worldwide. The brand offers today’s business and leisure travelers dependability, friendly service and modern, attractive facilities at an excellent value. Holiday Inn hotels guests enjoy amenities such as restaurants and room service, relaxing lounges, swimming pools and fitness centers, as well as 24-hour business services and meeting facilities.
     Sheraton and Sheraton Suites Hotels
     With more than 400 hotels and resorts in over 70 countries, Sheraton Hotels & Resorts is the largest brand in the Starwood Hotels & Resorts system. Located in the world’s most sought-after cities and resort destinations, Sheraton hotels serve the needs of both business and leisure travelers. At all Sheraton hotels, guests find full-service dining facilities and room service, on-site fitness centers with a swimming pool, on-site business services, laundry/valet services and meeting facilities for groups of all sizes. Guestrooms include generous work desks and televisions with cable/satellite channels.
     Other Hotels
     As of December 31, 2006, four of our hotels were operated under other brands, Crowne Plaza, Hilton, Hilton Suites and Westin.

Hotel Portfolio
     The following table sets forth certain descriptive information regarding the 99 hotels in which we owned an interest at December 31, 2006:

	State	Rooms	% Owned(a)	Brand
Consolidated Operations
Core Hotels
Birmingham(b)	AL	242		Embassy Suites Hotel
Phoenix – Biltmore(b)	AZ	232		Embassy Suites Hotel
Phoenix Crescent Hotel(b)	AZ	342		Sheraton
Phoenix Tempe(b)	AZ	224		Embassy Suites Hotel
Dana Point – Doheny Beach	CA	195		Doubletree Guest Suites
Los Angeles – Anaheim (Located near Disneyland Park)(b)	CA	222		Embassy Suites Hotel
Los Angeles – El Segundo – International Airport –South	CA	349	97%	Embassy Suites Hotel
Milpitas – Silicon Valley(b)	CA	266		Embassy Suites Hotel
Napa Valley(b)	CA	205		Embassy Suites Hotel
Oxnard – Mandalay Beach Resort & Conference Center	CA	248		Embassy Suites Hotel
San Diego – On the Bay	CA	600		Holiday Inn
San Francisco – Burlingame Airport	CA	340		Embassy Suites Hotel
San Francisco – South San Francisco Airport(b)	CA	312		Embassy Suites Hotel
San Francisco – Fisherman’s Wharf	CA	585		Holiday Inn
San Francisco – Union Square	CA	403		Crowne Plaza
San Rafael – Marin County/Conference Center(b)	CA	235	50%	Embassy Suites Hotel
Santa Barbara – Goleta	CA	160		Holiday Inn
Santa Monica – Beach at the Pier	CA	132		Holiday Inn
Wilmington(b)	DE	244	90%	Doubletree
Boca Raton(b)	FL	263		Embassy Suites Hotel
Cocoa Beach – Oceanfront	FL	500		Holiday Inn
Deerfield Beach – Boca Raton/Deerfield Beach Resort(b)	FL	244		Embassy Suites Hotel
Ft. Lauderdale – 17th Street(b)	FL	358		Embassy Suites Hotel
Ft. Lauderdale – Cypress Creek(b)	FL	253		Sheraton Suites
Jacksonville – Baymeadows(b)	FL	277		Embassy Suites Hotel
Miami – International Airport(b)	FL	316		Embassy Suites Hotel
Orlando – International Airport(b)	FL	288		Holiday Inn Select
Orlando – International Drive – Resort	FL	652		Holiday Inn
Orlando – International Drive South/Convention Center(b)	FL	244		Embassy Suites Hotel
Orlando– (North)	FL	277		Embassy Suites Hotel
Orlando – Walt Disney World Resort	FL	229		Doubletree Guest Suites
Tampa– On Tampa Bay(b)	FL	203		Doubletree Guest Suites
Atlanta – Airport(b)	GA	232		Embassy Suites Hotel
Atlanta – Buckhead(b)	GA	316		Embassy Suites Hotel
Atlanta – Galleria(b)	GA	278		Sheraton Suites
Atlanta – Gateway – Atlanta Airport	GA	395		Sheraton
Atlanta – Perimeter Center(b)	GA	241	50%	Embassy Suites Hotel
Chicago – Lombard/Oak Brook(b)	IL	262	50%	Embassy Suites Hotel
Chicago – Northshore/Deerfield (Northbrook) (b)	IL	237		Embassy Suites Hotel
Chicago O’Hare Airport(b)	IL	296		Sheraton Suites
Indianapolis – North(b)	IN	221	75%	Embassy Suites Hotel
Kansas City – Overland Park(b)	KS	199	50%	Embassy Suites Hotel
Lexington – Lexington Green(b)	KY	174		Hilton Suites
Baton Rouge(b)	LA	223		Embassy Suites Hotel
New Orleans(b)	LA	370		Embassy Suites Hotel
New Orleans – French Quarter	LA	374		Holiday Inn

	State	Rooms	% Owned(a)	Brand
Boston – Government Center	MA	303		Holiday Inn Select
Boston – Marlborough(b)	MA	229		Embassy Suites Hotel
Baltimore – BWI Airport(b)	MD	251	90%	Embassy Suites Hotel
Bloomington(b)	MN	219		Embassy Suites Hotel
Minneapolis – Airport(b)	MN	310		Embassy Suites Hotel
St. Paul – Downtown(b)	MN	210		Embassy Suites Hotel
Kansas City – Plaza(b)	MO	266	50%	Embassy Suites Hotel
Charlotte(b)	NC	274	50%	Embassy Suites Hotel
Charlotte SouthPark	NC	208		Doubletree Guest Suites
Raleigh(b)	NC	203		Doubletree Guest Suites
Raleigh – Crabtree(b)	NC	225	50%	Embassy Suites Hotel
Parsippany(b)	NJ	274	50%	Embassy Suites Hotel
Piscataway – Somerset(b)	NJ	221		Embassy Suites Hotel
Secaucus – Meadowlands(b)	NJ	261	50%	Embassy Suites Hotel
Philadelphia – Historic District	PA	364		Holiday Inn
Philadelphia – Society Hill(b)	PA	365		Sheraton
Pittsburgh – At University Center (Oakland)(b)	PA	251		Holiday Inn Select
Charleston – Mills House (Historic Downtown)(b)	SC	214		Holiday Inn
Myrtle Beach – At Kingston Plantation	SC	255		Embassy Suites Hotel
Myrtle Beach Resort	SC	385		Hilton
Nashville – Airport/Opryland Area	TN	296		Embassy Suites Hotel
Nashville – Opryland/Airport (Briley Parkway)	TN	382		Holiday Inn Select
Austin(b)	TX	189	90%	Doubletree Guest Suites
Austin – North(b)	TX	260	50%	Embassy Suites Hotel
Corpus Christi(b)	TX	150		Embassy Suites Hotel
Dallas – DFW International Airport-South(b)	TX	305		Embassy Suites Hotel
Dallas – Love Field(b)	TX	248		Embassy Suites Hotel
Dallas – Market Center	TX	244		Embassy Suites Hotel
Dallas – Park Central	TX	536	60%	Westin
Houston – Medical Center	TX	284		Holiday Inn & Suites
San Antonio – International Airport(b)	TX	261	50%	Embassy Suites Hotel
San Antonio – International Airport(b)	TX	397		Holiday Inn Select
San Antonio – N.W. I-10(b)	TX	216	50%	Embassy Suites Hotel
Burlington Hotel & Conference Center(b)	VT	309		Sheraton
Vienna – At Tysons Corner(b)	VA	443	50%	Sheraton

Canada
Toronto – Airport	Ontario	445		Holiday Inn Select
Toronto – Yorkdale	Ontario	370		Holiday Inn

Non-Strategic Hotels designated as Held for Sale
Los Angeles – Covina/I-10(c)	CA	202	50%	Embassy Suites Hotel
Palm Desert – Palm Desert Resort(c)	CA	198		Embassy Suites Hotel
Stamford(c)	CT	380		Holiday Inn Select
Brunswick	GA	130		Embassy Suites Hotel
Lexington	KY	155		Sheraton Suites
Troy – North (Auburn Hills) (b)	MI	251	90%	Embassy Suites Hotel
Tulsa – I-44	OK	244		Embassy Suites Hotel
Dallas – Park Central	TX	438	60%	Sheraton
Dallas – Park Central Area	TX	279		Embassy Suites Hotel
Dallas – West End/Convention Center	TX	309		Hampton Inn
Houston – Intercontinental Airport	TX	415		Holiday Inn

	State	Rooms	% Owned(a)	Brand
Unconsolidated Operations
Hays(b)	KS	114	50%	Hampton Inn
Hays(b)	KS	191	50%	Holiday Inn
Salina(b)	KS	192	50%	Holiday Inn
Salina – I-70(b)	KS	93	50%	Holiday Inn Express & Suites
New Orleans – Chateau LeMoyne (In French Quarter/Historic Area)(b)	LA	171	50%	Holiday Inn

(a)	We own 100% of the real estate interests unless otherwise noted.

(b)	This hotel was encumbered by mortgage debt or capital lease obligation at December 31, 2006.

(c)	This hotel was sold subsequent to December 31, 2006.
Management Agreements
     The management agreements governing the operation of 35 of our hotels that are (i) managed by IHG or Starwood under brands owned by them, or (ii) managed by Hilton under the Doubletree or Hilton brands, contain the right and license to operate the hotels under the specified brands. No separate franchise agreements or payment of separate franchise fees are required for the operation of these hotels.
     Management Fees and Performance Standards.
     The minimum basic management fees owed under our management agreements are generally as follows:
•	Embassy Suites Hotels (47 hotels) — 2% of the hotel’s total revenue per month;

•	Holiday Inn – Crowne Plaza (18 hotels) – 2% of the hotel’s total revenue plus 5% of the hotel’s room revenue per month;

•	Sheraton – Westin (9 hotels) — 2% of the hotel’s total revenue per month; and

•	Doubletree (7 hotels) — between 2% and 3% of the hotel’s total revenue per month.
     The IHG management agreements generally require payment of an incentive management fee on a hotel by hotel basis measured as a percentage of hotel net operating income, as defined in the agreements. These incentive management fees for each hotel are subordinate to an 8.5% return on our investment basis in the hotel and limited to 2.5% of the hotel’s revenues.
     The management agreements with the other managers generally provide for an incentive management fee based on a percentage of the hotel’s net income before overhead up to an additional 2% of revenues, on a hotel by hotel basis, or, an incentive management fee measured as a percentage of cash flow, subordinate to a 12% return on our investment basis in the hotel, subject to the same 2% of revenues maximum. The management fees we paid with respect to hotels in continuing operations during each of the past three years are as follows (in thousands):

	Management Fees Paid During
	Year Ended December 31,
Brand	2006	2005	2004
Holiday Inn	$14,682	$12,600	$11,236
Embassy Suites	9,868	9,524	9,002
Sheraton – Westin	6,956	4,587	4,358
Doubletree	1,453	1,548	1,409
Other	791	881	1,441

Total	$33,750	$29,140	$27,446

     Term and Termination. The management agreements with IHG terminate in 2025 for 17 hotels and in 2007 for one hotel. The management agreements with the other managers generally have initial terms of between 5 and 20 years, and the agreements are generally renewable beyond the initial term for a period or periods of between 5 and 10 years only upon the mutual written agreement of the parties. The management agreements covering our hotels expire, subject to any renewal rights, as follows:

	Number of Management Agreements Expiring in
Brand	2007	2008	2009	2010	2011	Thereafter
Embassy Suites	5	0	6	7	18	11
Sheraton – Westin	0	0	0	0	0	9
Doubletree	0	0	0	0	3	4
Holiday Inn	0	0	0	0	0	17
Other	1	0	0	0	0	2

Total	6	0	6	7	21	43

     The management agreements are generally terminable upon the occurrence of standard events of default or if the hotel subject to the agreement fails to meet certain financial expectations. Upon termination by either party for any reason, we generally will pay all amounts due and owing under the management agreement through the effective date of termination. If an agreement is terminated as a result of a default by us, we may also be liable for damages suffered by the manager. Under the IHG management agreements, if we sell certain core hotels, we may be required to pay IHG a monthly replacement management fee equal to the existing fee structure for up to one year and liquidated damages or reinvest the sale proceeds into another hotel to be branded under an IHG brand. In addition, if we breach the agreement, resulting in a default and its termination, or otherwise cause or suffer a termination for any reason other than an event of default by IHG, we may be liable for liquidated damages under the terms of the management agreement.
     Assignment. Generally, neither party to the management agreements has the right to sell, assign or transfer the agreements to an unaffiliated third party without the prior written consent of the other party to the agreement, which consent shall not be unreasonably withheld. A change in control of either party will generally require the other’s consent, which may not be unreasonably withheld.
Franchise Agreements
     Other than our 35 hotels whose license to use a brand name are contained in the management agreement governing their operations, each of our remaining hotels operates under a separate franchise or license agreement. Of our 48 hotels that are operated under a separate franchise or license agreement, 47 are operated under the Embassy Suites Hotels brand.
     The Embassy Suites Hotels franchise license agreements to which we are a party grant us the right to the use of the Embassy Suites Hotels name, system and marks with respect to specified hotels and establish various management, operational, record-keeping, accounting, reporting and marketing standards and procedures with which the licensed hotel must comply. In addition, the franchisor establishes requirements for the quality and condition of the hotel and its furnishings, furniture and equipment, and we are obligated to expend such funds as may be required to maintain the hotel in compliance with those requirements. Typically, our Embassy Suites Hotels franchise license agreements provide for payment to the franchisor of a license fee or royalty of 4% of suite revenues. In addition, we pay approximately 3.5% of suite revenues as marketing and reservation system contributions for the systemwide benefit of Embassy Suites Hotels. The license fees we paid with respect to hotels in continuing operations, during each of the past three years are as follows (in thousands):

	License Fees Paid During
	Year Ended December 31,
Brand	2006	2005	2004
Embassy Suites Hotels	$17,183	$15,834	$14,906
Other	304	241	312
Total	$17,487	$16,075	$15,218

     Our typical Embassy Suites Hotels franchise license agreement provides for a term of 10 to 20 years, but for the 20 year agreements, we have a right to terminate the license for any particular hotel on the 10th or 15th anniversary of the agreement upon payment by us of an amount equal to the fees paid to the franchisor with respect to that hotel during the two preceding years. The agreements provide us with no renewal or extension rights. The agreements are not assignable by us, and a change in control of the franchisee will constitute a default on our part. In the event we breach one of these agreements, in addition to losing the right to use the Embassy Suites Hotels name for the operation of the applicable hotel, we may be liable, under certain circumstances, for liquidated damages equal to the fees paid to the franchisor with respect to that hotel during the three preceding years. Franchise license agreements covering four of our Embassy Suites Hotels expire within the next five years. Franchise license agreements covering our hotels expire as follows:

	Number of Franchise Agreements Expiring in
Brand	2007	2008	2009	2010	2011	Thereafter
Embassy Suites Hotels	0	0	3	1	0	43
Hilton Suites	0	0	0	0	0	1

Total	0	0	3	1	0	44

Competition
     The hotel industry is highly competitive. Each of our hotels is located in a developed area that includes other hotel properties and competes for guests primarily with other full service and limited service hotels in its immediate vicinity and secondarily with other hotel properties in its geographic market. We believe that location, brand recognition, the quality of the hotel, the services provided, and price are the principal competitive factors affecting our hotels.
Environmental Matters
     We customarily obtain a Phase I environmental survey from an independent environmental consultant before acquiring a hotel. The principal purpose of a Phase I survey is to identify indications of potential environmental contamination for which a property owner may have liability and, secondarily, to assess, to a limited extent, the potential for environmental regulatory compliance liabilities. The Phase I surveys of our hotels were designed to meet the requirements of the then current industry standards governing Phase I surveys, and consistent with those requirements, none of the surveys involved testing of groundwater, soil or air. Accordingly, they do not represent evaluations of conditions at the studied sites that would be revealed only through such testing. In addition, their assessment of environmental regulatory compliance issues was general in scope and was not a detailed determination of the hotel’s complete environmental compliance status. Similarly, the surveys did not involve comprehensive analysis of potential offsite liability. The Phase I survey reports did not reveal any environmental liability that we believe would have a material adverse effect on our business, assets or results of operations, nor are we aware of any such liability. Nevertheless, it is possible that these reports do not reveal or accurately assess all environmental liabilities and that there are material environmental liabilities of which we are unaware.
     We believe that our hotels are in compliance, in all material respects, with all federal, state, local and foreign laws and regulations regarding hazardous substances and other environmental matters, the violation of which could have a material adverse effect on us. We have not been notified by any governmental authority or private party of any noncompliance, liability or claim relating to hazardous or toxic substances or other environmental matters in connection with any of our current or former properties that we believe would have a material adverse effect on our business, assets or results of operations. However, obligations for compliance with environmental laws that arise or are discovered in the future may adversely affect our financial condition.
Tax Status
     FelCor elected to be taxed as a REIT under the federal income tax laws, commencing with its initial taxable year ended December 31, 1994. As a REIT, FelCor generally is not subject to federal income taxation at the corporate level on taxable income that is distributed to stockholders. It may, however, be subject to certain state and local taxes on income and property. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its annual taxable income. In connection with FelCor’s election to be taxed as a REIT, its charter imposes restrictions on the ownership and transfer of shares of FelCor’s common stock. FelCor LP expects to make distributions on its units sufficient to enable us to meet FelCor’s distribution obligations as a REIT. As a result of the passage of the REIT Modernization Act, in 2001 we acquired or terminated all of our hotel leases and contributed them to taxable REIT subsidiaries, or TRSs. These TRSs are subject to both federal and state income taxes. At December 31, 2006, our TRSs had a federal income tax loss carry forward of $315 million.
Employees
     Thomas J. Corcoran, Jr., our Chairman of the Board of Directors, entered into a new employment agreement with us in February 2006 that continues in effect until February 1, 2011. Richard A. Smith, our President and Chief Executive Officer, entered into an employment agreement with us in February 2006 that continues into effect until February 1, 2008. Both Mr. Corcoran’s and Mr. Smith’s agreements automatically renew for successive one-year terms unless terminated by either party. All of our executive officers, including Messrs. Corcoran and Smith, have change in control contracts that renew annually. We had 74 full-time employees at December 31, 2006.
     All persons employed in the day-to-day operation of our hotels are employees of the management companies engaged by us and are not our employees.
DESCRIPTION OF MATERIAL INDEBTEDNESS
Outstanding Senior Notes
     As of December 31, 2006, we had issued and outstanding an aggregate of $515 million of senior notes, issued in two series, as follows:
•	$300 million aggregate principal amount of 8 1/2% senior notes due 2011, issued under an indenture dated June 4, 2001; and

•	$215 million aggregate principal amount of senior secured floating rate notes due 2011, issued under an indenture dated October 31, 2006.
     The indentures for our outstanding senior notes contain covenants that are substantially similar to the covenants described in detail under “Description of the Notes and Guarantees – Covenants.” These covenants limit, among other things, our ability to:
•	pay dividends and other distributions with respect to our equity interests and purchase, redeem or retire our equity interests;

•	incur additional indebtedness and issue capital stock that we may be required to redeem prior to the maturity of the notes;

•	enter into certain asset sales;

•	enter into transactions with affiliates;

•	incur liens on assets to secure certain debt; and

•	engage in certain mergers or consolidations and transfers of assets.
     The indentures also limit our restricted subsidiaries’ ability to create restrictions on making certain payments and distributions. We are currently in compliance with all of these covenants.
     Indebtedness under each series of senior notes is guaranteed by the subsidiaries that guarantee other indebtedness of ours and is secured by a pledge of the limited partner interests in FelCor LP owned directly or indirectly by FelCor.

     Our outstanding senior notes are, and the new notes are expected to be, rated Ba3 by Moody’s Investors Service, and B+ by Standard & Poor’s, which are considered below investment grade.
Construction Loan
     In 2005, we started construction on the 184 unit Royale Palms condominium development in Myrtle Beach, South Carolina. This project is more than 98% pre-sold and is expected to be completed with the condominiums substantially all closed in the second quarter of 2007. In conjunction with this development, we entered into a $69.8 million recourse construction loan facility. Through December 31, 2006, we had spent $70.7 million on this project and had drawn $58.6 million on the construction loan. On July 1, 2006, the interest on this construction loan was reduced from LIBOR plus 2.25% to LIBOR plus 2.0% under the terms of the original loan agreement.
Line of Credit
     As of December 31, 2006, we had borrowing capacity of $125 million under our line of credit. The interest rate on this line can range from LIBOR plus 1.75% per annum to LIBOR plus 2.25% per annum, depending on our leverage ratio, as defined in our line of credit agreement. The line of credit is guaranteed by the same subsidiaries and secured on an equal and ratable basis by the same collateral securing our senior notes.
     Our line of credit contains certain restrictive covenants, including a leverage ratio, fixed charge coverage ratio, unencumbered leverage ratio and a maximum payout ratio. In addition to financial covenants, our line of credit includes certain other affirmative and negative covenants, including restrictions on our ability to create or acquire wholly-owned subsidiaries; restrictions on the operation/ownership of our hotels; limitations on our ability to lease property or guarantee leases of other persons; limitations on our ability to make restricted payments (such as distributions on common and preferred stock, share repurchases and certain investments); limitations on our ability to merge or consolidate with other persons, to issue stock of our subsidiaries and to sell all or substantially all of our assets; restrictions on our ability to make investments in condominium developments; limitations on our ability to change the nature of our business; limitations on our ability to modify certain instruments, to create liens, to enter into transactions with affiliates; and limitations on our ability to enter into joint ventures. We are in compliance with all of these covenants. If operating results fall significantly below our current expectations, we may not be able to meet some or all of these covenants in which case we may be unable to borrow under our line of credit.
     The breach of any of the covenants and limitations under our line of credit could result in the acceleration of amounts outstanding. Our failure to satisfy any accelerated recourse indebtedness, if in the amount of $10 million or more, could result in the acceleration of most of our other unsecured recourse indebtedness. We may not be able to refinance or repay our debt in full under those circumstances.
     Our other borrowings contain affirmative and negative covenants that are generally equal to or less restrictive than our line of credit.
Mortgage Debt
     At December 31, 2006, we had aggregate mortgage indebtedness, excluding our $58.6 million construction loan, of approximately $796.6 million that was secured by 44 of our consolidated hotels with an aggregate book value of approximately $1.0 billion. Our hotel mortgage debt is recourse solely to the specific assets securing the debt, except in the case of fraud, misapplication of funds and other customary recourse carve-out provisions. Loans secured by two hotels provide for lock-box arrangements under certain circumstances. With respect to these loans, we are permitted to retain 115% of budgeted hotel operating expenses, but the remaining revenues would become subject to a lock-box arrangement if a specified debt service coverage ratio is not met. These hotels currently exceed the minimum debt service coverage ratio, however, under the terms of the loan agreement, the lock-box provisions remain in place until the loan is repaid. None of these hotels have ever fallen below the debt service coverage ratio.

     Our hotel mortgage debt is non-recourse to us and contains provisions allowing for the substitution of collateral upon satisfaction of certain conditions. Most of our mortgage debt is prepayable, subject to various prepayment, yield maintenance or defeasance obligations.
DESCRIPTION OF THE NOTES AND GUARANTEES
     The old notes were, and the new notes will be, issued under an indenture, dated as of October 31, 2006, among FelCor LP, as issuer, FelCor, as a guarantor, the Subsidiary Guarantors and U.S. Bank National Association, as trustee. The terms of the old notes and the new notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The terms of the new notes are substantially identical to the terms of the old notes, except for certain transfer restrictions and registration rights relating to the old notes.
     The following description of certain provisions of the indenture is a summary only. It does not restate the indenture in its entirety. Because this is a summary, we urge you to read the indenture and the relevant portions of the Trust Indenture Act of 1939 because they, and not this description, define your rights. More specific terms as well as definitions of relevant terms can be found in the indenture and the Trust Indenture Act of 1939. We have filed a copy of the indenture with the SEC as an exhibit to the registration statement, of which this prospectus constitutes a part. You may request a copy of the indenture by contacting us at the address set forth under “Where You Can Find More Information.”
     You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.” For purposes of this section only, references to FelCor LP and FelCor do not include their respective subsidiaries.
General
     The old notes are in the aggregate principal amount of $215 million. The old notes are, and the new notes will be, senior obligations of FelCor LP. The notes will mature on December 1, 2011. The notes will be secured by a lien on all of the limited partner interests in FelCor LP that FelCor owns directly or indirectly, but not FelCor’s general partner interest in FelCor LP. The notes will not be secured by any other assets of FelCor or FelCor LP.
     Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of FelCor LP in the Borough of Manhattan, The City of New York, which initially will be the corporate trust office of the trustee at U.S. Bank National Association, 100 Wall Street, Suite 1600, New York, New York 10005; provided that, at the option of FelCor LP, payment of interest may be made by check mailed to the holders at their addresses as they appear in the security register for the notes.
     The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple. See “—Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of notes, but FelCor LP may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer.
     Subject to the covenants described below under “— Covenants” and applicable law, FelCor LP may issue additional notes under the indenture. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture.
Interest
     Interest on the notes will be payable semi-annually in cash on each June 1 and December 1 commencing on June 1, 2007, to the persons who are registered holders at the close of business on May 15 and November 15 immediately preceding the applicable interest payment date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.
     The notes will bear interest at a rate per annum, reset semi-annually, equal to LIBOR plus 1.875%, as determined by the calculation agent appointed by FelCor LP (the “Calculation Agent”), which currently is the trustee.

     Set forth below is a summary of certain of the defined terms used in the indenture relating to the determination of interest on the notes.
     “LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.
     “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period commenced on and include October 31, 2006 and will end on and include May 31, 2007.
     “Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.
     “London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.
     “Representative Amount” means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.
     “Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).
     The amount of interest for each day that the notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the notes. The amount of interest to be paid on the notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.
     All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with the final one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).
     The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
     The Calculation Agent will, upon the request of the holder of any note, provide the interest rate then in effect with respect to the notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on us, the Guarantors and the holders of the notes.

Guarantees
     Each series of our Existing Senior Notes and the notes will be fully and unconditionally guaranteed as to principal, premium, if any, and interest, jointly and severally, by FelCor and the Subsidiary Guarantors, which are identified under “—Certain Definitions” below. If we default in the payment of principal of, or premium, if any, or interest on, any of the Existing Senior Notes or the notes when and as the same become due, whether upon maturity, acceleration, call for redemption, Change of Control, offer to purchase or otherwise, without the necessity of action by the trustee or any holder, FelCor and the Subsidiary Guarantors shall be required promptly to make such payment in full. The indenture provides that FelCor and the Subsidiary Guarantors will be released from their obligations as guarantors under the notes under certain circumstances. The guarantees are unconditional regardless of the enforceability of the notes or the indenture. The obligations of FelCor and the Subsidiary Guarantors are limited in a manner intended to avoid such obligations being construed as fraudulent conveyances under applicable law.
     Each of our current and future Restricted Subsidiaries that subsequently guarantees any Indebtedness (the “Guaranteed Indebtedness”) of FelCor LP or FelCor (each a “Future Subsidiary Guarantor”) are required to guarantee the notes and any other series of senior securities guaranteed by the Subsidiary Guarantors. If the Guaranteed Indebtedness is (A) pari passu in right of payment with such senior securities, then the guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated in right of payment to, the Subsidiary Guarantee or (B) subordinated in right of payment to such senior securities, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to such senior securities.
     Subject to compliance with the preceding paragraph, the indenture also provides that any guarantee by a Subsidiary Guarantor will be automatically and unconditionally released upon (1) the sale or other disposition of the Capital Stock of the Subsidiary Guarantor, if, as a result of such sale or disposition, such Subsidiary Guarantor ceases to be a subsidiary of FelCor LP, (2) the consolidation or merger of any such Subsidiary Guarantor with any person other than FelCor LP or a Subsidiary of FelCor LP, if, as a result of such consolidation or merger, such Subsidiary Guarantor ceases to be a subsidiary of FelCor LP, (3) a Legal Defeasance or Covenant Defeasance of the indenture or (4) the unconditional and complete release of such Subsidiary Guarantor from its guarantee of all Guaranteed Indebtedness.
     Pursuant to the First Supplemental Indenture, dated December 31, 2006, Center City Hotel Associates and FelCor TRS Borrower 3, L.P. were released as Subsidiary Guarantors and FelCor/St. Paul Holdings, L.P. was added as a Subsidiary Guarantor.
Security
     The notes are secured by a Lien on all of the limited partner interests in FelCor LP owned directly or indirectly by FelCor (the “Collateral”). The Collateral securing the notes has been pledged in favor of a collateral agent appointed in connection with the Indenture. FelCor LP’s Existing Senior Notes are required to be equally and ratably secured by the same collateral as the Line of Credit. The result of the pledge of the Collateral to secure our Existing Senior Notes, our Line of Credit, any future issuances of Senior Indebtedness and any other future indebtedness that is secured by the same Collateral is that each noteholder’s proportionate interest in the Collateral is diluted.
     A collateral agent agreement was entered into between lenders under the Line of Credit, the trustees under the indentures for the Existing Senior Notes, the trustee on behalf of the holders of the notes and a collateral agent, acting on behalf of all of the holders of our debt secured by the pledge of limited partner interests, for the purpose of establishing the relative priorities of claims of such creditors in the Collateral and establishing their relative rights and remedies in respect of the Collateral. The rights of the trustee or the collateral agent, as applicable, or the holders to foreclose upon and sell the Collateral upon the occurrence of an event of default is also subject to the collateral agent agreement and the limitations under bankruptcy laws.
     At any time upon or following the foreclosure by the collateral agent on the Collateral, the collateral agent will have the right to require FelCor to transfer its general partner interest in FelCor LP to the collateral agent for a purchase price of $1. Such transfer right shall be the exclusive right of the collateral agent. FelCor has agreed that so long as any notes are outstanding under the indenture it will not directly or indirectly create, incur, assume or pledge or suffer to exist any Lien on its general partner interest in FelCor LP.
     The Liens on the Collateral and the right to require FelCor to transfer its general partner interest in FelCor LP will be released in the following situations: (1) upon payment in full of all amounts due in respect of the notes; (2) upon satisfaction and discharge of the indenture in accordance with the terms of the indenture as described below; or (3) upon a Legal Defeasance or Covenant Defeasance in accordance with the terms of the indenture as described below. Upon such release with respect to the Notes, the security interests in the Collateral, and the associated option to purchase the general partner interests in FelCor LP from FelCor, for the benefit of the lenders under the Line of Credit and the trustees under the indentures for the Existing Senior Notes will be automatically released and terminated.
Optional Redemption
     Optional Redemption. Except as described below, FelCor LP does not have the right to redeem any notes prior to December 1, 2007. The notes are redeemable at the option of FelCor LP, in whole or in part, at any time, and from time to time, on and after December 1, 2007, upon not less than 15 days’ nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing December 1 of the years indicated below, in each case together with accrued and unpaid interest thereon to the redemption date:

Redemption
Year	Price
2007	101.000
2008 and thereafter	100.000%
     Optional Redemption upon Equity Offerings. At any time, or from time to time, on or prior to December 1, 2009, FelCor LP may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the principal amount of the notes at a redemption price of 100% of the principal amount thereof plus the then applicable interest rate on the notes, together with accrued and unpaid interest, if any, to the date of redemption; provided that:
     (1) at least 65% of the principal amount of the notes issued under the indenture remains outstanding immediately after such redemption; and
     (2) FelCor LP makes such redemption not more than 90 days after the consummation of any such equity offering.
Selection and Notice of Redemption
     In the event that FelCor LP chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the trustee either:
     (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or,
     (2) on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.
     No notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures) unless such method is otherwise prohibited. Notice of redemption will be mailed by first-class mail at least 15 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Unless FelCor LP defaults in the payment of the redemption price, on and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption.

Sinking Fund
     There are no sinking fund payments for the notes.
Registration Rights
     FelCor LP and FelCor agreed with the initial purchaser of the old notes, for the benefit of the holders, that FelCor LP and FelCor would use their commercially reasonable efforts, at their cost, to file and cause to become effective a registration statement with respect to a registered exchange offer to exchange the old notes for an issue of notes that will be senior notes of FelCor LP with terms identical to the old notes tendered, except that the notes would not have legends restricting transfer. The exchange offer made by this prospectus and the registration statement, of which this prospectus constitutes a part, is intended to satisfy the foregoing obligations of FelCor LP and FelCor. The agreements with the initial purchaser require this exchange offer to remain open for at least 20 business days after the date notice of the exchange offer is mailed to the holders of the old notes. For each old note surrendered to FelCor LP under the exchange offer, the holder will receive a new note of equal principal amount.
     Based on an interpretation by the Commission’s staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exception set forth below, the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by their holders, other than any holder which is our “affiliate” within the meaning of Rule 405 promulgated under the Securities Act or a broker-dealer who purchased old notes directly from FelCor LP to resell pursuant to Rule 144A or any other available exemption promulgated under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of business of the holder and the holder does not have any arrangement or understanding with any person to participate in the distribution of the new notes. Any holder who tenders in this exchange offer for the purpose of participating in a distribution of the new notes cannot rely on this interpretation by the Commission’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes that were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution.” Broker-dealers who acquired old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above or participate in this exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes, unless an exemption is available.
     If the exchange offer is not consummated by April 29, 2007, the annual interest rate borne by the notes offered by this prospectus will be increased by 0.5% until the exchange offer is consummated or the SEC declares the shelf registration statement covering the resale of the old notes effective.
     FelCor LP and FelCor are entitled to close the exchange offer 20 business days after its commencement; provided that FelCor LP has accepted all old notes validly tendered in accordance with the terms of the exchange offer. Old notes not tendered in this exchange offer will bear interest at the rate set forth on the cover page of this prospectus and will be subject to all of the terms and conditions specified in the indenture and to the transfer restrictions described in “Notice to Investors” in the offering memorandum relating to the old notes.
     This description of some of the provisions of the registration rights agreement is a summary only. We urge you to read the registration rights agreement because it defines your rights regarding registration of the old notes. A copy of the registration rights agreement has been filed with the SEC as an exhibit to the registration statement, of which this prospectus constitutes a part. You may request a copy of this agreement by contacting us at the address set forth under “Where You Can Find More Information.”
Ranking
     The old notes are, and the new notes will be, senior obligations of FelCor LP, and will rank equally in right of payment with our $300 million of other Senior Indebtedness of FelCor LP at December 31, 2006. The notes are effectively subordinated to all of our and our consolidated Subsidiaries’ mortgage and capitalized lease debt and to all other Indebtedness of the non-guarantor Subsidiaries. As of December 31, 2006, we and our consolidated Subsidiaries had approximately $855 million of mortgage and capitalized lease debt, which is effectively senior to the notes to the extent of the value of the underlying assets. As of December 31, 2006, our non-guarantor Subsidiaries had no other Indebtedness.
Certain Definitions
     Set forth below are definitions of certain terms contained in the indenture that are used in this description. Please refer to the indenture for the definition of other capitalized terms used in this description that are not defined below.
     “Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary and not incurred by such Person in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition; provided that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.
     “Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of FelCor, FelCor LP and their respective Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP (without taking into account Unrestricted Subsidiaries) plus the minority interest in FelCor LP, if applicable; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:
     (1) the net income (or loss) of any Person, other than FelCor LP, FelCor or a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to FelCor LP, FelCor or any of their respective Restricted Subsidiaries by such Person during such period;
     (2) the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;
     (3) any after-tax gains or losses attributable to Asset Sales;
     (4) for so long as the notes are not rated Investment Grade, any amount paid or accrued as dividends on Preferred Stock of FelCor LP, FelCor or any Restricted Subsidiary owned by Persons other than FelCor or FelCor LP and any of their respective Restricted Subsidiaries; and
     (5) all extraordinary gains and extraordinary losses.
     “Adjusted Consolidated Net Tangible Assets” means the total amount of assets of FelCor LP, FelCor and their respective Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting from the total amount of assets:
     (1) all current liabilities of FelCor LP, FelCor and their respective Restricted Subsidiaries, excluding intercompany items, and
     (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of FelCor LP or FelCor and their respective Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to Holders” covenant.

     “Adjusted Total Assets” means, for any Person, the sum of:
     (1) Total Assets for such Person as of the end of the calendar quarter preceding the Transaction Date as set forth on the most recent quarterly or annual consolidated balance sheet of FelCor LP or FelCor and their respective Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to Holders” covenant, and
     (2) any increase in Total Assets following the end of such quarter including, without limitation, any increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.
     “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     “Asset Acquisition” means:
     (1) an investment by FelCor LP or FelCor or any of their respective Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with FelCor LP or FelCor or any of their respective Restricted Subsidiaries; provided that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such investment; or
     (2) an acquisition by FelCor LP or FelCor or any of their respective Restricted Subsidiaries from any other Person that constitutes substantially all of a division or line of business, or one or more hotel properties, of such Person; provided that the property and assets acquired are related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such acquisition.
     “Asset Disposition” means the sale or other disposition by FelCor LP or FelCor or any of their respective Restricted Subsidiaries, other than to FelCor LP, FelCor or another Restricted Subsidiary, of:
     (1) all or substantially all of the Capital Stock of any Restricted Subsidiary, or
     (2) all or substantially all of the assets that constitute a division or line of business, or one or more hotel properties, of FelCor LP or FelCor or any of their respective Restricted Subsidiaries.
     “Asset Sale” means any sale, transfer or other disposition, including by way of merger, consolidation or sale-leaseback transaction, in one transaction or a series of related transactions by FelCor LP or FelCor or any of their Restricted Subsidiaries to any Person other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries of:
     (1) all or any of the Capital Stock of any Restricted Subsidiary other than sales permitted under clause (4) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant described below,
     (2) all or substantially all of the property and assets of an operating unit or business of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, or
     (3) any other property and assets of FelCor LP or FelCor or any of their respective Restricted Subsidiaries outside the ordinary course of business of FelCor LP or FelCor or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of FelCor LP and FelCor;

     provided that “Asset Sale” shall not include:
     • sales or other dispositions of inventory, receivables and other current assets,
     • sales, transfers or other dispositions of assets with a fair market value not in excess of $1 million in any transaction or series of related transactions, or
     • sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy the requirements set forth in the second bullet of clause (1) of the second paragraph of the “Limitation on Asset Sales” covenant.
     “Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:
(1)	the sum of the products of:

•	the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and

•	the amount of such principal payment; by

(2)	the sum of all such principal payments.
     “Capital Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, in the equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock, Preferred Stock and Units.
     “Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.
     “Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.
     “Change of Control” means such time as:
     (1) a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of FelCor or, other than by FelCor, of FelCor LP on a fully diluted basis; or
     (2) individuals who on the Closing Date constitute the Board of Directors (together with any new or replacement directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by FelCor’s shareholders was approved by a vote of at least a majority of the members of the Board of Directors then still in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.
     “Closing Date” means October 31, 2006.
     “Collateral Documents” means, collectively, the intercreditor agreement, the security agreement and any other security agreement, financing statement or other document applicable to the Collateral, each as in effect on the Closing Date and as amended from time to time as permitted by the Indenture.
     “Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.
     “Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:
     (1) Consolidated Interest Expense,
     (2) income taxes (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets),
     (3) depreciation expense,
     (4) amortization expense, and
     (5) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for FelCor LP, FelCor and their respective Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to:
•	the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by

•	the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by FelCor LP or FelCor or any of their respective Restricted Subsidiaries.
     “Consolidated Interest Expense” means, for any period, without duplication, the aggregate amount of interest expense in respect of Indebtedness during such period, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP including, without limitation:
•	amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with GAAP;

•	all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

•	the net costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of FelCor LP, FelCor or any of their respective Restricted Subsidiaries; and

•	all but the principal component of rentals in respect of capitalized lease obligations paid, accrued or scheduled to be paid or to be accrued by FelCor LP, FelCor and their respective Restricted Subsidiaries;
excluding (A) the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof) and (B) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the notes or paid in connection with any other Indebtedness outstanding on June 30, 2000, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.
     “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
     “Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:
     (1) required to be redeemed prior to the Stated Maturity of the notes,
     (2) redeemable at the option of the holder of such class or series of Capital Stock, other than Units, at any time prior to the Stated Maturity of the notes, or
     (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the notes;
provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to FelCor LP’s repurchase of the notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described below.
     “DJONT” means DJONT Operations, L.L.C., a Delaware limited liability company.
     “Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of FelCor or FelCor LP; provided that, the proceeds received by FelCor or FelCor LP directly or indirectly from such offering are not less than $50 million.
     “Existing Senior Notes” means our outstanding 8 1/2% senior notes due 2011.
     “Fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.
     “Funds From Operations” for any period means the consolidated net income of FelCor LP, FelCor and their respective Restricted Subsidiaries for such period in conformity with GAAP (without taking into account Unrestricted Subsidiaries) excluding gains or losses from debt restructurings and sales of depreciable operating property, plus depreciation of real property (including furniture and equipment) and amortization related to real property and other non-cash charges related to real property, after adjustments for unconsolidated partnerships and joint ventures plus the minority interest in FelCor LP, if applicable; provided that for purposes of the payment of any dividend or distribution by FelCor LP or FelCor, “Funds From Operations” shall be equal to $80 million plus the amount thereof computed for the period commencing with July 1, 2000 and ending on the last day of the last fiscal quarter preceding the payment of such dividend or distribution.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect as of July 1, 2000, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture shall be made without giving effect to:

•	the amortization of any expenses incurred in connection with the offering of the notes, and

•	except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 and 17.
     “Government Securities” means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.
     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:
     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise), or
     (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) a guarantee by FelCor LP or FelCor of Indebtedness of a Subsidiary of FelCor LP that is recourse (except upon the occurrence of certain events set forth in the instruments governing such Indebtedness, including, without limitation, fraud, misapplication of funds or other customary recourse provisions) solely to assets pledged to secure such Indebtedness, for so long as such guarantee may not be enforced against FelCor LP or FelCor by the holder of such Indebtedness (except upon the occurrence of such an event), provided that upon the occurrence of such an event, such guarantee shall be deemed to be the incurrence of a “Guarantee” and at the time of such incurrence and during such period as such guarantee may be enforced against FelCor LP or FelCor by the holder of such Indebtedness, such guarantee shall be deemed to be a “Guarantee” for all purposes under the Indenture. The term “Guarantee” used as a verb has a corresponding meaning.
     “Guarantors” means FelCor and the Subsidiary Guarantors, collectively.
     “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.
     “Indebtedness” means, with respect to any Person at any date of determination (without duplication):
     (1) all indebtedness of such Person for borrowed money;
     (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (3) the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

     (4) all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;
     (5) all Capitalized Lease Obligations;
     (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Indebtedness;
     (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and
     (8) to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, obligations under Currency Agreements and Interest Rate Agreements.
The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:
•	the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP, and

•	Indebtedness shall not include any liability for federal, state, local or other taxes.
     “Interest Coverage Ratio” means, on any Transaction Date, the ratio of:
•	the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant (“Four Quarter Period”); to

•	the aggregate Consolidated Interest Expense during such Four Quarter Period.
In making the foregoing calculation,
     (1) pro forma effect shall be given to any Indebtedness Incurred or repaid (other than in connection with an Asset Acquisition or Asset Disposition) during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of FelCor LP or FelCor, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;
     (2) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;
     (3) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions) that occur during such Reference Period but subsequent to the end of the related Four Quarter Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and
     (4) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid in connection with any such asset acquisitions or asset dispositions) that have been made by any Person that has become a Restricted

Subsidiary or has been merged with or into FelCor LP or FelCor or any of their respective Restricted Subsidiaries during such Reference Period but subsequent to the end of the related Four Quarter Period and that would have constituted Asset Dispositions or Asset Acquisitions during such Reference Period but subsequent to the end of the related Four Quarter Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period; provided that to the extent that clause (3) or (4) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more hotel properties, of the Person that is acquired or disposed of to the extent that such financial information is available.
     “Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.
     “Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of FelCor LP, FelCor and their respective Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:
     (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and
     (2) the fair market value of the Capital Stock (or any other Investment), held by FelCor LP or FelCor or any of their respective Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries” covenant;
provided that the fair market value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described below:
•	“Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to FelCor LP or FelCor or any of their respective Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

•	the fair market value of the assets (net of liabilities (other than liabilities to FelCor LP or FelCor or any of their respective Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

•	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.
     “Investment Grade” means a rating of the notes by both S&P and Moody’s, each such rating being in one of such agency’s four highest generic rating categories that signifies investment grade (i.e. BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided, in each case, such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the notes are rated “Investment Grade,” such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by FelCor LP and FelCor, notice of which shall be given to the trustee.

     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).
     “Line of Credit” means one or more credit facilities established by FelCor LP or FelCor, together with all other agreements, instruments and documents executed or delivered pursuant thereto or in connection therewith, in each case as such agreements, instruments or documents may be amended, supplemented, extended, renewed, replaced or otherwise modified from time to time.
     “Moody’s” means Moody’s Investors Service, Inc. and its successors.
     “Net Cash Proceeds” means:
     (1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to FelCor LP or FelCor or any of their respective Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:
•	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

•	provisions for all taxes actually paid or payable as a result of such Asset Sale by FelCor LP, FelCor and their respective Restricted Subsidiaries, taken as a whole,

•	payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale, and

•	amounts reserved by FelCor LP, FelCor and their respective Restricted Subsidiaries against any liabilities associated with such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and
     (2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to FelCor LP or FelCor or any of their respective Restricted Subsidiaries) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof.
     “Note Guarantee” means a Guarantee by FelCor and the Subsidiary Guarantors for payment of the notes by such Person. The Note Guarantees will be unsecured senior obligations of each such Person and will be unconditional regardless of the enforceability of the notes or the indenture.
     “Offer to Purchase” means an offer to purchase notes by FelCor LP, from the holders commenced by mailing a notice to the trustee and each holder stating:
     (1) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;
     (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 15 days nor later than 60 days from the date such notice is mailed) (“Payment Date”);

     (3) that any note not tendered will continue to accrue interest pursuant to its terms;
     (4) that, unless FelCor LP defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;
     (5) that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;
     (6) that holders will be entitled to withdraw their election if the Payment Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such holder, the principal amount of notes delivered for purchase and a statement that such holder is withdrawing his election to have such notes purchased; and
     (7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof.
On the Payment Date, FelCor LP shall
•	accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase;

•	deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and

•	and shall promptly thereafter deliver, or cause to be delivered, to the trustee all notes or portions thereof so accepted together with an Officers’ Certificate specifying the notes or portions thereof accepted for payment by FelCor LP.
     The Paying Agent shall promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the trustee shall promptly authenticate and mail to such holders a new note equal in principal amount to any unpurchased portion of any note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples thereof. FelCor LP will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. FelCor LP will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that FelCor LP is required to repurchase notes pursuant to an Offer to Purchase.
     “Permitted Investment” means:
     (1) an Investment in FelCor LP or FelCor or any of their Restricted Subsidiaries or a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, FelCor LP or FelCor or any of their Restricted Subsidiaries; provided that such person’s primary business is related, ancillary, incidental or complementary to the businesses of FelCor LP or FelCor or any of their respective Restricted Subsidiaries on the date of such Investment;
     (2) Temporary Cash Investments;
     (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; and
     (4) stock, obligations or securities received in satisfaction of judgments.

     “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
     “Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.
     “Restricted Subsidiary” means any Subsidiary of FelCor LP or FelCor other than an Unrestricted Subsidiary.
     “Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, other than Indebtedness secured by a Stock Pledge to the extent such Indebtedness does not exceed 50% of Adjusted Total Assets.
     “Senior Indebtedness” means the following obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, whether outstanding on the Closing Date or thereafter Incurred:
     (1) all Indebtedness and all other monetary obligations (including expenses, fees and other monetary obligations) of FelCor LP and FelCor under the Line of Credit;
     (2) all Indebtedness and all other monetary obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries (other than the notes), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued is expressly subordinated in right of payment to the notes; and
     (3) Subsidiary Debt.
     Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of FelCor LP and FelCor and their respective Restricted Subsidiaries at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under bankruptcy law.
     “Significant Subsidiary” means, at any determination date, any Restricted Subsidiary that, together with its Subsidiaries:
     (1) for the most recent fiscal year of FelCor LP and FelCor, accounted for more than 10% of the consolidated revenues of FelCor LP, FelCor and their respective Restricted Subsidiaries, or
     (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of FelCor LP, FelCor and their respective Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements thereof for such fiscal year.
     “S&P” means Standard & Poor’s and its successors.
     “Stated Maturity” means:
     (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and
     (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.
     “Stock Pledge” means a security interest in the equity interests of subsidiaries of FelCor and/or FelCor LP.

     “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.
     “Subsidiary Debt” means all unsecured Indebtedness of which a Restricted Subsidiary is the primary obligor.
     “Subsidiary Guarantee” means a Guarantee by each Subsidiary Guarantor for payment of the notes by such Subsidiary Guarantor. The Subsidiary Guarantee will be an unsecured senior obligation of each Subsidiary Guarantor and will be unconditional regardless of the enforceability of the notes and the indenture. Notwithstanding the foregoing, each Subsidiary Guarantee by a Subsidiary Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of FelCor LP or FelCor, of all of the Capital Stock owned by FelCor LP, FelCor and their respective Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not then prohibited by the indenture).
     “Subsidiary Guarantor” means each of the following:
     (1) FelCor/CSS Holdings, L.P., a Delaware limited partnership;
     (2) FelCor Hotel Asset Company, L.L.C., a Delaware limited liability company;
     (3) FelCor Pennsylvania Company, L.L.C., a Delaware limited liability company;
     (4) FelCor Lodging Holding Company, L.L.C., a Delaware limited liability company;
     (5) FHAC Texas Holdings, L.P., a Texas limited partnership;
     (6) FelCor Canada Co., a Nova Scotia unlimited liability company;
     (7) FelCor Omaha Hotel Company, L.L.C., a Delaware limited liability company;
     (8) FelCor TRS Holdings, L.P., a Delaware limited partnership;
     (9) Myrtle Beach Hotels, L.L.C., a Delaware limited liability company;
     (10) FelCor TRS Borrower 1, L.P., a Delaware limited partnership;
     (11) FelCor TRS Guarantor, L.P., a Delaware limited partnership;
     (12) FelCor Lodging Company, L.L.C., a Delaware limited liability company;
     (13) FelCor TRS Borrower 4, L.L.C., a Delaware limited liability company;
     (14) FelCor/St. Paul Holdings, L.P., a Delaware limited partnership; and
     (15) each other Restricted Subsidiary that executes a Subsidiary Guarantee in compliance with the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” covenant below.
     “Temporary Cash Investment” means any of the following:
     (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;
     (2) time deposits accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;
     (4) commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of FelCor LP or FelCor) organized and in existence under the laws of the United States of America, any state of the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and
     (5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s.
     “Total Assets” means the sum of:
     (1) Undepreciated Real Estate Assets; and
     (2) all other assets of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis determined in conformity with GAAP (but excluding intangibles and accounts receivables).
     “Total Unencumbered Assets” as of any date means the sum of:
     (1) those Undepreciated Real Estate Assets not securing any portion of Secured Indebtedness; and
     (2) all other assets (but excluding intangibles and accounts receivable) of FelCor LP, FelCor and their respective Restricted Subsidiaries not securing any portion of Secured Indebtedness determined on a consolidated basis in accordance with GAAP.
     “Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.
     “Transaction Date” means, with respect to the Incurrence of any Indebtedness by FelCor LP or FelCor or any of their respective Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.
     “Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to FelCor LP or FelCor or any of their respective Restricted Subsidiaries plus capital improvements) of real estate assets of FelCor LP, FelCor and their Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP.
     “Units” means the limited partnership units of FelCor LP, that by their terms are redeemable at the option of the holder thereof and that, if so redeemed, at the election of FelCor are redeemable for cash or Common Stock of FelCor.
     “Unrestricted Subsidiary” means
     (1) any Subsidiary of FelCor LP or FelCor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and
     (2) any Subsidiary of an Unrestricted Subsidiary.
     The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of FelCor LP or FelCor) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, FelCor LP or FelCor or any of their respective Restricted Subsidiaries (other than Capital Stock of any Subsidiaries of such Subsidiary); provided that:

•	any Guarantee by FelCor LP or FelCor or any of their respective Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by FelCor LP or FelCor or such Restricted Subsidiary (or all, if applicable) at the time of such designation;

•	either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described below; and

•	if applicable, the Incurrence of Indebtedness and the Investment referred to in the first bullet of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants described below.
The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:
•	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

•	all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture.
     Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
     “Unsecured Indebtedness” means any Indebtedness of FelCor LP or FelCor or any of their respective Restricted Subsidiaries that is not Secured Indebtedness.
     “Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
     “Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.
Covenants
     The indenture contains, among others, the following covenants; provided that the indenture provides that the “Limitation on Liens,” the “Limitation on Sale-Leaseback Transactions,” the “Limitation on Restricted Payments,” the “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” the “Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries,” the “Limitation on Issuances of Guarantees by Restricted Subsidiaries,” clauses (3) and (4) of “Consolidation, Merger and Sale of Assets,” and the “Limitation on Transactions with Affiliates” covenants will not be applicable in the event, and only for so long as, the notes are rated Investment Grade and no Default or Event of Default has occurred and is continuing.
     Limitation on Indebtedness
     (1) Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, Incur any Indebtedness if, immediately after giving effect to the Incurrence of such additional Indebtedness, the aggregate principal amount of all outstanding Indebtedness of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of Adjusted Total Assets.
     (2) Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, Incur any Subsidiary Debt or any Secured Indebtedness if, immediately after giving effect to the Incurrence of such additional Subsidiary Debt or Secured Indebtedness, the aggregate principal amount of all outstanding Subsidiary Debt and Secured Indebtedness of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis is greater than 45% of Adjusted Total Assets.
     (3) Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, Incur any Indebtedness (other than the Existing Senior Notes, the Subsidiary Guarantees relating to the Existing Senior Notes and other Indebtedness existing on the Closing Date); provided that FelCor LP or FelCor or any of their respective Restricted Subsidiaries may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis would be greater than 2.0 to 1.
     (4) Notwithstanding paragraphs (1), (2) or (3), FelCor LP or FelCor or any of their respective Restricted Subsidiaries (except as specified below) may Incur each and all of the following:
     (A) Indebtedness outstanding under any Line of Credit at any time in an aggregate principal amount not to exceed the greater of (a) $125 million or (b) 1.5 times Consolidated EBITDA for the then most recent four fiscal quarters calculated prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant, less any amount of such Indebtedness under any Line of Credit permanently repaid as provided under the “Limitation on Asset Sales” covenant described below;
     (B) Indebtedness owed to:
•	FelCor LP or FelCor evidenced by an unsubordinated promissory note, or

•	to any Restricted Subsidiary;
provided that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to FelCor LP or FelCor or any other Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B);
     (C) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, outstanding Indebtedness (other than Indebtedness Incurred under clause (A), (B), (D) or (F) of this paragraph (4)) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that ranks equally with or subordinate in right of payment to, the notes shall only be permitted under this clause (C) if:
•	in case the notes are refinanced in part or the Indebtedness to be refinanced ranks equally with the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, ranks equally with or is expressly made subordinate in right of payment to the remaining notes,

•	in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is subordinated to the notes, and

•	such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and
provided further that in no event may Indebtedness of FelCor LP or FelCor that ranks equally with or subordinate in right of payment to the notes be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (C);

     (D) Indebtedness:
•	in respect of performance, surety or appeal bonds provided in the ordinary course of business,

•	under Currency Agreements and Interest Rate Agreements; provided that such agreements (i) are designed solely to protect FelCor LP or FelCor or any of their respective Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder, and

•	arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of FelCor LP or FelCor or any of their respective Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis in connection with such disposition;
     (E) Indebtedness of FelCor LP or FelCor, to the extent the net proceeds thereof are promptly:
•	used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control, or

•	deposited to defease the notes as described below under “Defeasance;” or
     (F) Guarantees of the notes and the Existing Notes and Guarantees of Indebtedness of FelCor LP or FelCor by any of their respective Restricted Subsidiaries provided the guarantee of such Indebtedness is permitted by and made in accordance with the “Limitation on Issuances of Guarantees by Restricted Subsidiaries” covenant described below.
     (5) Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that FelCor LP or FelCor or any of their respective Restricted Subsidiaries may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.
     (6) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant,
•	Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included, and

•	any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant described below shall not be treated as Indebtedness.
For purposes of determining compliance with this “Limitation on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in second bullet in this paragraph (6)), each of FelCor LP and FelCor, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; provided that FelCor LP and FelCor must classify such item of Indebtedness in an identical fashion; provided further that FelCor LP and FelCor may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies within this covenant.

Maintenance of Total Unencumbered Assets
     FelCor LP, FelCor and their respective Restricted Subsidiaries will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of FelCor LP, FelCor and their respective Restricted Subsidiaries on a consolidated basis.
     Limitation on Liens
     Neither FelCor LP nor FelCor shall (i) secure any Indebtedness under any Line of Credit by a Lien (other than Indebtedness Incurred under paragraph (4) clause (A) of the “Limitation on Indebtedness” covenant in an aggregate amount not to exceed $100 million at any one time outstanding) unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with the Indebtedness under such Line of Credit for so long as the Indebtedness under such Line of Credit is secured by such Lien, and (ii) cause or permit any of their respective Restricted Subsidiaries to directly or indirectly create, incur, assume or permit or suffer to extent any Lien of any kind against or upon the Capital Stock of any such Restricted Subsidiary that is a Guarantor whether owned on the Closing Date or acquired thereafter unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with such Lien.
     Limitation on Sale-Leaseback Transactions
     Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby any of them sells or transfers such assets or properties and then or thereafter leases such assets or properties or any substantial part thereof.
     The foregoing restriction does not apply to any sale-leaseback transaction if:
     (1) the lease is for a period, including renewal rights, of not in excess of three years;
     (2) the lease secures or relates to industrial revenue or pollution control bonds;
     (3) the transaction is solely between FelCor LP or FelCor and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or
     (4) FelCor LP or FelCor or any of their respective Restricted Subsidiaries, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (1) or (2) of the second paragraph of the “Limitation on Asset Sales” covenant described below.
     Limitation on Restricted Payments
     Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, directly or indirectly:
     (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries, other than:
•	dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock, and

•	pro rata dividends or distributions on Common Stock of FelCor LP or any Restricted Subsidiary held by minority stockholders;
     (2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of:
•	FelCor LP, FelCor or an Unrestricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person other than FelCor LP or FelCor or any of their respective Restricted Subsidiaries unless in connection with such purchase the Unrestricted Subsidiary is designated as a Restricted Subsidiary, or

•	a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by an Affiliate of FelCor LP or FelCor (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of FelCor LP or FelCor;
     (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of FelCor LP or FelCor that is subordinated in right of payment to the notes; or
     (4) make an Investment, other than a Permitted Investment, in any Person
(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:
     (A) a Default or Event of Default shall have occurred and be continuing,
     (B) FelCor LP or FelCor could not Incur at least $1.00 of Indebtedness under paragraphs (1), (2) and (3) of the “Limitation on Indebtedness” covenant, or
     (C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after September 15, 2000 shall exceed the sum of:
•	95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by FelCor LP or FelCor or any of their respective Restricted Subsidiaries to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on July 1, 2000 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant, plus

•	the aggregate Net Cash Proceeds received by FelCor LP or FelCor after September 15, 2000 from the issuance and sale permitted by the indenture of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of FelCor LP or FelCor, including an issuance or sale permitted by the indenture of Indebtedness of FelCor LP or FelCor for cash subsequent to September 15, 2000 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor, or from the issuance to a Person who is not a Subsidiary of FelCor LP or FelCor of any options, warrants or other rights to acquire Capital Stock of FelCor LP or FelCor (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes), plus

•	an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to FelCor LP or FelCor or any of their respective Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”) not to exceed, in each case, the amount of Investments previously made by FelCor LP, FelCor and their respective Restricted Subsidiaries in such Person or Unrestricted Subsidiary, plus

•	the purchase price of noncash tangible assets acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor subsequent to September 15, 2000.
Notwithstanding the foregoing, FelCor LP or FelCor may declare or pay any dividend or make any distribution, so long as FelCor believes in good faith that FelCor qualifies as a REIT under the Code and the declaration or payment of any dividend or the making of any distribution is necessary either to maintain FelCor’s status as a REIT under the Code for any calendar year or to enable FelCor to avoid payment of any tax for any calendar year that could be avoided by reason of a distribution by FelCor to its shareholders, with such distribution to be made as and when determined by FelCor, whether during or after the end of, the relevant calendar year, if:
•	the aggregate principal amount of all outstanding Indebtedness of FelCor LP or FelCor on a consolidated basis at such time is less than 80% of Adjusted Total Assets, and

•	no Default or Event of Default shall have occurred and be continuing.
The foregoing provisions shall not be violated by reason of:
     (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;
     (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (C) of paragraph (4) of the “Limitation on Indebtedness” covenant;
     (3) the repurchase, redemption or other acquisition of Capital Stock of FelCor LP or FelCor or an Unrestricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a substantially concurrent issuance of, shares of Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor (or options, warrants or other rights to acquire such Capital Stock);
     (4) the making of any principal payment on, or the repurchase, redemption, retirement, defeasance or other acquisition for value of, Indebtedness of FelCor LP or FelCor which is subordinated in right of payment to the notes in exchange for, or out of the proceeds of, a substantially concurrent issuance of, shares of the Capital Stock (other than Disqualified Stock) of FelCor LP or FelCor (or options, warrants or other rights to acquire such Capital Stock);
     (5) payments or distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of FelCor LP or FelCor;
     (6) declaration or payment of any dividend or other distribution in respect of Capital Stock of FelCor, FelCor LP or its respective Restricted Subsidiaries constituting Preferred Stock, so long as the Interest Coverage Ratio contemplated by paragraph (3) of the “Limitation on Incurrence of Indebtedness” covenant shall be greater than or equal to 1.7 to 1;
     (7) Investments in any Person or Persons in an aggregate amount not to exceed $150 million; or
     (8) Restricted Payments in an aggregate amount not to exceed $100 million; provided that at the time of, and after giving effect to, the proposed Restricted Payment FelCor LP and FelCor could have incurred at least $1.00 of Indebtedness under paragraphs (1), (2) and (3) of the “Limitation on Indebtedness” covenant;
provided that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein.
     Each Restricted Payment permitted pursuant to this paragraph (other than the Restricted Payment referred to in clause (2) of this paragraph, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) of this paragraph, an Investment referred to in clause (6) of this paragraph or a Restricted Payment referred to in clause (7) of this paragraph), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3) and (4), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
     Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:
•	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by FelCor LP or FelCor or any of their respective Restricted Subsidiaries,

•	pay any Indebtedness owed to FelCor LP, FelCor or any other Restricted Subsidiary,

•	make loans or advances to FelCor LP, FelCor or any other Restricted Subsidiary, or

•	transfer its property or assets to FelCor LP, FelCor or any other Restricted Subsidiary.
The foregoing provisions shall not restrict any encumbrances or restrictions:
     (1) existing on the Closing Date in the indenture, the Line of Credit and any other agreement in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;
     (2) existing under or by reason of applicable law;
     (3) existing with respect to any Person or the property or assets of such Person acquired by FelCor LP, FelCor or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired;
     (4) in the case of the last bullet in the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:
•	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

•	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of FelCor LP, FelCor or any Restricted Subsidiary not otherwise prohibited by the indenture, or

•	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of FelCor LP, FelCor or any Restricted Subsidiary in any manner material to FelCor LP, FelCor and their respective Restricted Subsidiaries taken as a whole;
     (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or
     (6) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:
•	the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

•	the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings (as determined by FelCor LP and FelCor), and

•	each of FelCor LP and FelCor determines that any such encumbrance or restriction will not materially affect such Persons’ ability to make principal or interest payments on the notes.
     Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent FelCor LP, FelCor or any Restricted Subsidiary from:
•	creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant, or

•	restricting the sale or other disposition of property or assets of FelCor LP or FelCor or any of their respective Restricted Subsidiaries that secure Indebtedness of FelCor LP, FelCor or any of their respective Restricted Subsidiaries.
     Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries
     Neither FelCor LP nor FelCor will sell, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:
     (1) to FelCor LP, FelCor or a Wholly Owned Restricted Subsidiary;
     (2) issuances of director’s qualifying shares or sales to individuals of shares of Restricted Subsidiaries, to the extent required by applicable law or to the extent necessary to obtain local liquor licenses;
     (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant if made on the date of such issuance or sale; or
     (4) sales of not greater than 20% of the Capital Stock of a newly-created Restricted Subsidiary made in connection with, or in contemplation of, the acquisition or development by such Restricted Subsidiary of one or more properties to any Person that is, or is an Affiliate of, the entity that provides, franchise management or other services, as the case may be, to one or more properties owned by such Restricted Subsidiary.
     Limitation on Issuances of Guarantees by Restricted Subsidiaries
     Neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness of FelCor LP or FelCor which ranks equally with or subordinate in right of payment to the notes (“Guaranteed Indebtedness”), unless:
     (1) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary, and
     (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against FelCor LP, FelCor or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee;
provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not Incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness:
•	ranks equally with the notes, then the Guarantee of such Guaranteed Indebtedness shall rank equally with, or subordinate to, the Subsidiary Guarantee, or

•	is subordinate to the notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:
     (1) any sale, exchange or transfer, to any Person not an Affiliate of FelCor LP or FelCor, of all of Capital Stock held by FelCor LP, FelCor and their respective Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture), or
     (2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.
     Limitation on Transactions with Affiliates
     Neither FelCor LP nor FelCor will, and neither FelCor LP nor FelCor will permit any of their respective Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including, without limitations, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of FelCor LP or FelCor or with any Affiliate of FelCor LP or FelCor or any of their respective Restricted Subsidiaries, except upon fair and reasonable terms no less favorable to FelCor LP, FelCor or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.
     The foregoing limitation does not limit, and shall not apply to:
     (1) transactions (A) approved by a majority of the independent directors of FelCor or (B) for which FelCor LP, FelCor or any Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to FelCor LP, FelCor or such Restricted Subsidiary from a financial point of view;
     (2) any transaction solely between FelCor LP or FelCor and any of their respective Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries;
     (3) the payment of reasonable and customary fees and expenses to directors of FelCor who are not employees of FelCor;
     (4) any payments or other transactions pursuant to any tax-sharing agreement between FelCor LP or FelCor and any other Person with which FelCor LP or FelCor files a consolidated tax return or with which FelCor LP or FelCor is part of a consolidated group for tax purposes; or
     (5) any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant.
     Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Affiliates” covenant and not covered by (2) through (5) of the immediately foregoing paragraph,
•	the aggregate amount of which exceeds $2 million in value or relates to the leasing of one or more hotel properties to DJONT, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above, and

•	the aggregate amount of which exceeds $5 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.
     Limitation on Asset Sales
     Neither FelCor LP nor FelCor will, and neither FelCor LP or FelCor will permit any of their respective Restricted Subsidiaries to, consummate any Asset Sale, unless:

     (1) the consideration received by FelCor LP, FelCor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of, and
     (2) at least 75% of the consideration received consists of cash or Temporary Cash Investments; provided, with respect to the sale of one or more hotel properties that up to 75% of the consideration may consist of indebtedness of the purchaser of such hotel properties; provided, further, that such indebtedness is secured by a first priority Lien on the hotel property or properties sold.
     In the event and to the extent that the Net Cash Proceeds received by FelCor LP, FelCor or such Restricted Subsidiary from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of FelCor LP, FelCor and their respective Restricted Subsidiaries has been filed with the SEC or provided to the Trustee pursuant to the “SEC Reports and Reports to Holders” covenant), then FelCor LP or FelCor shall or shall cause the relevant Restricted Subsidiary to:
     (1) within 12 months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets:
•	apply an amount equal to such excess Net Cash Proceeds to permanently reduce Senior Indebtedness of FelCor LP, FelCor, or any Restricted Subsidiary or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than FelCor LP, FelCor or any of their respective Restricted Subsidiaries, or

•	invest an equal amount, or the amount not so applied pursuant to the foregoing bullet (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in property or assets (other than current assets) of a nature or type or that are used in a business (or in a Restricted Subsidiary having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, FelCor LP or FelCor or any of their respective Restricted Subsidiaries existing on the date of such investment, and
     (2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraph of this “Limitation on Asset Sales” covenant.
     The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $10 million, FelCor LP must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders of the notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (including the Existing Notes), on a pro rata basis, an aggregate principal amount of notes and such other Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the notes and such other Indebtedness plus, in each case, accrued interest (if any) to the Payment Date.
Repurchase of Notes upon a Change of Control
     FelCor LP must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest (if any) to the Payment Date. Any required Offer to Purchase must be effected in compliance with applicable securities laws.
     There can be no assurance that FelCor LP will have available, or be able to raise, sufficient funds at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the Change of Control covenant (as well as any covenant that may be contained in other securities of FelCor LP or FelCor that might be outstanding at the time). The above covenant requiring FelCor LP to repurchase the notes will, unless consents are obtained, require FelCor LP to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.
SEC Reports and Reports to Holders
     Whether or not FelCor LP or FelCor is then required to file reports with the SEC, FelCor LP and FelCor shall file with the SEC all such reports and other information as they would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if they were subject thereto; provided that, if filing such documents by FelCor LP or FelCor with the SEC is not permitted under the Exchange Act, FelCor LP or FelCor shall provide such documents to the trustee and upon written request supply copies of such documents to any prospective holder; provided, further, that if the rules and regulations of the SEC permit FelCor LP and FelCor to file combined reports or information pursuant to the Exchange Act, FelCor LP and FelCor may file combined reports and information. FelCor LP and FelCor shall supply the trustee and each holder or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information.
Events of Default
     Events of Default under the indenture include the following:
     (1) default in the payment of principal of, or premium, if any, on any note when they are due and payable at maturity, upon acceleration, redemption or otherwise;
     (2) default in the payment of interest on any note when they are due and payable, and such default continues for a period of 30 days;
     (3) default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of FelCor LP and FelCor or the failure by FelCor LP to make or consummate an Offer to Purchase in accordance with the “Limitations on Asset Sales” or “Repurchase of Notes upon a Change of Control” covenants;
     (4) FelCor LP or FelCor defaults in the performance of or breaches any other covenant or agreement of FelCor LP or FelCor in the indenture or under the notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the notes;
     (5) there occurs with respect to any issue or issues of Indebtedness of FelCor LP or FelCor or any Significant Subsidiary having an outstanding principal amount of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,
•	an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

•	the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;
     (6) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not covered by insurance):
•	shall be rendered against FelCor LP or FelCor or any Significant Subsidiary and shall not be paid or discharged, and

•	there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
     (7) a court having jurisdiction in the premises enters a decree or order for:
•	relief in respect of FelCor LP or FelCor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

•	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of FelCor LP or FelCor or any Significant Subsidiary or for all or substantially all of the property and assets of FelCor LP or FelCor or any Significant Subsidiary, or

•	the winding up or liquidation of the affairs of FelCor LP or FelCor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;
     (8) FelCor LP or FelCor or any Significant Subsidiary:
•	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

•	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of FelCor LP or FelCor or Significant Subsidiary or for all or substantially all of the property and assets of FelCor LP or FelCor or any Significant Subsidiary,

•	effects any general assignment for the benefit of its creditors,
     (9) any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the indenture) or any Guarantor notifies the trustee in writing that it denies or disaffirms its obligations under its Note Guarantee; or
     (10) the repudiation by FelCor LP or FelCor of any of its obligations under any Collateral Document or the unenforceability of any Collateral Document against FelCor LP or FelCor if such unenforceability reasonably would be expected to result in a material adverse effect on the Liens granted pursuant to such Collateral Documents.
     If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to FelCor LP or FelCor) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to FelCor LP and FelCor (and to the trustee if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (5) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by FelCor LP, FelCor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.
     If an Event or Default specified in clause (7) or (8) above occurs with respect to FelCor LP or FelCor, the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding notes by written notice to FelCor LP, FelCor and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:
•	all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived, and

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.
     As to the waiver of defaults, see “—Modification and Waiver.”
     The holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes. A holder may not pursue any remedy with respect to the indenture or the notes unless:
     (1) the holder gives the trustee written notice of a continuing Event of Default;
     (2) the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;
     (3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;
     (4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and
     (5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.
     However, such limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.
     The indenture requires certain officers of FelCor LP and FelCor to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of FelCor LP and FelCor and their respective Restricted Subsidiaries and of their performance under the indenture and that FelCor LP and FelCor have fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. FelCor LP and FelCor will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture.
Consolidation, Merger and Sale of Assets
     Neither FelCor LP nor FelCor will merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into FelCor LP or FelCor unless:
     (1) FelCor LP or FelCor shall be the continuing Person, or the Person (if other than FelCor LP or FelCor) formed by such consolidation or into which FelCor LP or FelCor is merged or that acquired or leased such property and assets of FelCor LP or FelCor shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of FelCor LP or FelCor on the notes and under the indenture;
     (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
     (3) immediately after giving effect to such transaction on a pro forma basis FelCor LP or FelCor, or any Person becoming the successor obligor of the notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraphs (1), (2) and (3) of the “Limitation on Indebtedness” covenant; provided that this clause (3) shall not apply to a consolidation or merger among Wholly Owned Restricted Subsidiaries of FelCor or FelCor LP with or into one or more Wholly Owned Restricted Subsidiaries or of one or more Wholly Owned Subsidiaries with or into FelCor or FelCor LP; provided that, in connection with any such merger or consolidation, no consideration (other than Capital Stock (other than Disqualified Stock) in the surviving Person or FelCor LP or FelCor) shall be issued or distributed to the holders of Capital Stock of FelCor LP or FelCor; and
     (4) FelCor LP or FelCor delivers to the trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided that clause (3) above does not apply if, in the good faith determination of the Board of Directors of FelCor LP or FelCor, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of FelCor LP or FelCor; and provided, further, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.
Defeasance
     Defeasance and Discharge. The indenture provides that FelCor LP, FelCor and the Subsidiary Guarantors will be deemed to have paid and will be discharged from any and all obligations in respect of the notes or any Subsidiary Guarantee on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the notes (except for, among other things: certain obligations to register the transfer or exchange of the notes; to replace stolen, lost or mutilated notes; to maintain paying agencies and to hold monies for payment in trust) if, among other things:
     (1) FelCor LP has deposited with the trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes;
     (2) FelCor LP has delivered to the trustee:
     (A) either
•	an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of FelCor LP’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required, or

•	a ruling directed to the trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel, and
     (B) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;
     (3) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which FelCor LP, FelCor or any of their respective Restricted Subsidiaries is a party or by which FelCor LP, FelCor or any of their respective Restricted Subsidiaries are bound; and

     (4) if at such time the notes are listed on a national securities exchange, FelCor LP has delivered to the trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.
     Defeasance of Certain Covenants and Certain Events of Default. The indenture further provides that the provisions of the indenture will no longer be in effect with respect to clauses (3) and (4) under “Consolidation, Merger and Sale of Assets” and all the covenants described herein under “Covenants,” clause (3) under “Events of Default” with respect to such clauses (3) and (4) under “Consolidation, Merger and Sale of Assets,” clause (4) under “Events of Default” with respect to such other covenants and clauses (5) and (6) under “Events of Default” shall be deemed not to be Events of Default upon, among other things:
     (1) the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the indenture and the notes;
     (2) the satisfaction of the provisions described in clauses (2)(B), (3) and (4) of the preceding paragraph titled “Defeasance and Discharge;” and
     (3) the delivery by FelCor LP to the trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.
     Defeasance and Certain Other Events of Default. In the event FelCor LP exercises its option to omit compliance with certain covenants and provisions of the indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, FelCor LP, FelCor and the Subsidiary Guarantors will remain liable for such payments.
Modification and Waiver
     Subject to certain limited exceptions, modifications and amendments of the indenture or Collateral Documents may be made by FelCor LP, FelCor and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes (except that any amendment or supplement to the provisions relating to Collateral shall require consents from holders of not less than 66-2/3% of the aggregate principal amount of the outstanding notes); provided that no such modification or amendment may, without the consent of each holder affected thereby:
     (1) change the Stated Maturity of the principal of, or any installment of interest on, any note,
     (2) reduce the principal amount of, or premium, if any, or interest on, any note,
     (3) change the place of payment of principal of, or premium, if any, or interest on, any note,
     (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note,
     (5) reduce the above-stated percentages of outstanding notes the consent of whose holders is necessary to modify or amend the indenture,
     (6) waive a default in the payment of principal of, premium, if any, or interest on the notes,
     (7) voluntarily release a Guarantor of the notes, or

     (8) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.
No Personal Liability of Incorporators, Partners, Stockholders, Officers, Directors, or Employees
     The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of FelCor LP or FelCor in the indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, stockholder, officer, director, employee or controlling person of FelCor LP, FelCor or the Subsidiary Guarantors or of any successor Person thereof. Each holder, by accepting the notes, waives and releases all such liability.
Concerning the Trustee
     The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
     The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of FelCor LP or FelCor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.
Book Entry; Delivery and Form
     The certificates representing the new notes will be issued in fully registered form without interest coupons. Old notes sold in offshore transactions in reliance on Regulation S under the Securities Act are represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each a “Old Regulation S Global Note”) and were deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Clearstream Banking Société Anonymé, formerly Cedel Bank (“Clearstream Luxembourg”). Old notes sold in reliance on Rule 144A are represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each a “Old 144A Global Note,” and together with the Old Regulation S Global Note, the “Old Global Notes”) and were deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC. The new notes issued in the exchange for the Old Global Notes will be issued in the form of one or more new global notes (the “New Global Notes”) and will be deposited with the trustee as custodian for, and registered in the name of a nominee of, DTC.
     Ownership of beneficial interests in a New Global Note will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a New Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a New Global Note directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.
     So long as DTC, or its nominee, is the registered owner or holder of a New Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such New Global Note for all purposes under the indenture and the notes. No beneficial owner of an interest in a New Global Note will be able to transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream Luxembourg.
     Payments of the principal of, premium (if any) and interest on, a New Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither FelCor LP, FelCor, any Subsidiary Guarantor,

the trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a New Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a New Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such New Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such New Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the New Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.
     DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a New Global Note are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the applicable New Global Note for new certificated notes (“New Certificated Notes”), which it will distribute to its participants.
     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).
     Although DTC, Euroclear and Clearstream Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither FelCor LP, FelCor, any Subsidiary Guarantor, nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
     If DTC is at any time unwilling or unable to continue as a depositary for the Old Global Notes or New Global Notes and a successor depositary is not appointed by FelCor LP within 90 days, FelCor LP will issue New Certificated Notes, which, in the case of Old Global Notes, may bear a legend with respect to the restrictions on transfer thereof, in exchange for the Old Global Notes and the New Global Notes. Holders of interests in an Old Global Note or a New Global Note may receive New Certificated Notes, which, in the case of Old Global Notes, may bear a legend with respect to the restrictions on transfer thereof, in accordance with the DTC’s rules and procedures in addition to those provided for under the indenture.
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     The following general discussion summarizes the material United States federal income tax aspects of the exchange offer to holders of the old notes, and the material United States federal income tax aspects of the ownership and disposition of the new notes by the holders. This discussion is for general information only and does not consider all aspects of the exchange offer that might impact owners of the old notes in light of their personal circumstances. This discussion is addressed only to holders who purchased the old notes upon their initial issuance at the notes’ initial offering price and deals only with notes held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. “Capital assets” are generally property held for investment and not for sale to customers in the ordinary course of a trade or business. This discussion also does not address the United States federal income tax consequences to holders subject to special treatment under the United States federal income tax laws, such as dealers in securities, commodities or foreign currency, tax-exempt entities, banks, thrifts, financial institutions, insurance companies, pension or other employee benefit plans, regulated investment companies, real estate investment trusts, United States expatriates, traders in securities that elect to use the mark-to-market method of accounting for their securities holdings, persons deemed to sell the notes under the constructive sale provisions of the Code, persons that hold the old notes as part of a “straddle,” a “hedge” against currency risk or a “conversion transaction,” persons that have a “functional currency” other than the United States dollar, holders subject to the alternative minimum tax, and investors in partnerships or other pass-through entities. If a partnership (including any entity treated as a partnership for United States tax purposes) is a beneficial owner of the notes, the tax treatment of a partner in the partnership will generally depend upon the status and activities of the partner and the status and activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes. In addition, this discussion does not address any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.
     This discussion is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations thereunder, Internal Revenue Service, or IRS, rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as in effect on the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect the tax consequences described below. We have not sought, and will not seek, any rulings or opinions from the IRS or counsel with respect to the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the exchange offer that are different from those discussed in this prospectus.
     In certain circumstances, we may be obligated to pay you amounts in excess of the stated interest and principal payable on the notes. The obligation to make such payments, including additional interest and redemption premiums payable in certain circumstances, may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” If the new notes were deemed to be contingent payment debt instruments, holders might, among other things, be required to treat any gain recognized on the sale or other disposition of a new note as ordinary income rather than as capital gain, and the timing and amount of income inclusion could be different from the consequences discussed herein. We intend to take the position that the likelihood that such payments will be made is remote and/or that such payments are incidental and, therefore, the new notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on a holder unless such holder explicitly discloses on a statement attached to such holder’s timely filed United States Federal income tax return for the taxable year that includes the acquisition date of the new note that such holder’s determination is different. It is possible, however, that the IRS may take a contrary position from that described above, in which case the tax consequences to a holder could differ materially and adversely from those described below. The remainder of this disclosure assumes that the new notes will not be treated as contingent payment debt instruments.
     THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
     TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT; (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE

RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH FELCOR’S PROMOTION OR MARKETING OF THE NOTES; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
Exchange Offer
     The exchange of old notes for new notes pursuant to the exchange offer should not constitute a taxable exchange. As a result, a holder (1) should not recognize taxable gain or loss as a result of exchanging old notes for new notes pursuant to the exchange offer, (2) the holding period of the new notes should include the holding period of the old notes exchanged for the new notes and (3) the adjusted tax basis of the new notes should be the same as the adjusted tax basis of the old notes exchanged for the new notes immediately before the exchange.
Taxation of United States Holders After the Exchange
     The following is a summary of certain material United States federal tax aspects of the ownership and disposition of the notes that will apply to you if you are a United States holder of the new notes after the exchange. Certain United States federal income tax aspects of the ownership and disposition of the notes to “Non-United States holders” of the notes after the exchange are described under “—Taxation of Non-United States Holders After the Exchange” below. “United States holder” means a beneficial owner of a note that is for federal income tax purposes:
•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.
Payments of Interest
     The notes should constitute “variable rate debt instruments” and the interest payments on the notes should be considered “qualified stated interest” under Section 1.1275-5 of the Treasury Regulations. Therefore, stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrues in accordance with your method of accounting for U.S. federal income tax purposes.
Disposition of Notes
     Upon the sale, exchange, redemption or other disposition of a note, you generally will recognize taxable gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (ii) your adjusted tax basis in the note. A United States holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder.
     Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the United States holder’s holding period for the note is more than 12 months. For United States holders other than corporations, preferential tax rates may apply to such long-term capital gain. The deductibility of capital losses by United States holders is subject to limitations.
Information Reporting and Backup Withholding
     In general, information reporting requirements will apply to payments of principal and interest on and the proceeds of sales of notes unless you are an exempt recipient. A backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the Internal Revenue Service that payments to you are subject to backup withholding.
     Any amounts withheld under the backup withholding rules will generally be allowable as a refund or a credit against your United States federal income tax liability provided the required information is properly furnished to the Internal Revenue Service on a timely basis.
Taxation of Non-United States Holders After the Exchange
     The following is a summary of certain material United States federal income tax aspects of the ownership and disposition of notes that will apply to you if you are a non-United States holder of notes after the exchange. The term “non-United States holder” means a beneficial owner of a note that is, for United States federal income tax purposes, a nonresident alien or a foreign corporation, estate or trust that is not a United States holder.
     Special rules may apply to certain non-United States holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies.” Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.
Payment of Interest
     The 30% United States federal withholding tax will not apply to any payment to you of interest on a note provided that:
•	such interest is not effectively connected with your conduct of a United States trade or business;

•	you do not actually or constructively own 10% or more of the capital or profits interest in FelCor LP within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to FelCor LP;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on an Internal Revenue Service Form W-8BEN) or (b) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on your behalf certifies, to us or the paying agent, under penalties of perjury, that it has received Internal Revenue Service Form W-8BEN from you or from another qualifying financial institution intermediary, and provides a copy to us or the paying agent of such form. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.
     If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.
     If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax provided the certification requirement described above is met) in generally the same manner as if you were a United States holder, except as otherwise provided by an applicable tax treaty. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Sale, Exchange or Other Taxable Disposition of Notes
     Any gain realized upon the sale, exchange or other taxable disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to United States federal income tax unless:
•	that gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.
     A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale generally in the same manner as a United States holder unless an applicable tax treaty provides otherwise. If such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States.
Information Reporting and Backup Withholding
     The amount of interest paid to you on the note and the amount of tax withheld, if any, will generally be reported to you and the IRS. Under the provisions of certain United States income tax treaties and other applicable agreements, copies of these information returns may be available to the tax authorities of the country in which you reside. You will generally not be subject to backup withholding with respect to interest payments that we make to you provided that you have made appropriate certifications as to your foreign status, or you otherwise establish an exemption.
     You will generally not be subject to backup withholding or information reporting with respect to any payment of principal or the proceeds of the sale of a note effected outside the United States by a foreign office of a foreign “broker” (as defined in applicable Treasury Regulation), provided that such broker:
•	derives less than 50% of its gross income for certain periods from the conduct of a trade or business in the United States,

•	is not a controlled foreign corporation for United States federal income tax purposes, and

•	is not a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.
     You will be subject to information reporting, but not backup withholding, with respect to any payment of principal or the proceeds of a sale of a note effected outside the United States by a foreign office of any other broker unless such broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption. You will be subject to backup withholding and information reporting with respect to any payment of principal or the proceeds of a sale of a note effected by the United States office of a broker unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption.
     Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against your United States federal income tax liability provided the required information is properly furnished to the Internal Revenue Service on a timely basis.
     THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE TAX CONSIDERATIONS DISCUSSED ABOVE IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, INCLUDING THE EFFECTS OF CHANGES IN SUCH LAWS.

PLAN OF DISTRIBUTION
     We are not utilizing any underwriters for this exchange offer.
     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
     We will not receive any proceeds from any sales of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of these new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver, or by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
     We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of old notes, including any broker-dealers, and specified parties related to these holders, against specified liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
     Certain legal matters with respect to the legality of the new notes will be passed upon for FelCor and FelCor LP by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.
EXPERTS
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Reports on Form 10-K of FelCor and FelCor LP for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Questions and requests for additional copies of this prospectus should be directed to the exchange agent as follows:
U.S. Bank National Association
Attention: Specialized Finance Department
60 Livingston Ave.
EP-MN-WS3C
St. Paul, Minnesota 55107-2292
Telephone: (800) 934-6802
Facsimile: (651) 495-8158
We have not authorized anyone to give you any information or to make any representations about the transactions we discussed in this prospectus other than those contained in this prospectus or in the documents we incorporate by reference. If you are given any information or representations about these matters that is not discussed or incorporated in this prospectus, you must not rely on that information. This prospectus is not an offer to sell, or a solicitation of an offer to buy, securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus or the securities offered by this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus or in the documents we incorporate by reference is correct after this date.
Until [                    , 2007], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
Offer to Exchange
All Outstanding
Senior Secured Floating Rate Notes
due 2011
For
Registered Senior Secured Floating
Rate Notes
due 2011
FelCor Lodging
Limited Partnership
Prospectus
March [___], 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers
     Section 6.7 of the Second Amended and Restated Agreement of Limited Partnership of FelCor Lodging Limited Partnership (“FelCor LP”), as amended (the “Partnership Agreement”), provides that, to the fullest extent permitted by law, but subject to the limitations expressly provided in the Partnership Agreement, FelCor Lodging Trust Incorporated (“FelCor”), or its successor or assigns, in its capacity as the general partner of FelCor LP (the “General Partner”), and any person who is or was an officer or director of the General Partner shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil or criminal, administrative or investigative, in which any such party may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the General Partner, or any of its affiliates, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, or any of its affiliates or (iii) a person serving at the request of the Partnership in another entity in a similar capacity; provided, that in each case such party acted in good faith, in a manner which such party believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification pursuant to Section 6.7 shall be made only out of the Partnership assets.
     The charter of FelCor, generally, limits the liability of FelCor’s directors and officers to FelCor and the shareholders for money damages to the fullest extent permitted, from time to time, by the laws of the State of Maryland. The Maryland General Corporation Law (“MGCL”) authorizes Maryland corporations to limit the liability of directors and officers to the corporation and its stockholders for money damages except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit actually received or (ii) to the extent that a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
     The charter also provides, generally, for the indemnification of, and advance of expense on behalf of, directors and officers, among others, to the fullest extent permitted by Maryland law. The MGCL authorizes Maryland corporations to indemnify present and past directors and officers of the corporation or of another corporation for which they serve at the request of the corporation against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in respect of which the person is adjudicated to be liable to the corporation), in which they are made parties by reason of being or having been directors or officers, unless it is proved that (i) the act or omission of the person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the person actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful. The MGCL also provides that, unless limited by the corporation’s charter, a corporation shall indemnify present and past directors and officers of the corporation who are successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against reasonable expenses (including attorneys’ fees) incurred in connection with the proceeding. FelCor’s charter does not limit the extent of this indemnity.
     An indemnification agreement has been entered into between FelCor and (1) each of the directors of the Company; and (2) each Executive Vice President and certain Senior Vice Presidents of FelCor (each, an “Indemnitee”). The rights of an Indemnitee under the Indemnification Agreement complement any rights the Indemnitee may already have under FelCor’s charter or bylaws, under Maryland law or otherwise. The Indemnification Agreement requires FelCor to indemnify and advance expenses and costs incurred by the

Indemnitee in connection with any claims, suits or proceedings arising as a result of the Indemnitee’s service as an officer or director of FelCor.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Securities Act”) may be permitted to directors and officers of FelCor pursuant to the foregoing provisions or otherwise, FelCor has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
     FelCor may purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above. The MGCL authorizes Maryland corporations to purchase and maintain insurance for former or existing directors or officers of the corporation against any liability assisted against and incurred by such person in that capacity or arising out of such person’s position, whether or not the corporation would have the power to indemnify against liability under the MGCL. FelCor’s charter does not limit this authority to obtain insurance.
Item 21. Exhibits
     (a) Exhibits

Exhibit
Number	Description of Exhibit

3.1	Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of December 31, 2001 (filed as Exhibit 10.1 to FelCor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (the “2001 Form 10-K”), and incorporated herein by reference.)

3.1.1	First Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated April 1, 2002 (filed as Exhibit 10.1.1 to FelCor’s Form 8-K dated April 1, 2002, and filed on April 4, 2002, and incorporated herein by reference).

3.1.2	Second Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated August 31, 2002 (filed as Exhibit 10.1.2 to FelCor’s Annual Report of Form 10-K for the fiscal year ended December 31, 2002 (the “2002 Form 10-K”) and incorporated herein by reference).

3.1.3	Third Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated October 1, 2002 (filed as Exhibit 10.1.3 to the 2002 Form 10-K and incorporated herein by reference).

3.1.4	Fourth Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of July 1, 2003 (filed as Exhibit 10.1.4 to FelCor’s Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference).

3.1.5	Fifth Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of April 2, 2004 (filed as Exhibit 10.1.5 to FelCor’s Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference).

3.1.6	Sixth Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of August 23, 2004 (filed as Exhibit 10.1.6 to FelCor’s Form 8-K dated as of, and filed on, August 26, 2004, and incorporated herein by reference).

3.1.7	Seventh Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of April 7, 2005, which contains Addendum No. 4 to the Second Amended and Restated Agreement of Limited Partnership of FelCor Lodging Limited Partnership (filed as Exhibit 10.1.8 to FelCor’s Form 8-K, dated April 6, 2006, and filed on April 11, 2005, and incorporated herein by reference).

Exhibit
Number	Description of Exhibit

3.1.8	Eighth Amendment to Second Amended and Restated Agreement of Limited Partnership of FelCor LP, dated as of August 30, 2005 (filed as Exhibit 10.1.9 to FelCor’s Form 8-K, dated August 29, 2005, and filed September 2, 2005, and incorporated herein by reference).

4.1	Indenture, dated as of June 4, 2001, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein and SunTrust Bank, as Trustee (filed as Exhibit 4.9 to FelCor’s Form 8-K dated as of June 4, 2001, and filed June 14, 2001, and incorporated herein by reference).

4.1.1	First Supplemental Indenture, dated as of July 26, 2001, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein and SunTrust Bank, as Trustee (filed as Exhibit 4.4.1 to the Registration Statement on Form S-4 (Registration File No. 333-63092) of FelCor LP and the other co-registrants named therein and incorporated herein by reference).

4.1.2	Second Supplemental Indenture, dated October 1, 2002, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein and SunTrust Bank, as Trustee (filed as Exhibit 4.9.2 to the 2002 Form 10-K and incorporated herein by reference).

4.1.3	Third Supplemental Indenture, dated as of January 25, 2006, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein, the New Subsidiary Guarantors named therein and SunTrust Bank, as trustee (filed as Exhibit 4.9.3 to the 2005 Form 10-K and incorporated herein by reference).

4.1.4	Fourth Supplemental Indenture, dated as of December 31, 2006, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein, the New Subsidiary Guarantor named therein and U.S. Bank National Association, as successor to SunTrust Bank, as trustee (filed as Exhibit 4.8.4 to FelCor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 10-K”) and incorporated herein by reference).

4.2	Indenture dated October 31, 2006 by and among FelCor LP, FelCor, certain subsidiary guarantors named therein, FelCor Holdings Trust, as pledgor, and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to FelCor’s Form 8-K dated October 26, 2006, and filed on November 1, 2006, and incorporated herein by reference).

4.2.1	First Supplemental Indenture, dated as of December 31, 2006, by and among FelCor LP, FelCor, the Subsidiary Guarantors named therein, the New Subsidiary Guarantor named therein and U.S. Bank National Association, as trustee (filed as Exhibit 4.9.1 to the 2006 10-K and incorporated herein by reference).

10.32	Registration Rights Agreement dated October 31, 2006 by and among FelCor, FelCor LP, Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (filed as Exhibit 4.4 to FelCor’s Form 8-K dated October 26, 2006, and filed on November 1, 2006, and incorporated herein by reference).

5.1*	Opinion of Jenkens & Gilchrist, a Professional Corporation.

12.1*	Statements regarding Computation of Ratios.

23.1	Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on signature page).

25.1*	Statement of Eligibility of U.S. Bank National Association, as Trustee.

*	Filed herewith.

Item 22. Undertakings
     (a) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the Registrants’ annual reports pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (c) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Exchange Offer Registration through the date of responding to the request.
     (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Exchange Offer Registration Statement when it became effective.
     (e) The undersigned Registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
     (f) The Registrants undertake that every prospectus: (i) that is filed pursuant to paragraph (e) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 22nd day of March 2007.

FELCOR LODGING TRUST INCORPORATED, a Maryland corporation

FELCOR LODGING LIMITED PARTNERSHIP, a Delaware limited partnership (Co-Registrant)

By:	FelCor Lodging Trust Incorporated,
its General Partner

By:	/s/ JONATHAN H. YELLEN
Jonathan H. Yellen Executive Vice President,
Secretary and General Counsel

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints each of Richard A. Smith and Jonathan H. Yellen, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he or she might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS J. CORCORAN, JR.	Chairman of the Board and Director	March 22, 2007
Thomas J. Corcoran, Jr.

/s/ RICHARD A. SMITH.	President and Chief Executive Officer and Director	March 22, 2007
Richard A. Smith

/s/ ANDREW J. WELCH.	Executive Vice President and Chief Financial	March 22, 2007
Andrew J. Welch	Officer (Principal Financial Officer)

/s/ LESTER C. JOHNSON	Senior Vice President and Chief Accounting Officer	March 22, 2007
Lester C. Johnson	(Principal Accounting Officer)

/s/ MELINDA J. BUSH	Director	March 19, 2007
Melinda J. Bush

/s/ ROBERT F. COTTER	Director	March 21, 2007
Robert F. Cotter

/s/ RICHARD S. ELLWOOD	Director	March 22, 2007
Richard S. Ellwood

/s/ THOMAS C. HENDRICK	Director	March 17, 2007
Thomas C. Hendrick

/s/ DAVID C. KLOEPPEL	Director	March 22, 2007
David C. Kloeppel

/s/ CHARLES A. LEDSINGER	Director	March 22, 2007
Charles A. Ledsinger

/s/ ROBERT H. LUTZ, JR.	Director	March 19, 2007
Robert H. Lutz, Jr.

Robert A. Mathewson	Director	March ___, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 22nd day of March 2007.

FELCOR/CSS HOLDINGS, L.P.,
a Delaware limited partnership
By: FelCor CSS Hotels, L.L.C.,
its general partner
FELCOR/ST. PAUL HOLDINGS, L.P.
a Delaware limited partnership
By: FelCor/CSS Hotels, L.L.C.,
its general partner
FELCOR CANADA CO.
a Nova Scotia unlimited liability company
FELCOR HOTEL ASSET COMPANY, L.L.C.,
a Delaware limited liability company
FELCOR LODGING COMPANY, L.L.C.,
a Delaware limited liability company
FELCOR LODGING HOLDING COMPANY, L.L.C.,
a Delaware limited liability company
FELCOR OMAHA HOTEL COMPANY, L.L.C.,
a Delaware limited liability company
FELCOR PENNSYLVANIA COMPANY, L.L.C.,
a Delaware limited liability company
FELCOR TRS BORROWER 1, L.P.,
a Delaware limited partnership
By: FelCor TRS Borrower GP 1, L.L.C.,
its general partner
FELCOR TRS BORROWER 4, L.L.C.,
a Delaware limited liability company
FELCOR TRS GUARANTOR, L.P.
a Delaware limited partnership
By: FelCor TRS Guarantor GP, L.L.C.,
its general partner
FELCOR TRS HOLDINGS, L.P.,
a Delaware limited partnership
By: FelCor TRS I, L.L.C.,
its general partner
FHAC TEXAS HOLDINGS, L.P.,
a Texas limited partnership
By: FelCor Hotel Asset Company, L.L.C.,
its general partner
MYRTLE BEACH HOTELS, L.L.C.,
a Delaware limited liability company
(each a Co-Registrant)

By:	/s/ JONATHAN H. YELLEN
Jonathan H. Yellen Executive Vice President and General Counsel

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints each of Richard A. Smith and Jonathan H. Yellen, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes as he might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD A. SMITH	President, Chief Executive Officer and	March 22, 2007
Richard A. Smith	Manager/Director

/s/ JONATHAN H. YELLEN	Executive Vice President, General Counsel,	March 22, 2007
Jonathan H. Yellen	Secretary and Manager/Director

/s/ ANDREW J. WELCH	Executive Vice President, Chief Financial Officer,	March 22, 2007
Andrew J. Welch	Treasurer and Manager/Director (Principal Financial Officer)

/s/ LESTER C. JOHNSON	Senior Vice President and Chief Accounting Officer	March 22, 2007
Lester C. Johnson	(Principal Accounting Officer)

S-4